UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule
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INFORMATION REQUIRED IN PROXY STATEMENT
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T-Mobile
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2023
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS & PROXY STATEMENT
NEW ERA OF UN-CARRIER

DEAR STOCKHOLDERS, 2022 was an extraordinary growth year for our company, building on the strong momentum we created in 2021. We welcomed more customers to                in 2022 than any year in our history, proving that our focus on customers, and our strategy to deliver the best network, best value, and best experiences, are core to our success. We translated that growth into an industry-leading financial performance—including the highest rate of postpaid service revenue growth, core adjusted EBITDA growth, and free cash flow growth—all while continuing to integrate two distinct companies after the biggest and most successful merger in U.S. telecommunications history. While we took an early network lead in 5G a few years ago, independent network analysts for the first time have begun to award T-Mobile, based on our performance in 2022, top honors for our OVERALL network. As a team focused on providing products that make a difference for people—and possibly even change their lives—we broke down this industry’s biggest pain point: the false choice between a great deal and a great network product. Today, T-Mobile is uniquely positioned to deliver both, and our strong balance sheet, strong spectrum portfolio, and rapid execution position us to continue to have this distinction foryears to come. This same incredible network enabled us to bring the Un-carrier playbook to the broadband industry, where we’ve applied a relentless focus on delighting customers and eliminating their hassles. In the first full year since the commercial launch of T-Mobile 5G High-Speed Internet, we recorded 2 million net customer additions in 2022 (more than AT&T, Verizon, Comcast, and Charter COMBINED!), ending the year with 2.6 million customers. And along with growing our reach, we’re achieving best-in-class customer satisfaction scores that are 10 NPS points higher than fiber and more than 30 NPS points higher than cable! In addition to exceeding our business and financial goals in 2022, we continued working to build a more connected, sustainable future for all. We are taking on the digital divide with Project 10MiIlion, our $10.7 billion initiative to bring critical connectivity to underserved students nationwide. I’m proud to say that in just a few short years, we have provided $4.8 billion in products and services to connect more than 5.3 million students across the U.S. through Project 10Million and other education programs, providing no-cost access for students. We also committed to our most ambitious sustainability goal yet—to achieve net-zero emissions across our ENTIRE carbon footprint by 2040. In a year when the world around us was changing at a rapid pace, the Un-carrier dreamed big—and delivered our best year ever. And in 2023, we are positioned to build on that momentum as we pursue our mission of being the best in the world at connecting customers to their world. Sincerely, MIKE SIEVERT President and Chief Executive Officer April 28,2023

Notice of Annual Meeting of Stockholders

DATE: June 16, 2023	TIME: 8:00 a.m. PDT	LOCATION: Online only at www.virtualshareholder meeting.com/TMUS2023

AGENDA:

◾	Elect 13 director nominees named in the Proxy Statement to the Company’s Board of Directors;

◾	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023;

◾	Conduct an advisory vote to approve the compensation provided to the Company’s named executive officers for 2022;

◾	Conduct an advisory vote on the frequency of future advisory votes to approve the compensation provided to the Company’s named executive officers;

◾	Approve the T-Mobile US, Inc. 2023 Incentive Award Plan;

◾	Approve the T-Mobile US, Inc. Amended and Restated 2014 Employee Stock Purchase Plan; and

◾	Consider any other business that is properly brought before the Annual Meeting or any continuation, adjournment or postponement of the Annual Meeting.

Record Date: You can vote your shares if you were a stockholder of record at the close of business on April 17, 2023.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to virtually attend the Annual Meeting, please vote as soon as possible by internet, by telephone or by signing and returning your proxy card if you received a paper copy of the proxy card by mail.

The Annual Meeting will be held solely by means of remote communication, in a virtual only format. You can virtually attend the Annual Meeting at the meeting time by visiting www.virtualshareholdermeeting.com/TMUS2023 and entering the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card or on the instructions that accompany your proxy materials. The Annual Meeting will begin promptly at 8:00 a.m. PDT. Online check-in will begin at 7:45 a.m. PDT, and you should allow ample time for the online check-in procedures.

By hosting the Annual Meeting online, the Company is able to ensure the health and safety of its directors, officers, employees and stockholders. This approach also aligns with the Company’s broader sustainability goals. Attendance at the virtual Annual Meeting will provide you with the same rights to participate as you would have at an in-person meeting. Once admitted to the Annual Meeting, you may submit questions, vote or view our list of stockholders by following the instructions that will be available on the meeting website.

By Order of the Board of Directors, Timotheus Höttges Chairman of the Board of Directors April 28, 2023	Broady R. Hodder Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 16, 2023

The Proxy Statement and Annual Report to Stockholders are available at

https://t-mobile.com/Proxy2023 and https://www.proxyvote.com.

Cautionary Statement Regarding Forward-Looking Statements

This Proxy Statement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including information concerning our future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could” or similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause actual results to differ materially from the forward-looking statements, including unexpected delays, difficulties, and expenses in executing against our environmental, climate, diversity and inclusion or other “Environmental, Social, and Governance (ESG)” targets, goals and commitments outlined in this document, including, but not limited to, our efforts to reduce our greenhouse gas emissions, as well as changes in laws or regulations affecting us, such as changes in cybersecurity, data privacy, environmental, safety and health laws, and other risks as disclosed in our most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”). Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. T-Mobile does not undertake, and expressly disclaims any duty, to update any statements contained herein, whether as a result of new information, new developments, or otherwise, except to the extent that disclosure may be required by law. In addition, some of the statements contained in this Proxy Statement may rely on third-party information and projections that management believes to be reputable; however, T-Mobile does not independently verify or audit this information, and any inaccuracies or deviations in such information and projections may materially impact our ability to execute on our strategy, achieve our goals, or otherwise adversely impact our business.

This Proxy Statement contains ESG-related statements based on hypothetical scenarios and assumptions as well as estimates that are subject to a high level of uncertainty, and these statements should not necessarily be viewed as being representative of current or actual risk or performance, or forecasts of expected risk or performance. In addition, historical, current, and forward-looking environmental and social-related statements may be based on standards for measuring progress that are still developing, and internal controls and processes that continue to evolve. For example, our disclosures based on existing standards may change due to revisions in framework requirements, availability of information, changes in our business or applicable government policies, or other factors which may be beyond our control. Forward-looking and other statements in this document may also address our corporate responsibility and sustainability progress, plans, and goals. Our inclusion of such ESG-related information herein or in other documents is not necessarily “material” under the federal securities laws for SEC reporting purposes, even if we use the word “material” or “materiality” in relation to those statements, but is informed by various ESG standards and frameworks (including standards for the measurement of underlying data), and the interests of various stakeholders. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

Proxy Statement Summary	1

Corporate Governance at T-Mobile	5

About the Board of Directors	6

Annual Board and Committee Evaluations	8

How to Communicate with our Board	8

Board Committees and Related Matters	9

Risk Oversight	13

Director Compensation	15

Director Nomination, Selection and Qualifications	16

Environmental, Social, and Governance Practices	20

Proposal 1 - Election of Directors	28

Executive Officers	36

Proposal 2 - Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2023	38

Changes in Certifying Accountant	38

Required Vote	38

Pre-Approval Process	39

Fees Paid to PricewaterhouseCoopers LLP	39

Fees Paid to Deloitte & Touche LLP	39

Audit Committee Report	40

Proposal 3 - Advisory Vote to Approve the Compensation Provided to the Company’s Named Executive Officers for 2022	41

Required Vote	41

Executive Compensation	42

Compensation Discussion and Analysis	42

Compensation Committee Report	54

Executive Compensation Tables	55

Pay Ratio	69

Pay Versus Performance	70

Proposal 4 - Advisory Vote on the Frequency of Future Advisory Votes to Approve the Compensation Provided to the Company’s Named Executive Officers	72

Required Vote	72

Proposal 5 - Approval of T-Mobile US, Inc. 2023 Incentive Award Plan	73

Background	73

Stockholder Approval	73

Reasonable Equity Dilution and Key Historical Equity Metrics	73

Material Terms of the Plan	74

Federal Income Tax Consequences of the Plan	77

Stock Price	78

New Plan Benefits	78

Required Vote	78

Equity Compensation Plan Information	79

THIS SUMMARY HIGHLIGHTS INFORMATION YOU WILL FIND IN THIS PROXY STATEMENT. AS IT IS ONLY A SUMMARY, PLEASE REVIEW THE COMPLETE PROXY STATEMENT BEFORE YOU VOTE.

Annual Meeting Information
	DATE AND TIME: June 16, 2023 at 8:00 a.m. PDT	LOCATION: Online only at www.virtualshareholder meeting.com/TMUS2023	RECORD DATE: April 17, 2023	PROXY MAIL DATE: On or about April 28, 2023

How to Vote	BY INTERNET: Visit the website listed on your proxy card	BY PHONE: Call the telephone number on your proxy card	BY MAIL: Sign, date and return your proxy card in the enclosed envelope	AT THE ANNUAL MEETING: Vote electronically at the virtual Annual Meeting

Voting:	Each share of common stock is entitled to one vote for each director nominee and one vote for the other proposals to be voted on.

Admission:	You can virtually attend the Annual Meeting at the meeting time by visiting www.virtualshareholdermeeting.com/TMUS2023 and entering the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card or on the instructions that accompany your proxy materials. The Annual Meeting will begin promptly at 8:00 a.m. PDT. Online check-in will begin at 7:45 a.m. PDT, and you should allow ample time for the online check-in procedures.

Annual Meeting Agenda and Vote Recommendations:

Matter		Board Vote Recommendation	Page Reference (for more details)

Proposal 1	Election of Directors	FOR	28

Proposal 2	Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2023	FOR	38

Proposal 3	Advisory Vote to Approve the Compensation Provided to the Company’s Named Executive Officers for 2022	EVERY THREE YEARS	41

Proposal 4	Advisory Vote on the Frequency of Future Advisory Votes to Approve the Compensation Provided to the Company’s Named Executive Officers	FOR	72

Proposal 5	Approval of T-Mobile US, Inc. 2023 Incentive Award Plan	FOR	73

Proposal 6	Approval of T-Mobile US, Inc. Amended and Restated 2014 Employee Stock Purchase Plan	FOR	82

In this Proxy Statement, “we,” “our,” “us,” “T-Mobile” and the “Company” refer to T-Mobile US, Inc. as a standalone company prior to April 1, 2020, the date we completed the Sprint Combination (as defined below), and after April 1, 2020, refer to the combined company as a result of the Sprint Combination. “Annual Meeting” refers to the 2023 Annual Meeting of Stockholders. We first made this Proxy Statement and form of proxy card available to stockholders on or about April 28, 2023.

⬛ PROXY STATEMENT 2023	1

Proxy Statement Summary

Good Corporate Governance Practices

Governance is real at T-Mobile. We became a publicly traded company in 2013 with a significant stockholder, Deutsche Telekom AG (“Deutsche Telekom”) following a business combination with MetroPCS Communications, Inc. (the “Metro Combination”). On April 1, 2020, we completed the merger with Sprint Corporation (“Sprint”) in an all-stock transaction (the “Sprint Combination” or the “Merger”). Immediately after the Sprint Combination, we had two significant stockholders, Deutsche Telekom and SoftBank Group Corp. (“SoftBank”). In connection with the Sprint Combination, on April 1, 2020, Deutsche Telekom and SoftBank entered into a Proxy, Lock-up and ROFR Agreement (the “SoftBank Proxy Agreement”), and on June 22, 2020, Deutsche Telekom, Marcelo Claure and Claure Mobile LLC (“Claure Mobile”), a Delaware limited liability company wholly owned by Mr. Claure, entered into a Proxy, Lock-up and ROFR Agreement (the “Claure Proxy Agreement” and together with the SoftBank Proxy Agreement, the “Proxy Agreements”). As a result of the Proxy Agreements, as of March 31, 2023, Deutsche Telekom has voting control over approximately 54.0% of the outstanding T-Mobile common stock, including approximately 0.4% and 3.3% shares of the outstanding T-Mobile common stock held by Claure Mobile and SoftBank, respectively.

Deutsche Telekom has the right to designate 10 of our directors. As a result, we have stockholder representation on our Board. The Nominating and Corporate Governance Committee has the right to designate three of our directors, all of whom are independent based on the applicable NASDAQ and SEC rules. Directors approach each Board decision with a mindset that is intellectually independent from management. In addition, our Board has structured our corporate governance program to promote the long-term interest of stockholders, strengthen the Board’s and management’s accountability and help build public trust in the Company.

Unclassified Board and Annual Election of Directors

Annual Board and Committee Self-Evaluations

13 Director Nominees

No Poison Pill

Separation of Chairman and Chief Executive Officer Roles

Stockholder Right to Call Special Meeting and Act by Written Consent

Lead Independent Director

Anti-Hedging, Anti-Short Sale and Anti-Pledging Policies

Independent Chairs of the Audit, Compensation and Nominating and Corporate Governance Committees

Executive Compensation Driven by Pay for Performance

Regular Executive Sessions of Independent Directors

Stock Ownership Guidelines for Executive Officers and Directors

Comprehensive Risk Oversight by the Board and its Committees

Clawback Policy to Recapture Incentive Payments

2	PROXY STATEMENT 2023 ⬛

Proxy Statement Summary

T-MOBILE DELIVERS INDUSTRY-LEADING CUSTOMER, POSTPAID SERVICE REVENUE AND CASH FLOW GROWTH IN 2022

Our differentiated growth strategy drove industry-best growth in postpaid net account additions of 1.4 million1, postpaid net customer additions of 6.4 million and High Speed Internet net customer additions of 2.0 million in 2022. We ended 2022 with a record high in total customers of 113.6 million.

Our record customer growth translated into industry-leading postpaid service revenue and cash flow growth in 2022. We ended 2022 with total service revenues of $61.3 billion, postpaid service revenues of $45.9 billion, net income of $2.6 billion, Core Adjusted EBITDA of $26.4 billion, net cash provided by operating activities of $16.8 billion and Free Cash Flow of $7.7 billion. We realized approximately $6.0 billion of synergies from the Sprint Combination in 2022.

We further extended our reputation for value while translating our 5G lead into overall network leadership for the first time, as noted by multiple third parties. At the end of 2022, our 5G network covered 325 million people (98% of Americans), and our super-fast Ultra Capacity 5G covered 263 million people nationwide.

Our stock price increased by 64.5% from April 1, 2020 (the closing date of the Sprint Combination) to December 31, 2022.

Core Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. Each of the non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with U.S. generally accepted accounting principles (“GAAP”). Reconciliations to the most directly comparable GAAP financial measures are provided in Appendix A to this Proxy Statement. Additionally, starting in the first quarter of 2023, we have renamed Free Cash Flow to Adjusted Free Cash Flow. This change in name did not result in any change to the definition or calculation of this non-GAAP financial measure.

1	AT&T Inc. historically does not disclose postpaid net account additions.

⬛ PROXY STATEMENT 2023	3

Proxy Statement Summary

Executive Compensation Highlights – Paying for Performance

Our executive compensation program is aligned with our business strategy and is designed to attract and retain top talent, reward short-term and long-term business results and exceptional individual performance, and, most importantly, maximize stockholder value.

KEY FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM

WHAT WE DO

Emphasis on pay for performance

Independent compensation consultant

Executive and director stock ownership guidelines

Clawback policy to recapture incentive payments

Use of multiple performance measures and caps on potential incentive payments

Substantial majority of target total compensation is variable

Use of executive compensation statements (“tally sheets”)

Annual risk assessment of compensation programs

WHAT WE DON’T DO

No excise tax gross ups

No guaranteed bonuses

No plans that encourage excessive risk taking

No single-trigger payments or vesting of equity awards upon a change in control

No significant perquisites

4	PROXY STATEMENT 2023 ⬛

T-Mobile is Committed to Good Corporate Governance

Our corporate governance practices and policies promote the long-term interests of our stockholders, strengthen the accountability of our Board and management and help build public trust.

Our Board has established a boardroom dynamic that encourages meaningful and robust discussions based on each director’s unique and diverse background, resulting in informed decision-making that seeks to maximize stockholder value and promotes stockholder interests. Directors exercise thorough oversight of decisions regarding the Company’s strategy and outlook. The Board regularly reviews developments in corporate governance and updates its practices and governance materials as it deems necessary and appropriate.

Key Governance Materials

Certificate of Incorporation
Bylaws
Corporate Governance Guidelines
Director Selection Guidelines
Stockholders’ Agreement
Charter for Each Board Committee
Code of Business Conduct
Code of Ethics for Senior Financial Officers
Environmental Policy
Human Rights Statement
Speak Up Policy (f.k.a. Whistleblower Protection Policy)
Supplier Code of Conduct

These documents are available under the “Governance” section of our website at http://investor.t-mobile.com or are included in our filings with the SEC. In addition, our key Privacy Notices are available on our website at https://www.t-mobile.com/privacy-center.

⬛ PROXY STATEMENT 2023	5

Corporate Governance at T-Mobile

About the Board of Directors

GOVERNANCE FRAMEWORK AND CODE OF BUSINESS CONDUCT

Our Board has adopted Corporate Governance Guidelines that, together with our certificate of incorporation, our bylaws and the Second Amended and Restated Stockholders’ Agreement we entered into with Deutsche Telekom and SoftBank on June 22, 2020 (the “Stockholders’ Agreement”), provide a framework for the effective governance of the Company.

The Board also adopted our Code of Business Conduct, which establishes the standards of ethical conduct applicable to our directors, officers and employees. In addition, we have a Code of Ethics for Senior Financial Officers. In the event of a waiver by the Board of any provisions of the Code of Business Conduct or Code of Ethics for Senior Financial Officers applicable to directors or executive officers or any amendment thereto, we will promptly disclose the Board’s actions on our website.

OUR BOARD

Our Board currently consists of 13 directors. One of the directors is currently employed by the Company. We are required to have a “National Security Director” pursuant to our national security commitments entered into in connection with the Sprint Combination. Letitia A. Long currently serves in such capacity. Pursuant to our certificate of incorporation and the Stockholders’ Agreement, Deutsche Telekom has certain rights to designate director nominees and to have such designees serve on the committees of the Board. See “Transactions with Related Persons and Approval—Transactions with Deutsche Telekom and SoftBank—Stockholders’ Agreement” for more information.

WE ARE A CONTROLLED COMPANY WITH CERTAIN EXEMPTIONS

Pursuant to the Proxy Agreements, Deutsche Telekom has voting control, as of March 31, 2023, over approximately 54.0% of the outstanding shares of our common stock (including approximately 0.4% and 3.3% of the outstanding shares of common stock held by Claure Mobile and SoftBank, respectively), and we are deemed a “controlled company” under the NASDAQ Stock Market LLC (“NASDAQ”) rules. These rules exempt “controlled companies,” like us, from certain corporate governance requirements, including: (i) that a majority of our Board be independent, (ii) that our Nominating and Corporate Governance Committee be composed entirely of independent directors, and (iii) that our Compensation Committee be composed entirely of independent directors.

DIRECTOR INDEPENDENCE

On an annual basis, our Board evaluates the independence of each director, including nominees for election to the Board, in accordance with NASDAQ rules and our Corporate Governance Guidelines. For certain types of relationships, NASDAQ rules require us to consider a director’s relationship with the Company, and also with any parent or subsidiary in a consolidated group with the Company, which includes Deutsche Telekom and its affiliates. Each of the following directors or director nominees is an “independent director” under NASDAQ rules and our Corporate Governance Guidelines:

⬛ Marcelo Claure ⬛ Srikant M. Datar* ⬛ Bavan M. Holloway*	⬛ Letitia A. Long ⬛ Teresa A. Taylor* ⬛ Kelvin R. Westbrook

*	The Board has determined that each member of the Audit Committee meets the heightened independence criteria applicable to audit committee members under NASDAQ and SEC rules.

BOARD LEADERSHIP

OUR CHAIRMAN AND OUR CHIEF EXECUTIVE OFFICER ROLES ARE SEPARATED

We believe that separating the roles of Chief Executive Officer and Chairman of the Board is appropriate for the Company and in the best interests of the Company and its stockholders at this time. Timotheus Höttges, Deutsche Telekom’s Chief Executive Officer, is the Chairman of the Board. Key responsibilities of our Chairman include:

◾	Managing the overall Board function

◾	Chairing all regular sessions of the Board

◾	Establishing the agenda for each Board meeting in consultation with the lead independent director, our Chief Executive Officer and other senior management, as appropriate

◾	Assisting in establishing, coordinating and reviewing the criteria and methods for evaluating, at least annually, the effectiveness of the Board and its committees

6	PROXY STATEMENT 2023 ⬛

Corporate Governance at T-Mobile

Absent any changes to the Stockholders’ Agreement, which will require Deutsche Telekom’s approval, the Company does not foresee a possibility that the Chairman of the Board and CEO roles will be filled by a single individual. The separation of the offices allows Mr. Höttges to focus on management of Board matters and allows our Chief Executive Officer to focus on managing our business. Additionally, we believe the separation of the roles ensures the objectivity of the Board in its management oversight role, specifically with respect to reviewing and assessing our Chief Executive Officer’s performance. The Board believes that the current leadership structure chosen by the Board is conducive to the Board’s role in risk oversight. The Company would engage with stockholders prior to the Board making a decision to combine the Chairman and Chief Executive Officer roles, and would promptly publicly disclose such a decision by the Board.

WE HAVE A LEAD INDEPENDENT DIRECTOR

Our Board has also chosen to appoint a lead independent director. The lead independent director has significant authority, provides leadership for our independent directors, and strengthens the Board’s oversight of the Company’s business. Teresa A. Taylor is our current lead independent director. She also serves as the Chair of Nominating and Corporate Governance Committee. Key responsibilities of our lead independent director include:

◾	Coordinating the activities of our independent directors

◾	Calling and presiding over the executive sessions of the independent directors

◾	Functioning as a liaison between the independent directors and the Chairman of the Board and/or the Chief Executive Officer

◾	Providing input on design of the Board

◾	Providing input on the flow of information to the Board, including the Board’s agenda and schedule

◾	Facilitating discussion among the independent directors on key issues and concerns outside of Board meetings, including with respect to risk management

◾	Chairing the annual stockholders’ meeting when the Chairman of the Board is not present

◾	When requested, representing the Board with internal and external audiences, including stockholders

BOARD MEETINGS AND DIRECTOR ATTENDANCE

Our Board meets regularly throughout the year. Committees typically meet the day prior to the Board meeting, and, depending on the schedule of the Board meeting, the Audit Committee holds additional meetings in connection with quarterly earnings releases. Directors are expected to attend all meetings of the Board and each committee on which they serve, as well as the Annual Meeting. At each regularly scheduled Board meeting (or more frequently if necessary), time is set aside for executive sessions where outside (non-management) directors meet without management present. In addition, our Corporate Governance Guidelines require the independent directors to meet at least twice each year in executive sessions, with the lead independent director presiding at such executive sessions.

◾	Our Board met five times during 2022

◾	Each director attended at least 75% of the total number of meetings of the Board and Board committees on which he or she served

◾	All directors who then served on the Board attended our 2022 annual meeting of stockholders

⬛ PROXY STATEMENT 2023	7

Corporate Governance at T-Mobile

Annual Board and Committee Evaluations

The Nominating and Corporate Governance Committee oversees the annual Board and committee self-evaluation process. In 2022, the Committee engaged an outside consultant to coordinate and provide insight on the annual self-evaluation process.

THE BOARD IS COMMITTED TO A COMPREHENSIVE SELF-EVALUATION PROCESS TO REVIEW THE BOARD’S AND EACH COMMITTEE’S OVERALL EFFECTIVENESS.

BOARD EVALUATION PROCESS

STEP 1

BEGIN EVALUATION PROCESS

The Chair of the Nominating and Corporate Governance Committee initiates, with the assistance of the Corporate Secretary, the annual evaluation process by engaging an outside evaluation consultant.

STEP 2

EVALUATION

Working closely with management, the outside consultant distributes comprehensive questionnaires to each director soliciting feedback on the Board's and each relevant committee's effectiveness, covering topics such as:

- ✓ Strategic Oversight
- ✓ Scope & Content of Presentations
- ✓ Risk Management
- ✓ Succession Planning

STEP 3

ANALYSIS

The outside consultant reviews the responses and prepares an executive summary for the Board and each committee, which includes an overview of director responses and guidance on any material issues. The Chair of the Nominating and Corporate Governance Committee reviews the reports together with management and works directly with the consultant to evaluate the findings.

STEP 4

RESULTS AND FINDINGS

The Nominating and Corporate Governance chair, with assistance from the outside consultant, presents the results and findings to the Board. Each committee reviews the committee results and findings.

STEP 5

FOLLOW UP

Results requiring additional consideration are addressed at subsequent board and committee meetings and reported back to the Board, where appropriate.

How to Communicate With Our Board

You may contact the Chairman of the Board, the Board as a whole, the lead independent director, or any individual director as follows:

T-Mobile US, Inc. The Board of Directors c/o Corporate Secretary 12920 SE 38th Street Bellevue, Washington 98006	After receipt, communications will generally be forwarded to the Chairman of the Board, the whole Board, the lead independent director or specific directors as the Corporate Secretary deems appropriate based on the content of, and the matters raised in, the communications. Communications that are unrelated to the duties and responsibilities of the Board or are unduly hostile, threatening, potentially illegal or similarly unsuitable will not be forwarded. Responses to letters and any communications that are excluded are maintained by the Company and are available to any director upon request.

8	PROXY STATEMENT 2023 ⬛

Corporate Governance at T-Mobile

Board Committees and Related Matters

Our Board has six standing committees: Audit, CEO Selection, Compensation, Executive, Nominating and Corporate Governance and Transaction. The CEO Selection and Transaction Committees were formed upon the Sprint Combination. The Board makes committee and committee chair assignments annually at its meeting immediately following the annual meeting of stockholders, although further changes may be made from time to time as deemed appropriate by the Board.

Each committee has a Board-approved charter, which is reviewed annually by the respective committee. Recommended changes, if any, are submitted to the Board for approval. Each committee may retain and compensate consultants or other advisors as necessary for it to carry out its duties, without consulting with or obtaining the approval of the Board or the Company. A copy of the charter for each standing committee can be found on the Investor Relations section of our website at http://investor.t-mobile.com by selecting “Governance Documents” under the “Governance” tab.

Chair: Srikant M. Datar Additional Members: Teresa A. Taylor Bavan Holloway Meetings Held in 2022: 11

Audit Committee

As more fully described in its charter, the primary responsibilities of the Audit Committee are to:

◾   Assist the Board in oversight of the integrity of the Company’s financial statements and the accounting and financial reporting processes, disclosure controls and procedures and internal audit functions

◾   Directly appoint, compensate and retain our independent auditor, including the evaluation of the independent auditor’s qualifications, performance and independence

◾   Pre-approve the retention of the independent auditor for all audit and such non-audit services as the independent auditor is permitted to provide the Company and approve the fees for such services

◾   Discuss and oversee the Company’s financial risk assessment and risk management

◾   Develop and oversee compliance with the Code of Ethics for Senior Financial Officers

◾   Establish procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters

◾   Review and approve all related person transactions pursuant to the Company’s Related Person Transaction Policy

Our Board has determined that each member of the Audit Committee meets all of the requirements for audit committee members under applicable NASDAQ rules, and each of Mr. Datar and Ms. Holloway is an “audit committee financial expert” as defined in applicable SEC rules.

⬛ PROXY STATEMENT 2023	9

Corporate Governance at T-Mobile

Compensation Committee

As more fully described in its charter, the primary responsibilities of the Compensation Committee are to:

◾   Review and approve the Company’s overall executive compensation philosophy and its programs, policies and practices regarding the compensation of its executive officers at least annually

◾   Review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives and determine and approve the Chief Executive Officer’s compensation

◾   Review and approve annual and long-term compensation for and all compensation arrangements to be entered into with the Company’s executive officers

◾   Oversee the development of succession plans for the Chief Executive Officer and senior management

◾   Assist the Board in reviewing the results of any stockholder advisory votes, or respond to other stockholder communications that relate to executive officer compensation, and consider whether to make or recommend adjustments to the Company’s policies and practices as a result of such votes or communications

◾   Review a report from management regarding potential material risks, if any, created by the Company’s compensation policies and practices

◾   Review and make recommendations to the Board with respect to compensation for non-employee members of the Board

◾   Review and make recommendations to the Board with respect to all Company equity compensation plans and oversee the administration of such plans

◾   The Section 16 Subcommittee has the authority to approve all equity or equity-based awards granted to the Company’s officers who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that if the Section 16 Subcommittee does not consist of at least two directors, the full Board shall have such authority.

Chair: Kelvin R. Westbrook Additional Members: Marcelo Claure Srinivasan Gopalan Christian P. Illek Raphael Kübler Meetings Held in 2022: 8 Section 16 Subcommittee: Kelvin R. Westbrook Marcelo Claure

Compensation Committee

THE COMPENSATION COMMITTEE HAS ENGAGED AN INDEPENDENT COMPENSATION CONSULTANT

The Compensation Committee has retained Mercer (a wholly owned subsidiary of Marsh & McLennan Companies, Inc.), a well-recognized employee benefits and compensation consulting firm, as its independent compensation consultant. Mercer assists the Compensation Committee in its evaluation of the compensation and benefits provided to the Chief Executive Officer and the other executive officers. Mercer generally attends Compensation Committee meetings at which executive officer compensation is discussed and provides information, research and analysis pertaining to executive compensation as requested by the Compensation Committee. Mercer also updates the Compensation Committee on market trends. During 2022, the aggregate fees for such services were approximately $321,000. In addition, Mercer provided services to the Company for investment and benefits consulting and retirement plan consulting, which services were approved by management. During 2022, the aggregate fees for such services were approximately $1,294,000.

∎  The Compensation Committee determined that Mercer is (and was, during 2022) independent and that its engagement does not (and did not, during 2022) present any conflicts of interest that would prevent Mercer from serving as an independent consultant to the Compensation Committee.

∎  Mercer also determined that it was independent from management and confirmed this in a written statement delivered to the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2022, the following individuals served on the Compensation Committee for all or part of the year: Messrs. Claure, Gopalan, Illek, Kübler, Westbrook and Wilkens. Mr. Wilkens ceased to be a member of the Board and the Compensation Committee on August 31, 2022. No member of the Compensation Committee who served during 2022 was an officer or employee of the Company or any of its subsidiaries during the year, was formerly a Company officer or had any relationship otherwise requiring disclosure as compensation committee interlock pursuant to Item 407(e)(4) of Regulation S-K.

10	PROXY STATEMENT 2023 ⬛

Corporate Governance at T-Mobile

Chair: Timotheus Höttges

Additional Members:

Marcelo Claure

Christian P. Illek

Thorsten Langheim

Teresa A. Taylor

Meetings Held in 2022: 0*

*Per the CEO Selection Committee’s

charter, the Committee meets as

often as it determines necessary

CEO Selection Committee

As more fully described in its charter, the primary responsibilities of the CEO Selection Committee are to:

◾   Select, appoint, hire, fire and recall from office the Chief Executive Officer of the Company

◾   Consult with SoftBank as required for certain decisions to fire and recall from office the Chief Executive Officer of the Company

Chair: Timotheus Höttges

Additional Members:

Marcelo Claure

Christian P. Illek

Raphael Kübler

Thorsten Langheim

G. Michael Sievert

Meetings Held in 2022: 0*

*Per the Executive Committee’s charter,

the committee meets as often as it

determines necessary

Executive Committee

As more fully described in its charter, the primary responsibilities of the Executive Committee are to:

◾   Monitor the Company’s operating performance relative to its operating objectives, strategy, plans and actions

◾   Provide management with feedback regarding the Company’s operating objectives, strategy, plans, and actions, as well as the Company’s operating performance

◾   Consider strategic operating goals, opportunities and risks

◾   Recommend changes to the Company’s operating objectives, strategy, plans, and actions for consideration by the Board, as appropriate

⬛ PROXY STATEMENT 2023	11

Nominating and Corporate Governance Committee

As more fully described in its charter, the primary responsibilities of the Nominating and Corporate Governance Committee are to:

◾   Subject to the terms of the Company’s certificate of incorporation and the Stockholders’ Agreement, review, approve and recommend for Board consideration director candidates based on the director selection guidelines then in effect, and advise the Board with regard to the nomination or appointment of such director candidates

◾   Periodically review and make recommendations to the Board regarding the appropriate size, role and function of the Board

◾   Develop and oversee a process for an annual evaluation of the Board and its committees

◾   Monitor the process for preparing agendas for, organizing and running Board meetings (including the occurrence of regular executive sessions) in coordination with the Chairman of the Board and Chief Executive Officer

◾   Recommend to the Board, as appropriate, the number, type, functions, and structure of committees of the Board, and the chairperson of each such committee

◾   Oversees director succession planning

◾   Develop and oversee compliance with the Code of Business Conduct for all employees, officers and directors

◾   Discuss the Company’s risk assessment and risk management policies, as well as annually review the implementation and effectiveness of our compliance and ethics programs

◾   Periodically review the Company’s report on political and charitable contributions and other environmental, sustainability, and corporate social responsibility matters

◾   Periodically review and consult with management on the Company’s data privacy and information security programs, including cybersecurity

◾   Periodically review the Company’s director orientation program and recommend changes, as appropriate

◾   Monitor, plan and support continuing education activities of the directors

◾   Develop, update as necessary and recommend to the Board corporate governance principles and policies

Chair: Teresa A. Taylor Additional Members: Dominique Leroy Letitia A. Long Meetings Held in 2022: 7

Transaction Committee

As more fully described in its charter, the primary responsibilities of the Transaction Committee are to:

◾   Evaluate with the Company’s management and provide recommendations to the Board with respect to proposed strategic transactions for the Company and its businesses, including, but not limited to, mergers, acquisitions, divestitures, joint ventures, and other similar transactions

◾   Monitor the progress of pending and potential strategic transactions involving the Company, its businesses and its competitors

    Chair: Thorsten Langheim

    Additional Members:

    Christian P. Illek

    Kelvin R. Westbrook

    Meetings Held in 2022: 0*

*Per the Transaction Committee’s charter, the committee meets as often as it determines necessary

Corporate Governance at T-Mobile

12	PROXY STATEMENT 2023 ⬛

Risk Oversight

MANAGEMENT’S ROLE IN RISK OVERSIGHT

Management of the Company, including the Chief Executive Officer and other executive officers, is primarily responsible for managing the risks associated with the business, operations, and financial and disclosure controls. Management conducts a quarterly enterprise-wide risk assessment and considers financial, integration, strategic, IT, cybersecurity, technology, operational, compliance, legal/regulatory, and reputational risks to the Company, including risks that are short-term, intermediate-term and/or long-term. In addition, management conducts an annual fraud risk assessment and an annual compliance risk assessment, and periodically assesses future trends in ESG oversight, practices, disclosure controls and disclosures. Periodically, the Company engages third-party experts as part of the Company’s risk assessment, including assessment of future threats and trends, and risk mitigation processes. All enterprise risks that are considered are prioritized based on potential impact to the Company. Risk trending is also evaluated, and management action plans and timelines are developed and tracked to address the immediacy of the risk assessed. The results of these assessments are considered in connection with the operational, financial, and business activities of the Company.

Management Has Established a Third-Party Risk Management Program

Management has established a centralized Third-Party Risk Management program to evaluate multiple aspects of risk related to doing business with third parties, including, but not limited to, cybersecurity, geopolitical, privacy, financial, anti-corruption, fourth-party risks and risks relating to foreign ownership and compliance with national security commitments.

Management Has Established an Enterprise Risk and Compliance Committee and an Information Security and Privacy Council

The Enterprise Risk and Compliance Committee oversees risk management and compliance activities as a means of bringing risk issues to the attention of senior management. Responsibilities for risk management and compliance are distributed throughout various functional areas of the business, and the Enterprise Risk and Compliance Committee consists of representatives of management, the enterprise risk organization, the enterprise compliance and ethics function, leaders from these functional areas of business and subject matter experts from across the Company. The committee is co-led by our Executive Vice President and Chief Financial Officer and Executive Vice President and General Counsel. It regularly meets and reviews the Company’s activities in these areas. The Enterprise Risk and Compliance Committee drives the identification, prioritization, and mitigation of the Company’s most significant risks, enables coordinated actions across the Company, and provides input to the Chief Audit Executive’s report to the Audit Committee and the Chief Compliance Officer’s report to the Nominating & Corporate Governance Committee.

The Information Security and Privacy Council oversees the strategic governance and prioritization of the Company’s information security (including cybersecurity), privacy and national security initiatives to help protect information assets and safeguard our network infrastructure for the business, the Company’s employees, and the Company’s customers. The Information Security and Privacy Council consists of representatives of management and subject matter experts from across the Company. It is co-chaired by our Senior Vice President and Chief Security Officer and Vice President and Chief Privacy Officer. The Information Security and Privacy Council provides strategic direction as well as oversight and acts as an escalation point concerning critical decisions, strategy direction, and risk acceptance and mitigation.

In addition, in the fall 2021, a new information security office, the Cyber Transformation Office, was formed under the Company’s Chief Executive Officer, overseeing the Company’s data security organization, and tasked with elevating the Company’s cyber security capabilities and reinforcing a security-first mindset throughout T-Mobile business and operations functions.

THE BOARD’S ROLE IN RISK OVERSIGHT

Selective Delegation of Risk Oversight to Committees

Our directors have deep experience and expertise in strategic planning and execution. Through regular and special Board meetings, the Board engages with management in robust discussions about the Company’s financial and operational performance, competitive landscape, strategic goals, operational objectives and challenges and regulatory developments.

While the full Board has overall responsibility for risk oversight, the Board has delegated risk oversight responsibility for certain risks to committees of the Board. On a regular basis, reports of all committee meetings are presented to the Board, and the Board periodically conducts deep dives on key enterprise risks.

Audit Committee

The Audit Committee has primary responsibility for overseeing the Company’s various risk assessment, risk management policies, and procedures and controls. The Audit Committee considers and discusses policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

⬛ PROXY STATEMENT 2023	13

Corporate Governance at T-Mobile

Corporate Governance at T-Mobile

To assist the Audit Committee with its risk assessment function, the Senior Vice President, Internal Audit & Risk Management, who serves as the Chief Audit Executive, has a direct communication channel to the Audit Committee for purposes of reporting or discussing concerns, and has regular meetings with the Audit Committee and/or its members. The Chief Audit Executive provides a quarterly enterprise-wide risk assessment (including risks relating to cybersecurity and privacy), annual fraud risk assessment, and SOX and Internal Audit reporting or assessments to the Audit Committee, and updates the Audit Committee on significant issues raised by the Enterprise Risk and Compliance Committee. The Audit Committee discusses the potential impact of the Company’s risk exposures on the Company’s business, financial results, operation and reputation. The Company’s General Counsel provides periodic reports to the Audit Committee on the Company’s significant litigation matters.

As an integral part of the Company’s disclosure controls and procedures, the Audit Committee reviews enterprise risk assessments, provides feedback to executive management and shares the risk assessments with the Board. The Audit Committee also has other responsibilities with respect to the Company’s financial and accounting compliance and complaint procedures, internal audit, SOX Compliance program and related person transactions, as more fully set out in its charter. Additionally, the Chief Compliance Officer also has a direct communication channel to the Audit Committee for purposes of discussing or reporting financial misconduct matters with the Audit Committee and/or its members.

CEO Selection Committee

The CEO Selection Committee oversees risks related to the selection, appointment, hiring, firing and recall from office the Chief Executive Officer of the Company.

Compensation Committee

The Compensation Committee has certain responsibilities with respect to succession planning and the assessment of risk in connection with our compensation programs. The Compensation Committee periodically reviews with management an assessment of whether risks arising from the Company’s compensation policies and practices for all employees are reasonably likely to have a material adverse effect on the Company, as well as the means by which any potential risks may be mitigated, such as through governance and oversight policies. The Company designs the compensation programs to encourage appropriate risk-taking while discouraging behavior that may result in unnecessary or excessive business risk. In this regard, the following elements have been incorporated in our compensation programs for executive officers:

◾	Use of multiple metrics in the annual incentive plan and use of two long-term incentive vehicles (time-based and performance-based incentive awards) for executive officers

◾	Annual incentive award payouts capped at 200% of target

◾	Performance-based long-term incentive awards capped at 200% of target

◾	Emphasis on long-term and performance-based compensation

◾	The Compensation Committee has discretion to reduce incentive awards, as appropriate

◾	Alignment of interests of our executive officers with the long-term interests of our stockholders through stock ownership guidelines that call for significant share ownership by our executive officers

◾	Formal clawback policy applicable to both cash and equity compensation

◾	Generally, long-term incentive awards vest ratably over three years or at the end of a three-year performance period

◾	No excessive perquisites for executive officers

Based on an assessment conducted by management consultant Willis Towers Watson, which was presented to and discussed with the Compensation Committee, management concluded that our compensation policies and practices for all employees do not create risks that are reasonably likely to have a material adverse effect on the Company.

Executive Committee

The Executive Committee is available to review and provide guidance to senior management regarding the Company’s strategy, operating plans and operating performance. The Executive Committee also plays a role in helping the Board perform its risk oversight function by considering strategic operating goals, opportunities and risks.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee oversees Board process and corporate governance-related risks, management of compliance risks, risks related to our diversity, corporate social responsibility and sustainability practices, and risks related to the Company’s data privacy and information security programs, including cybersecurity.

14	PROXY STATEMENT 2023 ⬛

Corporate Governance at T-Mobile

Our Chief Communications Officer provides periodic reports to the Nominating and Corporate Governance Committee on the Company’s charitable spending and related policies and other environmental, sustainability, and corporate social responsibility matters. Our General Counsel provides periodic reports to the Nominating and Corporate Governance Committee on the Company’s political spending and related policies.

Our Chief Compliance Officer provides quarterly reports to the Nominating and Corporate Governance Committee on the Company’s compliance and ethics program, including enterprise compliance risk assessments and mitigation activities. The Chief Compliance Officer also has a direct communication channel to the Nominating and Corporate Governance Committee for purposes of reporting or discussing concerns relating to the Company’s compliance and ethics programs. Matters brought to the Nominating and Corporate Governance Committee’s attention that could have a significant impact on the Company’s financial statements or may concern the integrity, adequacy, and effectiveness of the Company’s accounting and financial reporting processes and internal control and external reporting policies and procedures will be reported to the Audit Committee by the Chief Compliance Officer.

The Chief Cyber Transformation Officer, Chief Security Officer and Chief Privacy Officer provide periodic reports to the Nominating and Corporate Governance Committee on the Company’s data privacy and information and infrastructure security programs, including cybersecurity. The Nominating and Corporate Governance Committee discusses with management the Company’s privacy and data security, including cybersecurity, risk exposures, policies, and practices, including the steps management has taken to detect, monitor and control such risks. The Nominating and Corporate Governance Committee, as well as the Board, receive reports from officers with responsibilities for the Company’s data privacy and information and infrastructure security programs, including cybersecurity.

Transaction Committee

The Transaction Committee oversees risks related to strategic transactions involving the Company and its businesses.

Director Compensation

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Our “non-employee directors”—directors who are not employees of the Company or officers or employees of Deutsche Telekom or SoftBank—are eligible to participate in the Company’s non-employee director compensation program, described below. The Compensation Committee periodically reviews the compensation of our non-employee directors. As part of the review, the Compensation Committee engages Mercer to assess our non-employee director compensation program in comparison to our peer group (see “Executive Compensation—Factors Considered in Determining Executive Compensation—Executive Compensation Peer Group” for more information on our peer group). Based on such assessment, the non-employee director compensation program is adjusted as appropriate to ensure alignment with market practices. There were no changes to the Company’s non-employee director compensation program in 2022.

KEY FEATURES OF OUR NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

◾	A larger allocation of total director compensation to equity-based compensation rather than cash compensation

◾	All equity-based compensation is subject to a vesting period

◾	Stock ownership guidelines of five times the non-employee director’s annual cash retainer for Board services

Elements of Non-Employee Director Compensation	Amount ($)

Annual cash retainer	135,000

Additional annual cash retainer for:

Lead Independent Director	55,000

Audit Committee Chair	60,000

Compensation Committee Chair	25,000

Nominating and Corporate Governance Committee Chair	20,000

Additional Retainer for Audit Committee Members (including the Audit Committee Chair)	15,000

National Security Director	75,000

Annual award of Restricted Stock Units	240,000

Additional cash amounts for each Board and committee meeting:

Board	3,000

Committee	2,000

⬛ PROXY STATEMENT 2023	15

Corporate Governance at T-Mobile

The annual award of time-based restricted stock units (“RSUs”) is made immediately after each annual meeting of stockholders. The RSUs vest on the one-year anniversary of the grant date or, for directors not standing for re-election, on the date of the next annual meeting of stockholders, subject to continued service as a non-employee director through the vesting date. In the event of a director’s termination of service prior to vesting, all RSUs are automatically forfeited. The RSUs immediately vest on the date of a change in control of the Company, subject to the applicable director’s continued service as a non-employee director through such date. Annual cash retainers and the annual RSU awards are prorated for any person who becomes a non-employee director and/or committee chair, or who otherwise becomes entitled to an additional annual cash retainer as described above, at any time of the year other than the date of the Company’s annual meeting of stockholders. Non-employee directors also receive reimbursement of expenses incurred in connection with their Board and committee services and are eligible to receive up to two handsets per year and up to 10 lines of U.S. service pursuant to the Board of Directors Phone Perquisite program.

OUR DIRECTORS ARE REQUIRED TO ACQUIRE AND MAINTAIN OWNERSHIP OF SHARES OF T-MOBILE

Under our stock ownership guidelines, each non-employee director is expected to acquire and maintain ownership of shares of common stock equal in value to five times his or her annual cash retainer for Board service measured as of September 30 of each year. Each non-employee director is expected to meet the ownership guidelines within the later of five years from (a) the date we adopted the policy and (b) the date on which he or she became a non-employee director, and is expected to retain at least 50% of the net shares of common stock acquired through equity awards until the ownership threshold is met.

∎ As of December 31, 2022, all then-serving non-employee directors were in compliance with our stock ownership guidelines.

2022 NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

During fiscal year 2022, the Company’s non-employee directors received the following compensation for their services:

Name	Fees Earned or Paid in Cash[2] ($)	Stock Awards[3] ($)	All Other Compensation[4] ($)	Total ($)

Marcelo Claure[1]	87,048	—	9,459	96,507

Srikant M. Datar	257,000	230,461	9,974	497,435

Bavan Holloway	187,000	230,461	35,832	453,293

Letitia A. Long	239,000	213,795	89,740	542,535

Teresa A. Taylor	274,000	230,461	8,995	513,456

Kelvin R. Westbrook	191,000	230,461	11,858	443,319

1	Mr. Claure started to receive compensation for his services on the Board on June 15, 2022 following the completion of his services as an employee of SoftBank.
2	Includes annual cash retainers and cash meeting fees earned in accordance with the non-employee director compensation program.
3

The value of stock awards is determined using the aggregate grant-date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation–Stock Compensation,” or ASC 718, excluding the effect of any estimated forfeitures. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the directors. See Note 11 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for a summary of the assumptions we apply in calculating these amounts. As of December 31, 2022, each of Mses. Holloway, Long and Taylor and Messrs. Claure, Datar and Westbrook held 1,897 unvested time-based RSUs.

4

Includes (i) phone perquisites under the Board of Directors Phone Perquisite program, (ii) personal travel expenses in connection with Board and committee meetings, and (iii) for Ms. Long, $50,000 in fees for her services to the Company’s National Security Agreement Compliance Committee and $12,500 in fees for her services as a member of the Special Security Agreement Committee for the Company’s secure subsidiaries, which services ended in March of 2022.

Director Nomination, Selection and Qualifications

QUALIFICATIONS AND DIVERSITY

T-Mobile understands that diversity, inclusive of gender, race and experience, is a critical attribute of a well-functioning board of directors and a measure of sound corporate governance. T-Mobile follows its director selection guidelines as we strive to maintain a board composed of individuals with a mix of expertise, experience, skills and backgrounds to reflect the diverse nature of the business environment in which we operate and the customers we serve. In connection with the Sprint Combination, we adopted an Equity In Action Plan to further advance diversity, equity and inclusion efforts across T-Mobile, including at the Board level.

Subject to Deutsche Telekom’s board designation rights, the Nominating and Corporate Governance Committee is responsible for identifying and evaluating director nominees and recommending to the Board a slate of nominees for election at each annual meeting of stockholders.

16	PROXY STATEMENT 2023 ⬛

Corporate Governance at T-Mobile

The Nominating and Corporate Governance Committee considers, among others, the following factors:

◾   Professional experience, industry knowledge, skills and expertise

◾   Diversity in all forms, including gender, race, age, ethnic, geographic, cultural and professional backgrounds

◾   Leadership qualities, public company board and committee experience and non-business-related activities and experience

◾   High standard of personal and professional ethics, integrity and values

◾   Training, experience and ability at making and overseeing policy in business, government and/or education sectors

◾   Willingness and ability to:

◾   keep an open mind when considering matters affecting interests of the Company and its constituents

◾   devote the required time and effort to effectively fulfill the duties and responsibilities related to Board and committee membership

◾   serve on the Board for multiple terms, if nominated and elected, to enable development of a deeper understanding of the Company’s business affairs

◾   Willingness to refrain from engaging in activities or interests that may create a conflict of interest with a director’s responsibilities and duties to the Company and its constituents

◾   Willingness to act in the best interests of the Company and its constituents and to objectively assess Board, committee and management performances

Diversity is one of many factors under our director selection guidelines that the Nominating and Corporate Governance Committee considers when evaluating potential director candidates. Our director selection guidelines define diversity broadly to include not just factors such as gender and race, but also factors such as age, ethnic, geographic, cultural and professional diversity. Our director selection guidelines mandate that the skills and backgrounds collectively represented on the Board should reflect the diverse nature of the business environment in which the Company operates and the customers it serves. In addition, according to our director selection guidelines, the Nominating and Corporate Governance Committee will include, and will require any outside consultant that it engages to include, women and minority candidates in the pool from which the committee selects director candidates. Eight of our current 13 directors are women or minorities, and all of our core Board committees are chaired by a woman or diverse director.

In connection with its general responsibility to monitor and advise the Board on the size, role, function and composition of the Board, the Nominating and Corporate Governance Committee will periodically consider whether the Board represents the overall mix of skills and characteristics described in the director selection guidelines, including diversity and the other factors described above. Subject to Deutsche Telekom’s board designation rights, the selection process for director candidates is intended to be flexible, and the Nominating and Corporate Governance Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

The table below summarizes the key qualifications, skills, and attributes most relevant to the decision to nominate candidates to serve on the Board. A mark indicates a specific area of focus or expertise on which the Board particularly relies. Not having a mark does not mean the director does not possess that qualification or skill. Our director nominees’ biographies describe each director’s background and relevant experience in more detail.

⬛ PROXY STATEMENT 2023	17

Corporate Governance at T-Mobile

Director Nominee Qualifications, Skills and Attributes

Qualifications and Expertise

Executive Management Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Marketing & Sales	✓	✓		✓	✓	✓			✓		✓	✓	✓

Mergers & Acquisitions	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Technology & Innovation	✓	✓	✓	✓	✓		✓	✓	✓	✓	✓	✓	✓

Industry & Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓		✓	✓	✓

ESG & Human Capital Management	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Government Affairs, Regulatory & Legal	✓	✓		✓	✓			✓	✓	✓	✓	✓	✓

Global and International Operations	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Designation

Deutsche Telekom	✓	✓		✓	✓	✓	✓	✓	✓				✓

Nom & Gov			✓							✓		✓

T-Mobile CEO											✓

Tenure and Independence

Tenure	Nominee	2020	2013	2022	2013	2018	2013	2013	2020	2021	2018	2013	2013

Independence	No	Yes	Yes	No	No	No	No	No	No	Yes	No	Yes	Yes

Demographics

Age	46	52	69	52	60	58	60	57	58	64	53	59	67

Gender	M	M	M	M	M	M	M	M	F	F	M	F	M

Asian			✓	✓

African American													✓

Hispanic		✓

White/Asian							✓

White	✓				✓	✓		✓	✓	✓	✓	✓

*	Expertise in Cybersecurity.
**	Financial expert as defined by Item 407(d)(5) of Regulation S-K.

18	PROXY STATEMENT 2023 ⬛

Corporate Governance at T-Mobile

Board Diversity Matrix (as of March 31, 2023)

Board Size:

Total Number of Directors	13

Gender:	Male	Female	Non-Binary	Gender Undisclosed

Number of directors based on gender identity	9	4	—	—

Number of directors who identify in any of the categories below

African American or Black	1	1	—	—

Alaskan Native or Native American	—	—	—	—

Asian	2	—	—	—

Hispanic or Latinx	1	—	—	—

Native Hawaiian or Pacific Islander	—	—	—	—

White	4	3	—	—

Two or More Races or Ethnicities[2]	1	—	—	—

LGBTQ+ [1]	—	—	—	—

Undisclosed	—	—	—	—

1	None of our directors self-identified as lesbian, gay, bisexual, transgender, or a member of the queer community.

2	One director self-identified as both Asian and White.

NOMINATION PROCESS

In addition to candidates designated by Deutsche Telekom, the Nominating and Corporate Governance Committee may consider possible director candidates from a number of sources, including those recommended by stockholders, directors, or officers. In addition, the Nominating and Corporate Governance Committee may engage the services of outside consultants and search firms to identify potential director candidates.

A stockholder who wishes to suggest a director candidate for consideration by the Nominating and Corporate Governance Committee should submit the suggestion to the Chair of the Nominating and Corporate Governance Committee, care of our Corporate Secretary, at 12920 SE 38th Street, Bellevue, Washington 98006, and include the candidate’s name, biographical data, relationship to the stockholder and other relevant information. The Nominating and Corporate Governance Committee may request additional information about the suggested candidate and the proposing stockholder. Subject to Deutsche Telekom’s board designation rights, the full Board will approve all final nominations after considering the recommendations of the Nominating and Corporate Governance Committee.

⬛ PROXY STATEMENT 2023	19

Our business has a big impact on the way society lives, works, learns, and engages with the world. That’s why our environmental, social, and governance (ESG) approach is guided by a simple yet bold aspiration to create a connected world where everyone can thrive.

That means responsibly operating our business to create long-term value for our stakeholders, while never losing sight of our opportunity to leverage our size, scale, technology, and the power of our brand to be a force for good.

We actively manage and address a range of ESG matters—from championing diversity, equity, and inclusion in our workforce and society, to providing equitable access to connectivity, and managing our environmental footprint for greater sustainability as we continue to grow our business.

Fundamental to this work is our ongoing commitment to responsible business practices that promote accountability, transparency, and ethical conduct.

⬛	ESG HIGHLIGHTS	⬛

Environmental Sustainability

◾

T-Mobile was first in U.S. wireless to set a science-based net-zero emissions goal for its entire carbon footprint, aiming to reach it by 2040. This includes two greenhouse gas (GHG) emissions reduction targets validated by the Science Based Targets initiative (SBTi) using their Net-Zero Standard:

◾	Reduce absolute Scope 1, 2 and 3 GHG emissions 55% by 2030 from a 2020 base year.

◾	Reduce absolute Scope 1, 2 and 3 GHG emissions 90% by 2040 from a 2020 base year.

◾

Signed The Climate Pledge, a commitment to reach the Paris Agreement 10 years early and achieve net-zero carbon by 2040. The Climate Pledge, co-founded by Amazon and Global Optimism, is a cross-sector community of companies and organizations working together to solve the challenges of cutting global carbon emissions for a sustainable future.

◾	Continued to source 100% of our purchased electricity from renewable energy[1].

◾	Published T-Mobile’s Pathway to Net-Zero report.

◾	Received an A- for our 2022 CDP Climate Change response.

◾	Collected 11.7 million devices through our device reuse and recycling program in 2022.

Social Impact

◾

T-Mobile has connected more than 5.3 million students nationwide and provided over $4.8 billion in products and services through education initiatives including Project 10Million, our $10.7 billion initiative aimed at closing the education gap.

[1]

For T-Mobile’s 100% renewable electricity commitment, please note that T-Mobile matches its own annual electrical usage with renewable energy from a portfolio of sources including: virtual power purchase agreements, a green direct program, renewable retail agreements, and unbundled Renewable Energy Certificate purchases.

20	PROXY STATEMENT 2023 ⬛

Environmental, Social and Governance Practices

◾	Provided $2.2B in funding and in-kind products and services to support communities across the continental U.S. and Puerto Rico, inclusive of disaster relief and support.

◾

Continued to make progress on the diversity, equity and inclusion (“DE&I”) Promises in our Equity In Action Plan, achieving over half of the Promises by the end of 2022 and remaining on track to achieve the remaining Promises by 2025.

◾	Published T-Mobile’s EEO-1 workforce data alongside the 2021 Corporate Responsibility Report.

◾	Received a score of 100% on the Human Rights Campaign’s Corporate Equality Index and Disability Equality Index.

◾	Named Disability:IN’s Employer of the Year and 2022 Leading Disability Employer by the National Organization on Disability (NOD).

Responsible Business Practices

◾	Enhanced the online Privacy Center to be more mobile-first and consumer friendly and deployed a new privacy dashboard that centralizes and simplifies consumer privacy controls.

◾	The Cyber Transformation Office continued to make substantial, multi-year investments to strengthen our cybersecurity program and enhance our tools and capabilities.

◾

JUST Capital ranked T-Mobile #20 on its 2023 Rankings of America’s Most JUST Companies, including #1 in the telecommunications industry for environment, in recognition for ongoing progress and commitment to driving responsible business practices and positive environmental and social impact.

◾	Published annual Political Engagement and Transparency Reports.

Social – Investing in Our People and Communities

INVESTING IN OUR PEOPLE & CULTURE

We are a celebratory, inclusive, customer-obsessed team of people united in our commitment to change our industry for the better. Our culture begins and ends with our employees—the heart and soul of the Un-carrier. We know we are a stronger company when every employee feels valued for who they are and equipped to constantly learn, aim high, and offer the best for our customers. This last year we emphasized the power of coming together—sometimes in-person with teammates for the first time—and fueling our relentless spirit to innovate, grow, and propel our business forward.

Diversity, Equity, and Inclusion

We come together as one team, made up of people with unique talents, backgrounds and perspectives, which enables us to continue to deliver growth and profitability. Our strength comes from investing in a diverse workforce that reflects the communities and customers we serve. It’s this diversity that fuels the Un-carrier spirit.

We have continued to increase year-over-year diversity across the company, including executive representation at the Director+ levels. The data below provides a snapshot of our workforce, highlighting areas of progress and opportunity. We publish more detailed workforce data in our annual Corporate Responsibility Report and EEO-1 report. We plan to continue sharing our EEO-1 workforce data each year.

*Data shown above is as of December 31, 2022 for U.S. employees. Percentages are rounded to nearest whole number.

DE&I is embedded in everything we do, from hiring and development, to our award-winning culture and our Equity in Action Plan. In 2020, we launched the Equity In Action Plan, which is T-Mobile’s five-year DE&I strategic plan that outlines the values we live by, how we invest in and provide opportunities for our employees, how we select the suppliers we do business with, and how we advocate for our customers and communities.

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Environmental, Social and Governance Practices

We continue to complete initiatives in support of our Equity In Action Plan and in other areas where we see opportunities to make a positive impact. By the end of 2022, we completed over half of our DE&I-related Promises under the Equity In Action Plan, to ensure DE&I remains at the center of everything we do and we are on track to achieve the remaining Promises by 2025. Some of our recent achievements include:

◾

Established the T-Mobile Supplier Mentor Protege program, which focuses on providing support and opportunities for businesses owned by members of traditionally underrepresented backgrounds (including gender, race/ethnicity, and LGBTQ+ identity).

◾	Launched the second year of our One Team Together Learning Journey (DE&I learning) for T-Mobile employees, focusing on unconscious bias and making more informed, effective, and confident decisions.

◾

Continued to expand participation in The NextTech Diversity Program, which is designed to connect individuals of traditionally underrepresented racial/ethnics groups with the skills, training, and opportunities to become network technicians and network equipment drivers.

◾

Renewed the partnership with the Thurgood Marshall College Fund in 2022 with a $2.5 million donation to support the Thurgood Marshall College Fund’s scholarships for students attending historically Black colleges and universities and the new National Black Talent Bank program that helps high school graduates jumpstart their professional careers and gain access to tailored higher education pathways.

◾	Created the IMPACT DE&I Award to recognize and celebrate DE&I efforts that have a long-term impact and strategic benefit on our business, employees, customers, communities, or suppliers.

T-Mobile also has six DE&I Employee Resource Groups and four sub-affinity groups that focus on dimensions of inclusion that are most relevant to our employees and company. Currently, we have over 40 local DE&I chapters across the nation that help spearhead volunteer opportunities, events, and meaningful conversation with employees at a local level. Nearly 40% of our employee population participates in one or more of the following Employee Resource Groups: Women and Allies Network, Accessibility Community at T-Mobile, Veterans and Allies Network, Multicultural Alliance, Multigenerational Network, and PRIDE.

T-Mobile received multiple recognitions from external organizations, including a score of 100% on the Human Rights Campaign’s Corporate Equality Index, recognition as one of the best places to work for LGBTQ+ Equality and was named Disability:IN’s Employer of the Year.

Compensation, Wellness and Benefits

Putting people first and treating them right is core to our values and how we operate. That’s why we embed principles and practices of equity in compensation packages (base salaries, bonuses, paid time off, etc.) from the outset while considering factors such as market data, employee’s role and experience, job location, and performance. Our benefits program is also driven by a focus on equity as well as employee feedback, with the aim of creating a comprehensive benefits package that supports our diverse employee base through major life events. We attract and retain our workforce by providing a package of what we believe are exceptional benefits to all eligible full-time and part-time employees—from frontline to executives to back-office employees—including:

◾	Competitive medical, dental and vision benefits

◾	Annual stock grants to all full-time and part-time employees and a discounted Employee Stock Purchase Program

◾	A 401(k) Savings Plan

◾	Nationwide minimum pay of at least $20 per hour to all full-time and part-time employees

◾	A generous paid time off program, including access to Paid Family Leave

◾	Family-building benefits designed to meet the diverse needs of our employees including egg and other tissue extraction and freezing, tissue purchase, IVF and IUI, adoption, and surrogacy benefits

◾	LiveMagenta: a custom-branded program for employee engagement and well-being, including free access to life coaches, financial coaches and tools for healthy living

◾	Access to personal health advocates offering independent guidance

◾	Tuition assistance for all full-time and part-time employees, including full tuition partnerships with multiple schools

◾	A matching program for employee donations and volunteering

Career Development, Learning and Training

Career growth and development for our employees is foundational to T-Mobile’s culture and success. We have a range of development programs and resources designed to build a diverse group of leaders and empower employees to improve their skills and advance their careers. Resources for employees are easily accessible on our Magenta University site, which is our one-stop shop for all things

22	PROXY STATEMENT 2023 ⬛

Environmental, Social and Governance Practices

related to career development and learning. The online learning portal provides our employees with access to mentoring, training, videos, books, job search and interview tips, and much more.

By strategically investing in three key areas of career development and learning, we’re developing our people now and for the future.

◾

Evolve skills and careers: Learn every day, champion relentless improvement, develop critical skills, explore career possibilities, and build the career our employees want. We do this through events like our annual company-wide Day of Learning and programs, or CareerTrax, a nine-month job rotation program for employees up through the senior manager level.

◾

Advance leadership expertise: Build critical leadership capabilities, enable leadership growth at all levels, and develop skills to lead in the future. T-Mobile does this through a range of programs, including Magenta[9], an award-winning leadership development offering that invests in senior managers identified as top talent.

◾

Champion DE&I: Promote inclusive habits and behaviors, enhance belonging and connectedness, and advocate for equitable opportunities. Beyond our all-employee One Team Together Learning Journey, T-Mobile also has several programs that champion DE&I through career development, including Lead Magenta Next, which helps to develop underrepresented talent.

COMMUNITY INVESTMENT AND DIGITAL EMPOWERMENT

T-Mobile is passionate about being an even greater force for good in wireless and the world in which we live. This means being the best in the world at creating a connected world where everyone can thrive. We are committed to using our transformational 5G network, resources and scale to be a force for good in our communities.

T-MOBILE FOR GOOD

Access to Connectivity and Bridging the Digital Divide

Ensuring that everyone thrives in a digital world means starting with access to fast, affordable, available, and reliable connectivity. We have rapidly built out our network to deliver the broadest and deepest 5G experience across the country—including rural areas—while offering more affordable options to families with limited incomes to support a more connected, digitally equitable future.

To further empower more Americans with the connectivity they need to navigate the digital world, we focus critical investments on bridging the digital divide. We believe access to education is access to opportunity and no student should be left behind. That’s why in 2020 we launched Project 10Million, our $10.7 billion, five-year commitment aimed at delivering free internet and mobile hotspots to eligible student households. We also offer school districts free and heavily subsidized data plans as well as access to affordable laptops and tablets. In collaboration with school districts, community partners like Big Brothers Big Sisters of America, and student families, we’ve connected over 5.3 million students through our education initiatives and provided over $4.8 billion in products and services through the end of 2022.

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Environmental, Social and Governance Practices

As our network expansion continues, we are on track to cover 99% of Americans with 5G by the end of 2023 so that customers across the nation can benefit from having access to the largest, fastest and most reliable 5G network for mobile broadband. We have also continued to expand our High-Speed Internet service which gives important new home broadband connectivity options to millions of households, including those in rural communities.

Understanding that affordability is a critical component to expanding access to connectivity, we offer Connect by T-Mobile, a low-cost service plan to keep millions of families and individuals connected. In 2022, to provide more new customers with access to our network and services, we also announced Price Lock, a promise for all new postpaid and high speed internet customers on eligible rate plans that the price of their talk, text and data would stay the same unless they change it.

We also remain committed to helping America’s frontline heroes at the most critical times. Connecting Heroes is T-Mobile’s 10-year commitment to provide free smartphone service and 5G access to state and local nonprofit first-responder agencies across the nation.

Philanthropic Support

2022

61,000+	8,000+	$1.6M	$3.2M	$30.7M

Employee Volunteer Hours	Nonprofits Supported	Disaster Response Support	Employee Giving	Cash Giving by T-Mobile and the T-Mobile Foundation

Our employees are at the heart of the good we do and serve as champions for their local communities. By empowering employees to support the causes they care most about, we help to create vibrant, resilient communities. In 2012, the Company created the T-Mobile USA Foundation (the “T-Mobile Foundation”) to support charitable activities reflecting the charitable interests of the Company and its employees. Through the T-Mobile Foundation Magenta Match program, we match employee donations to charities of their choice and donate ten dollars for every volunteer hour, up to $2,000 per employee per calendar year. In 2022, our employees donated $3.2 million and volunteered over 61,000 hours in their communities.

Disaster Response

When disasters impact our customers and communities, connectivity is a crucial lifeline. We take a comprehensive approach to disaster preparation and response. Thanks to our distributed model of warehouses around the country, we can quickly deploy supplies and our emergency management fleet, including satellite enabled vehicles, mobile command centers, Cells on Wheels and Cells on Light Trucks, to impacted areas. Vehicles can be almost anywhere in the U.S. within 12 hours to set up charging stations, WIFI and provide other much-needed personal cellular supplies. We also partner closely with national weather forecasters to monitor for climate-related emergencies. Once a storm hits, our investments in our network’s resiliency and infrastructure prove critical. In total, T-Mobile provided $1.6 million in devices, services, and other supplies to support disaster relief efforts in 2022.

Environment – Mobilizing for a Thriving Planet

We know sustainability is important to our customers and other stakeholders, which is why we are committed to investing in initiatives that make our business more resilient and our products and services more sustainable. This means evaluating ways we can operate more sustainably and using our unique network, scale and resources to enable others to live, work, and connect in a more environmentally responsible manner.

TAKING CLIMATE ACTION

An important area of focus at T-Mobile is reducing emissions across our value chain. By making meaningful changes to how we operate and harnessing the power of our 5G technology solutions, we can play a role in the global transition to a net-zero economy. That’s why we’re proud of our commitment to achieve net-zero emissions across our entire carbon footprint by 2040 under a target validated by the SBTi—a U.S. wireless industry first.

Our net-zero target has been validated by SBTi using their Net-Zero Standard. As part of this goal, we have set two science-based emissions reduction targets:

◾	Near-term target: Reduce absolute Scope 1, 2 and 3 GHG emissions 55% by 2030 from a 2020 base year

◾	Long-term target: Reduce absolute Scope 1, 2 and 3 GHG emissions 90% by 2040 from a 2020 base year

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Environmental, Social and Governance Practices

T-Mobile’s goal is to abate our emissions to be as close to zero as possible and only use carbon offsets to address the remaining 10% or less of emissions. To bolster this new goal, T-Mobile also signed onto The Climate Pledge, joining a cross-sector community of companies and organizations working together to solve the challenges of cutting global carbon emissions for a sustainable future. We plan to detail our progress and share updates to our roadmap in the Pathway to Net-Zero Report, Corporate Responsibility Report, and CDP Climate Change disclosures, all of which we plan to publish annually.

T-Mobile continued to score at the Leadership Level and received an A- on CDP Climate Change reporting for 2022.

Sustainable Energy Management

Sustainable energy management is critical to reducing our carbon footprint and includes investing in energy efficiency measures to conserve energy where possible and investing in renewable energy projects to account for the electricity we purchase.

We were the first and only U.S. wireless provider to achieve our goal to source renewable energy equivalent to 100% of our electricity usage by the end of 2021. In 2022, we continued to maintain this position while exploring new renewable energy projects to further diversify our portfolio.

This milestone is complemented by a focus on energy conservation and investments in energy efficiency. We have continued to make progress on our energy efficiency goal to reduce energy consumption by 95% per petabyte of data traffic by 2030 (from a 2019 baseline).

Reducing Waste

Another important part of reducing our footprint includes working to responsibly manage waste and e-waste across our value chain through our actions and commitments, and the opportunities we provide for employees and customers. T-Mobile continually seeks to reduce operational waste generated from our business. We also helped develop the CTIA Guidelines for Wireless Device and Accessory Packaging to provide guidance on mitigating the environmental impact from mobile wireless device and accessory packaging. These guidelines were released in 2020 and continue to be a point of engagement with our suppliers.

T-Mobile has an internal e-waste management program to help increase the percentage of network, IT and real estate e-waste that is reused or recycled. We empower our customers to reduce e-waste by offering options to bring in smartphone, tablet, smartwatch, hotspot or IoT item into select stores to be upcycled or recycled for free. In 2022, T-Mobile collected 11.7 million devices for reuse, resale, and recycling, including phones, smartwatches, tablets, hotspots, and IoT items. Our suppliers and partners that repair and recycle these devices are required to be certified to the industry-leading R2 standard, which provides a common set of processes, safety measures, and documentation requirements.

Governance – Doing it the Right Way

No matter how quickly or boldly we move—there is only one way to deliver—and that’s by doing things the right way—through ethical conduct and socially and environmentally responsible business practices.

CORPORATE POLICIES AND TRAINING

Our primary policy focused on ethical business practices is our Code of Business Conduct, which establishes clear expectations for our directors, officers and employees. It sets forth the workplace conduct standards and legal guidelines that we expect them to follow when working on behalf of T-Mobile.

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Environmental, Social and Governance Practices

Our Supplier Code of Conduct outlines expectations around ethical business practices for all T-Mobile suppliers. Even before suppliers are selected, a third-party risk management process screens for anti-corruption, global sanctions, human rights, and environmental risks.

To support our commitment to doing right by the environment and driving sustainability across our business, our Environmental Policy outlines key areas of focus and objectives, from tackling climate change to reducing waste and promoting the efficient use of natural resources.

The T-Mobile Human Rights Statement underscores our commitment to respecting human rights and the expectations for our employees and business partners, as well as the mechanisms to help identify and address any potential violations.

In our Code of Business Conduct, and through our Speak-Up Policy, we encourage our employees to report a concern, a possible violation of our policies, or to seek advice on how to implement the organization’s policies and practices for responsible business conduct. We provide employees with tools that enable them to speak up anonymously and without fear of retaliation through our third-party integrity line (online or by phone), by emailing our compliance & ethics team, or contacting our Chief Compliance Officer or the Chair of the Audit Committee directly. Our Speak-Up Policy outlines how people are protected from retaliation whenever they raise or report suspected misconduct or a potential violation of the law in good faith.

We take a continuous learning approach so that our employees have the knowledge and tools necessary to integrate the standards set forth in our policies into how we conduct our business every day. Training takes place multiple times throughout the year and is required of all employees and officers of the Company. This training covers topics such as data safety and privacy, anti-corruption, health and safety, harassment and discrimination, and insider trading, and enables everyone to understand our expectations and commitment to ethical business practices.

DATA PRIVACY & CYBERSECURITY

Our business involves the receipt, storage, and transmission of confidential information about our customers, such as sensitive personal, account and payment card information, confidential information about our employees and suppliers, and other sensitive information about our Company, such as our business plans, transactions, financial information, and intellectual property. T-Mobile is committed to maintaining the trust of our customers, employees, partners, and the public by respecting the value of such confidential information, including that personal information entrusted to us and handling such information responsibly. See disclosures under “Corporate Governance at T-Mobile—Risk Oversight” on the management, Board and Board committees’ oversight of information security, including cybersecurity and privacy issues.

Data Privacy

We are committed to responsible data use, including as defined by legal obligations and by industry best practices T-Mobile observes, such as the Cellular Telecommunications and Internet Association (“CTIA”) Consumer Code of Conduct.

We equip our employees and key contractors with training and knowledge-based resources to help them carry out proper privacy and security practices. This basic training is supplemented by awareness work performed through our Security and Privacy Ambassador Network (“SPAN”), which is comprised of a team of privacy and security experts embedded throughout the Company. SPAN is managed by T-Mobile’s data privacy team, and supported by other subject matter experts in the Company.

The Privacy Center on the T-Mobile website provides customers and employees tools to access T-Mobile’s Privacy Policies, understand how T-Mobile uses personal data, navigate the choices we offer for control of data use and sharing, and find resources and tips for online safety. In 2022, the site was further enhanced to make it more consumer friendly. T-Mobile also deployed a new privacy dashboard in customer accounts that centralizes and simplifies the privacy controls and choices available.

Cybersecurity

While we, like any other company, are unfortunately not immune to criminal attacks, we continue to make substantial, multi-year investments in strengthening our cybersecurity program. Ongoing investments include formation of a Cyber Transformation Office under the Company’s Chief Executive Officer in the fall of 2021 to oversee the Company’s cybersecurity organization and elevate the Company’s cybersecurity capabilities.

In 2022, the Cyber Transformation Office led internal testing and external audit of our cybersecurity policies and processes. It also provided cybersecurity foundations training for nearly every employee and partner, and trained thousands more with advanced role-based training. The Company also engaged in long-term collaborations with industry experts for threat intelligence, strategy and program execution. We are accelerating our efforts against eight strategic enterprise-wide cybersecurity initiatives aimed at enhancing our capabilities in access management, asset management, culture change, cyber defense, data security, secure development lifecycle, third-party cyber risk and vulnerability management.

26	PROXY STATEMENT 2023 ⬛

Environmental, Social and Governance Practices

STOCKHOLDER ENGAGEMENT

T-Mobile understands the importance of frequent, consistent, and transparent communication with stockholders as part of our commitment to strong corporate governance. Our senior management team engages extensively and regularly with stockholders, including through one-on-one meetings, group meetings, and major industry conferences. Our investor relations team actively engages in year-round robust dialogue in multiple ways, including post-earnings communications and with stockholders of all sizes on a variety of topics, such as corporate strategy, business performance, financial results, and ESG matters. This approach allows us to maintain meaningful two-way dialogue with a broad range of stockholders. In 2022, we met with substantially all of our top 50 active institutional stockholders and increased our overall stockholder engagement on a year-over-year basis. To communicate broadly with all stakeholders, we also share ESG information through our Corporate Responsibility Report, Investor Relations website, Annual Report, Proxy Statement, and on the T-Mobile Newsroom. Working with our Corporate Secretary, our investor relations team provides relevant investor feedback to our Board of Directors and senior management team.

⬛ PROXY STATEMENT 2023	27

2023 Director Nominees

The Board has nominated 13 nominees for election at the Annual Meeting to serve as directors for terms that would end at the 2024 annual meeting of stockholders. Other than Messrs. Almeida and Gopalan, all nominees were elected at the 2022 annual meeting of stockholders. Ms. Holloway will not stand for re-election at the Annual Meeting, and her Board service will end at the conclusion of the Annual Meeting. The Board would like to recognize Ms. Holloway for her service and her contributions as a member of the Board. Committee memberships will be determined following the conclusion of the Annual Meeting.

Each nominee was nominated by the Board on the recommendation of the Nominating and Corporate Governance Committee. The Board has found each nominee to be qualified based on his or her qualifications, experience, attributes, skills and whether he or she meets the applicable independence standards. Each of the nominees has consented to stand for election and we do not anticipate any candidate will be unavailable to serve. In the event that any of the nominees should be unavailable for election as a result of an unexpected occurrence, shares may be voted for the election of such substitute nominee as the Board may nominate. In the alternative, if a vacancy remains, the Board may fill such vacancy at a later date or reduce the size of the Board, subject to certain requirements in our certificate of incorporation. The Board knows of no reason why any of the nominees would be unavailable or unable to serve.

Messrs. Höttges, Almeida, Claure, Gopalan, Illek, Kübler, Langheim, Westbrook and Ms. Leroy were designated for nomination by Deutsche Telekom pursuant to its rights under our certificate of incorporation and the Stockholders’ Agreement. Mr. Datar and Mses. Taylor and Long were designated for nomination by the Nominating and Corporate Governance Committee.

REQUIRED VOTE

Under our bylaws, directors are elected by a plurality of the votes cast by stockholders entitled to vote on the election of directors at the Annual Meeting. Shares represented by executed proxies received by the Company will be voted, unless otherwise marked withheld, “FOR” the election of each of the nominees.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION TO THE BOARD OF EACH OF THE NOMINEES LISTED BELOW

28	PROXY STATEMENT 2023 ⬛

Proposal 1: Election of Directors

André Almeida

MANAGING DIRECTOR, CONSUMER SEGMENT TELEKOM

DEUTSCHLAND GMBH

Biography:

Mr. Almeida served as the European Head of Consumer and B2B Telco of Deutsche Telekom AG from September 2017 to May 2021, responsible for residential and B2B telco for 10 countries. From May 2020 to November 2020, he served as the Interim CEO of the European segment of Deutsche Telekom AG. Prior to that, from September 2013 to September 2017, he served as a Board Member for Residential Customers Portugal and International Operations at NOS SGPS, where he led the teams responsible for the residential customer segment (fixed network and mobile communications), product management, marketing and sales. From 2010 to 2013, he served as a Board member of International Operations, Strategy, Group Controlling and Corporate Finance at ZON multimedia, one of Portugal’s largest companies. Prior to that, he served as a Board member in the residential segment of ZON multimedia for three years. Prior to that, he also served in several leadership positions at Portugal Telecom where he became VP Business Development and Pricing.

Mr. Almeida holds a Bachelor’s degree in Industrial Management Engineering from the Instituto Superior Técnico in Lisbon and a Master of Business Administration degree from Institut Européen d’Administration des Affaires.

Qualifications and Skills Supporting Election to the Board:

◾ Expertise in global telecommunications industry

◾ Core business, management and leadership skills

◾ Financial and consumer management experience

Director Nominee Age: 46

Marcelo Claure

ENTREPRENEUR & INVESTOR

FORMER CHIEF EXECUTIVE OFFICER OF SOFTBANK INTERNATIONAL

Biography:

Mr. Claure served as the Chief Executive Officer of SoftBank International and the Chief Operating Officer of SoftBank from May 2018 until January 2022. Mr. Claure was Executive Chairman of Sprint prior to the Sprint Combination and had served on the Sprint board of directors since January 2014. Previously, Mr. Claure served as Sprint’s President and Chief Executive Officer, serving as President from August 2014 until January 2018 and as Chief Executive Officer from August 2014 until May 2018. In addition, Mr. Claure served as a director of SoftBank from 2017 to 2020. He was also Executive Chairman of WeWork from October 2019 until January 2022. He currently serves as a member of the board of directors of Likewize and Carnegie Hall. Prior to joining Sprint, Mr. Claure was Chief Executive Officer of Brightstar Corp., a company he founded in 1997 and grew from a small Miami-based distributor of mobile device accessories into a global business with more than $10 billion in gross revenue for the year ended 2013.

Mr. Claure received a B.S. in Economics and Finance and an honorary Doctorate of Commercial Science from Bentley University. He also received an honorary Doctorate of Laws from Babson College. He is also an Executive Fellow at Harvard Business School.

Qualifications and Skills Supporting Election to the Board:

◾ Former CEO and Executive Chairman of Sprint

◾ Expertise in telecommunications and technology industries

◾ Global communications and investment experience

Director Since: 2020 Age: 52 Other Public Company Boards: ◾ SoftBank (2017 to November 2020) ◾ Sprint (2014 to April 2020) Board Committees: ◾ CEO Selection ◾ Compensation ◾ Executive

⬛ PROXY STATEMENT 2023	29

Proposal 1: Election of Directors

Director Since: 2013 Age: 69 Other Public Company Boards: ◾ Novartis AG (2003 to 2021) ◾ ICF International Inc. ◾ Stryker Corporation Board Committees: ◾ Audit (Chair)

Srikant M. Datar

GEORGE F. BAKER PROFESSOR OF ADMINISTRATION;

DEAN OF THE FACULTY OF THE GRADUATE SCHOOL OF BUSINESS ADMINISTRATION AT HARVARD UNIVERSITY

Biography:

Mr. Datar is the George F. Baker Professor of Administration and Dean of the Faculty of the Graduate School of Business Administration at Harvard University since January 2021. Mr. Datar is a Chartered Accountant and planner in industry, and has been a professor of accounting and business administration at Harvard since July 1996; he previously served as a professor at Stanford University and Carnegie Mellon University. Mr. Datar received gold medals upon his graduation from the Indian Institute of Management, Ahmedabad, and the Institute of Cost and Works Accountants of India.

Mr. Datar holds a Master’s degree in Statistics and Economics and a Ph.D. in Business from Stanford University.

Qualifications and Skills Supporting Election to the Board:

◾ Expertise in finance, accounting, governance and risk management

◾ Public company director and committee experience

◾ Academic and commercial perspective on complex issues

Director Since: 2022 Age: 52 Other Public Company Boards: ◾ Hellenic Telecommunications Organization (OTE) (2017 to November 2021) Board Committees: ◾ Compensation

Srinivasan Gopalan

MANAGING DIRECTOR, DEUTSCHLAND GMBH

Biography:

Srinivasan Gopalan currently serves as the Managing Director of Telekom Deutschland GmbH. From January 1, 2017 to October 31, 2020, he was responsible for the Europe segment as a member of the Board of Management of Deutsche Telekom AG. During this time, he drove the convergence of fixed and mobile communications in the European national companies and initiated the 5G roll out. Mr. Gopalan was previously responsible for consumer business at Bharti Airtel in India, which covered broadband connections and satellite TV, in addition to mobile communications. His main focus was to position Airtel in what is an otherwise very price-sensitive market through innovative offerings. Before joining Bharti Airtel, Mr. Gopalan worked in the UK for over 10 years – at first in a number of functions for Capital One, which he left as Managing Director UK in 2009. He then worked as Chief Marketing Officer at T-Mobile UK and was part of the management team that led T-Mobile UK to the joint venture with Orange, everything-everywhere. He then transferred to Vodafone UK, where he was Director of the Consumer Business Unit for three years.

Mr. Gopalan studied Business Administration at St. Stephen’s College in New Delhi, India and later received a Master of Business Administration at Indian Institute of Management Ahmedabad in Ahmedabad, India.

Qualifications and Skills Supporting Election to the Board:

◾ Expertise in global telecommunications

◾ Core business, management and leadership skills

30	PROXY STATEMENT 2023 ⬛

Proposal 1: Election of Directors

Timotheus Höttges

CHIEF EXECUTIVE OFFICER OF DEUTSCHE TELEKOM

Biography:

Since January 2014, Mr. Höttges has served as Chief Executive Officer of Deutsche Telekom, our significant stockholder and a leading integrated telecommunications company. From March 2009 to December 2013, he served as Deutsche Telekom’s Chief Financial Officer and a member of the Board of Management. From December 2006 to March 2009, he was a member of the Board of Management responsible for the T-Home Unit (fixed network and broadband business, as well as integrated sales and service in Germany). From January 2003 to December 2006, Mr. Höttges headed European operations as a member of the Board of Management of T-Mobile International.

Mr. Höttges studied Business Administration at the University of Cologne.

Qualifications and Skills Supporting Election to the Board:

◾ Chief executive officer of major global communications company

◾ Core finance, business and leadership skills

Director Since: 2013

Age: 60

Other Public

Company Boards:

◾ Henkel AG & Co. KGaA

   (2018 to March 2022)

◾ BT Group plc

   (2016 to May 2020)

◾ Mercedes-Benz Group AG

Board Committees:

◾ CEO Selection (Chair)

◾ Executive (Chair)

Christian P. Illek

CHIEF FINANCE OFFICER OF DEUTSCHE TELEKOM

Biography:

Dr. Illek has served as the Chief Finance Officer of Deutsche Telekom, our significant stockholder and a leading integrated telecommunications company, since January 2019. Since April 2015, he has served as a Member of the Management Board of Deutsche Telekom, and was Chief Human Resources Officer from 2015 to 2018. Dr. Illek has also served as Chairman of the Supervisory Board for T-Systems International GmbH (a subsidiary of Deutsche Telekom) from November 2016 to June 2021. Prior to that, Dr. Illek was Chairman of the Management Board at Microsoft Germany from September 2012 to March 2015. From April 2010 to September 2012, he was Director of Marketing at Telekom Deutschland GmbH. In this position, he was responsible for all marketing activities for both consumers and business customers in Germany. He was also in charge of the Wholesale Center and the Value-Added Services Center, as well as international product development for Deutsche Telekom’s fixed-network, IPTV, a convergent and business customer portfolio. Before joining Deutsche Telekom, Dr. Illek held various managerial positions at Bain & Company and at Dell, in both Germany and Switzerland.

Dr. Christian P. Illek studied chemistry and business administration in Düsseldorf and Munich, beginning his career at the University of Munich in 1989.

Qualifications and Skills Supporting Election to the Board:

◾ Expertise in global telecommunications industry

◾  Expertise in human resources, business, finance and cybersecurity

Director Since: 2018 Age: 58 Board Committees: ◾ CEO Selection ◾ Compensation ◾ Executive ◾ Transaction

⬛ PROXY STATEMENT 2023	31

Proposal 1: Election of Directors

Director Since: 2013 Age: 60 Other Public Company Boards: ◾ Ströer Management SE ◾ Hellenic Telecommunications Organization (OTE) (2013 to 2018) Board Committees: ◾ Compensation ◾ Executive

Raphael Kübler

SENIOR VICE PRESIDENT OF THE CORPORATE OPERATING OFFICE OF DEUTSCHE TELEKOM

Biography:

In January 2014, Mr. Kübler assumed the position of Senior Vice President of the Corporate Operating Office of Deutsche Telekom, our significant stockholder and a leading integrated telecommunications company, and he reports directly to the Chief Executive Officer of Deutsche Telekom. From July 2009 to December 2013, Mr. Kübler served as Senior Vice President Group Controlling at Deutsche Telekom. In this position, he was responsible for the financial planning, analysis and steering of the overall Deutsche Telekom Group as well as the financial management of central headquarters and shared services. From November 2003 to June 2009, Mr. Kübler served as Chief Financial Officer of T-Mobile Deutschland GmbH, the mobile operations of Deutsche Telekom in Germany now known as Telekom Deutschland GmbH (a wholly owned subsidiary of Deutsche Telekom).

Mr. Kübler studied Business Administration at H.E.C. in Paris and the Universities of Bonn and Cologne. He holds a doctoral degree from the University of Cologne.

Qualifications and Skills Supporting Election to the Board:

◾ Expertise in global telecommunications industry

◾ Core business, management and leadership skills

◾ Complex financial management experience

Director Since: 2013 Age: 57 Board Committees: ◾ CEO Selection ◾ Executive ◾ Transaction (Chair)

Thorsten Langheim

MEMBER OF THE DEUTSCHE TELEKOM AG BOARD OF MANAGEMENT, USA AND GROUP DEVELOPMENT

Biography:

Mr. Langheim joined the Board of Management of Deutsche Telekom, our significant stockholder and a leading integrated telecommunications company, on January 1, 2019, where he is responsible for the “USA and Group Development” Board department, overseeing Deutsche Telekom’s U.S. business as well as corporate development, portfolio strategy and group M&A activities. This includes overseeing Deutsche Telekom’s 12% stake in BT Group as well as the management of Deutsche Telekom’s subsidiary Deutsche Funkturm. In addition, Mr. Langheim also serves as the Chairman and Co-founder of Deutsche Telekom Capital Partners, where he is responsible for the venture capital and private equity activities of Deutsche Telekom.

Prior to that, from 2009 to December 2018, he first served as Senior Vice President of Corporate Development and then as Executive Vice President Group Development at Deutsche Telekom. Prior to his roles at Deutsche Telekom, Mr. Langheim was Managing Director at the Private Equity Group of The Blackstone Group, an asset management and financial services company, from May 2004 to June 2009, primarily focusing on private equity investments in Germany. Before that, Mr. Langheim was Investment Banker and Vice President European M&A at J.P. Morgan in London and Assistant Director at WestLB in Düsseldorf between 1995 and 2004.

Mr. Langheim is a member of the Supervisory Board of Deutsche Sporthilfe and FC Bayern München AG as well as Chairman of Deutsche Funkturm.

Mr. Langheim holds a Master of Science degree in International Securities, Investment and Banking from the ISMA Centre for Education and Research at the University of Reading (United Kingdom) and a Bachelor’s degree (Hons) in European Finance and Accounting from the University of Bremen (Germany) and Leeds Business School (United Kingdom).

Qualifications and Skills Supporting Election to the Board:

◾ Expertise in global telecommunications industry

◾ Experience overseeing telecommunications and technology investments

◾ Corporate strategy and M&A experience

32	PROXY STATEMENT 2023 ⬛

Proposal 1: Election of Directors

Dominique Leroy

MEMBER OF THE DEUTSCHE TELEKOM AG BOARD OF MANAGEMENT, EUROPE

Biography:

Ms. Leroy has served as a member of the Board of Management of Deutsche Telekom since November 2020. Prior to that, from November 2019 to November 2020, she served as an independent advisor at Bain & Company. In 2011, she joined Proximus (formerly Belgacom) where she quickly became Head of the Consumer Market and held the position of CEO from January 2014 to September 2019. As the CEO of Proximus, she managed to turn around the company with a continuous growth phase and a strong customer experience focus. Ms. Leroy started her career at Unilever where her last position was Managing Director for Belgium and Luxembourg.

Ms. Leroy currently serves as a director at Compagnie de Saint Gobain and Hellenic Telecommunications Organization (“OTE”). She has also been a Board Member at Royal Ahold Delhaize, Lotus Bakeries, Proximus, and BICS. Ms. Leroy holds a Master’s degree in Industrial Engineering and Management from the Solvay Business School in Brussels.

Qualifications and Skills Supporting Election to the Board:

◾ Over 30 years of experience in consumer goods and telecommunication sector

◾ More than 10 years of board experience

Director Since: 2020

Age: 58

Other Public Company Boards:

◾ Hellenic Telecommunications  Organization (OTE)

◾ Compagnie de Saint-Gobain S.A.

◾ Koninklijke Ahold Delhaize N.V.,  commonly known as Royal Ahold
 Delhaize (2016 to 2021)

◾ Proximus (2014 to 2019)

◾ Lotus Bakeries (2009 to 2018)

Board Committees:

◾ Nominating and Corporate
Governance

Letitia A. Long

RECTOR, VIRGINIA TECH BOARD OF VISITORS; CHAIR, BOARD OF THE INTELLIGENCE & NATIONAL SECURITY ALLIANCE

Biography:

Ms. Long currently serves as the Rector of the Virginia Tech Board of Visitors and the Chair of the Board of the Intelligence & National Security Alliance. Ms. Long previously served on the board of directors of Urthecast Corporation from 2015 to 2018, the board of directors of Raytheon Company from 2015 to 2020, and the board of directors of Sonatype from 2017 to 2019. Additionally, she was the Deputy Director of Naval Intelligence for the Department of Defense from 2000 to 2003, the Deputy Undersecretary of Defense Intelligence (Planning, Policy & Resources) from 2003 to 2006, the Deputy Director of the Defense Intelligence Agency from 2006 to 2010, and the Director of the National Geospatial-Intelligence Agency from 2010 to 2014.

Ms. Long received her Bachelor of Science in Electrical Engineering from Virginia Polytechnic Institute and State University and her Master of Science in Engineering from The Catholic University of America.

Qualifications and Skills Supporting Election to the Board:

◾ Leadership in the intelligence community

◾ Expertise on national security issues impacting the telecommunications industry

◾ Expertise on cybersecurity

Director Since: 2021 Age: 64 Other Public Company Boards: ◾ Parsons Corporation ◾ Corporate Office Properties Trust ◾ Chain Bridge I Board Committees: ◾ Nominating and Corporate Governance Committee

⬛ PROXY STATEMENT 2023	33

Proposal 1: Election of Directors

Director Since: 2018 Age: 53 Other Public Company Boards: ◾ Shaw Communications (2018 to April 2023) Board Committees: ◾ Executive

G. Michael (Mike) Sievert

PRESIDENT AND CHIEF EXECUTIVE OFFICER OF T-MOBILE US, INC.

Biography:

Mr. Sievert serves as our President and Chief Executive Officer. Mr. Sievert served as our Chief Operating Officer from February 2015 to June 2018 and our President and Chief Operating Officer from June 2018 to April 2020. From April 2013 to February 2015, he served as our Executive Vice President and Chief Marketing Officer, and from November 2012 to April 2013, Mr. Sievert was Executive Vice President and Chief Marketing Officer of T-Mobile USA.

Prior to joining T-Mobile USA, Mr. Sievert was an entrepreneur and investor involved with several Seattle-area start-up companies. From April 2009 to June 2011, he was Chief Commercial Officer at Clearwire Corporation, a broadband communications provider, responsible for all customer-facing operations. From February 2008 to January 2009, Mr. Sievert was co-founder and Chief Executive Officer of Switchbox Labs, Inc., a consumer technologies developer, leading up to its sale to Lenovo. He also served from January 2005 to February 2008 as Corporate Vice President of the worldwide Windows group at Microsoft Corporation, responsible for global product management and P&L performance for that unit. Prior to Microsoft, he served as Executive Vice President and Chief Marketing Officer at AT&T Wireless for three years. He also served as Chief Sales and Marketing Officer at E*TRADE Financial and began his career with management positions at Procter & Gamble and IBM. He has served on the boards of Rogers Wireless Communications in Canada, Switch & Data Corporation, and a number of technology start-ups.

Mr. Sievert holds a Bachelor’s degree in Economics from the Wharton School at the University of Pennsylvania.

Qualifications and Skills Supporting Election to the Board:

◾ President and Chief Executive Officer of T-Mobile

◾  Expertise in telecommunications and technology industries

Director Since: 2013

Age: 59

        Lead Independent Director

Other Public

Company Boards:

◾ Black Hills Corporation

◾ First Interstate

BancSystem, Inc.

(2012 to 2020)

Board Committees:

◾ Audit

◾ CEO Selection

    ◾ Nominating and Corporate

Governance (Chair)

Teresa A. Taylor

CHIEF EXECUTIVE OFFICER OF BLUE VALLEY ADVISORS, LLC

Biography:

Since April 2011, Ms. Taylor has served as Chief Executive Officer of Blue Valley Advisors, LLC, an advisory firm. Ms. Taylor served as Chief Operating Officer of Qwest Communications, Inc., a telecommunications carrier, from August 2009 to April 2011. She served as Qwest’s Executive Vice President, Business Markets Group, from January 2008 to April 2009 and served as its Executive Vice President and Chief Administrative Officer from December 2005 to January 2008. Ms. Taylor served in various positions with Qwest and the former US West beginning in 1987. During her 24-year tenure with Qwest and US West, she held various leadership positions and was responsible for strategic planning and execution, sales, marketing, product, network, information technology, human resources and corporate communications.

Ms. Taylor holds a Bachelor of Science degree from the University of Wisconsin-LaCrosse.

Qualifications and Skills Supporting Election to the Board:

◾ Expertise in technology, media and telecommunications industries

◾ Expertise in strategic planning and execution, technology development, human resources, labor relations and corporate communications

◾ Public company director and committee experience

34	PROXY STATEMENT 2023 ⬛

Proposal 1: Election of Directors

Kelvin R. Westbrook

PRESIDENT AND CHIEF EXECUTIVE OFFICER OF KRW ADVISORS, LLC

Biography:

Mr. Westbrook is President and Chief Executive Officer of KRW Advisors, LLC, a consulting and advisory firm, a position he has held since October 2007. Mr. Westbrook also served as Chairman and Chief Strategic Officer of Millennium Digital Media Systems, L.L.C. (“MDM”), a broadband services company that later changed its name to Broadstripe LLC, from September 2006 until October 2007. Mr. Westbrook was also President and Chief Executive Officer of MDM from May 1997 until October 2006.

Mr. Westbrook holds an undergraduate degree in Business Administration from the University of Washington and a Juris Doctor degree from Harvard Law School.

Qualifications and Skills Supporting Election to the Board:

◾ Expertise in the telecommunications industry

◾ Core legal, media, marketing and risk analysis skills

◾ Public company director and committee experience

Director Since: 2013

Age: 67

Other Public

Company Boards:

◾ Archer Daniels Midland Company

◾ Camden Property Trust

◾ The Mosaic Company

◾ Stifel Financial Corp.
(2007 to 2018)

Board Committees:

◾ Compensation (Chair)

◾ Transaction

⬛ PROXY STATEMENT 2023	35

The following sets forth information regarding the executive officers of the Company. Biographical information pertaining to Mr. Sievert, who is both an executive officer and a director of the Company, can be found in the Section titled “Proposal 1—Election of Directors.”

Name	Age	Position

G. Michael Sievert	53	President and Chief Executive Officer

Peter Osvaldik	45	Executive Vice President and Chief Financial Officer

Peter A. Ewens	60	Executive Vice President, Corporate Strategy and Development

Ulf Ewaldsson	57	President, Technology

Callie R. Field	44	President, Business Group

Jonathan A. Freier	47	President, Consumer Group

Michael J. Katz	44	President, Marketing, Innovation and Experience

Deeanne King	56	Executive Vice President and Chief People Officer

Mark W. Nelson	55	Executive Vice President and General Counsel

PETER OSVALDIK

Mr. Osvaldik serves as our Executive Vice President and Chief Financial Officer, a position he has held since July 2020, and is responsible for leading the financial functions of the Company. From June 2016 to June 2020, he served as our Chief Accounting Officer and Senior Vice President of Finance. From January 2016 to June 2016, Mr. Osvaldik served as our Vice President, External Reporting & Technical Accounting. Prior to joining T-Mobile, from May 2014 to December 2015, he served as Chief Accounting Officer at Outerwall Inc. (formerly Coinstar, Inc.), a provider of automated retail solutions, including movie and video game rental kiosks as well as coin cashing machines. From November 2010 to May 2014, he served in various capacities at Outerwall Inc. including as Corporate Controller and as Controller, Coinstar LOB. Prior to that, Mr. Osvaldik was a Senior Manager at PricewaterhouseCoopers LLP, a national public accounting firm. Mr. Osvaldik holds Bachelor’s degrees in Accounting and Biochemistry from Western Washington University.

PETER A. EWENS

Mr. Ewens serves as our Executive Vice President, Corporate Strategy and Development. He leads the Company’s corporate strategy, business development and M&A activities, which include spectrum strategy and acquisitions. Mr. Ewens has also served as Executive Vice President and Chief Strategy Officer of T-Mobile USA since July 2010. From April 2008 until July 2010, Mr. Ewens was Senior Vice President, Corporate Strategy at T-Mobile USA. Before joining T-Mobile USA, Mr. Ewens was Vice President of OEM Business at Sun Microsystems, a computer software and information technology services company, from June 2006 to March 2008. Before that, Mr. Ewens was a partner at McKinsey & Company, a global management consulting firm. Mr. Ewens holds a Master of Science in Management from the Sloan School at Massachusetts Institute of Technology, and a Master’s and Bachelor’s degree in Electrical Engineering from the University of Toronto.

ULF EWALDSSON

Mr. Ewaldsson serves as our President, Technology. As part of our previously announced technology leadership transition from Neville R. Ray to Ulf Ewaldsson, Mr. Ewaldsson has assumed the role of President, Technology, starting April 10, 2023. Mr. Ray will remain with the Company in an advisory role until his retirement on and about October 1, 2023. Prior to that, Mr. Ewaldsson served as our Executive Vice President & Chief Network Officer from October 2021 to April 2023, our Senior Vice President & Chief Network Officer from April 2020 to October 2021, and our Senior Vice President of Technology Transformation from January 2019 to April 2020. Previously, he held several leadership positions at Telefonaktiebolaget LM Ericsson, including Chief Technology Officer, Chief Strategy Officer, head of radio business and head of business area digital services. Mr. Ewaldsson has been instrumental in helping to create some of the most innovative mobile communication products, such as multi-standard RBS, antenna-integrated radio units, femto base

36	PROXY STATEMENT 2023 ⬛

Executive Officers

stations and NB-IoT. Mr. Ewaldsson was also instrumental in the creation and development of the 5G standard as CTO of Ericsson. Mr. Ewaldsson is currently a member of the Royal Swedish Academy of Engineering Sciences. He is also currently a member of the board of trustees of the National Nordic Museum in Seattle, and a director at Corporate Fiber AB. He previously served as a member of the board of directors of Swedish Royal Institute of Technology (Chair) in Stockholm, ASSA-ABLOY AB, Digital Demo Stockholm, Telecom Management Forum and the Lund University. Mr. Ewaldsson received a Master of Science in Engineering and Business Management from Linköping Technical University. He also attended executive training at Columbia University in New York.

CALLIE R. FIELD

Ms. Field serves as our President, Business Group, leading our T-Mobile for Business team responsible for envisioning a 5G future for business and government customers. Prior to that, she served as our Executive Vice President and Chief Customer Experience Officer, leading the customer care and digital teams to deliver legendary customer experiences. Ms. Field began her career at T-Mobile 18 years ago and has since taken on a variety of leadership roles across Retail and Customer Care. Her deep sales expertise and obsession with customer experience, coupled with her exceptional track record leading award-winning sales and care organizations, uniquely position her to inspire best-in-class customer experiences for T-Mobile’s business and government customers. Ms. Field holds a Bachelor’s degree in literary studies from Bard College at Simon’s Rock and a Juris Doctor and a Master of Business Administration from Texas Tech University.

JONATHAN A. FREIER

Mr. Freier serves as our President, Consumer Group, leading consumer-facing brands and operations for both postpaid and prepaid customer segments. He is responsible for teams leading consumer strategy and experience, consumer marketing, consumer operations, go-to-market planning, branded retail and customer services, and the portfolio of independently owned and operated sales and distribution channels. Mr. Freier has over 25 years of experience in the telecommunications industry. Starting on the frontline with Western Wireless, T-Mobile’s predecessor company, Mr. Freier launched his wireless career in Lubbock, Texas in 1994 when the company had fewer than 75,000 total customers. With a concentration in rural, unserved markets throughout the Western United States, Western Wireless created VoiceStream in 1996, spun off VoiceStream in 1999, and then became T-Mobile in 2001. Mr. Freier holds a Bachelor of Science in organizational management from Lubbock Christian University and a Master of Science in organizational leadership from Colorado State University.

MICHAEL J. KATZ

Mr. Katz serves as our President, Marketing, Innovation and Experience, responsible for everything from brand strategy and insights to digital experiences and marketing, to media, commercial, sponsorships, events, offers, promotions and customer acquisition and management. Prior to that, from June 2022 to December 2022, he served as our Chief Marketing Officer. Prior to that, he served as our President, Business Group, leading all marketing, sales, operations, IoT, and business development for the organization, as well as for T-Mobile’s wholesale and wireline businesses. Mr. Katz started his T-Mobile career over 20 years ago working in the third-party distribution and sales organization. There, he helped launch and build distribution networks in some of the Company’s biggest markets, like Denver and Chicago. Before his current role, he worked across an array of T-Mobile teams, including marketing, corporate strategy, and sales. In 2017, Mr. Katz was recognized as one of Puget Sound Business Journal’s top 40 business leaders under 40 in the Seattle area. Mr. Katz holds a Bachelor’s degree in sociology from Colorado State University.

DEEANNE KING

Ms. King serves as our Executive Vice President and Chief People Officer. Ms. King is responsible for leading the human resources function that supports our employees across the country. Over the past 30+ years, Ms. King held a wide variety of executive positions across nearly all functions at Sprint, including, most recently, the role of Chief Human Resources Officer and Chief Diversity Officer. Ms. King held that position from August 2018 to April 2020, encompassing leadership of all human resources operations and diversity and inclusion programs. From August 2017 to August 2018, she served as Senior Vice President, Omni-Channel Operations, Customer Experience and Fraud Operations. Prior to that, from October 2014 through August 2017 she served as Vice President, Omni-Channel Operations and Customer Experience. Ms. King received a Bachelor of Business Administration in Computer Information Systems degree from Baylor University in 1989, as well as completed the Strategic Business Leadership Series program from Georgetown University in 2007 and the Executive Leadership Program in 2012 from Duke University.

MARK W. NELSON

Mr. Nelson serves as our Executive Vice President and General Counsel, a position he has held since October 2021. He oversees the Company’s legal and government affairs. Prior to joining T-Mobile, Mr. Nelson practiced law for more than 25 years at Cleary Gottlieb Steen & Hamilton LLP, where he worked on a broad range of complex matters involving mergers and antitrust counseling, civil and criminal litigation, and regulatory proceedings before federal and state government agencies. Mr. Nelson has earned distinction as one of the nation’s leading antitrust lawyers and litigators from numerous publications, including Chambers, American Lawyer, Benchmark Litigation and Legal 500. Mr. Nelson received a Bachelor of Science degree from Cornell University and a Juris Doctor from Harvard Law School.

⬛ PROXY STATEMENT 2023	37

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Although ratification of the appointment of Deloitte by our stockholders is not required, the Board is submitting the appointment of Deloitte to our stockholders for ratification as a matter of good corporate governance.

Changes in Certifying Accountant

On April 13, 2022, our Audit Committee dismissed PricewaterhouseCoopers LLP “(PwC”) as the Company’s independent registered public accounting firm. The reports of PwC on the consolidated financial statements of the Company and its subsidiaries as of and for the fiscal year ended December 31, 2021 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s fiscal year ended December 31, 2021, and the subsequent interim period through April 13, 2022, there were: (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which, if not resolved to PwC’s satisfaction, would have caused PwC to make reference thereto in their reports, and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

We previously provided PwC with a copy of the above disclosures as included in our Current Report on Form 8-K filed with the SEC on April 15, 2022, and requested PwC to furnish us with a letter addressed to the SEC stating whether PwC agreed with the statements made by us in response to Item 304(a) of Regulation S-K and, if not, stating the respects in which it does not agree. A copy of PwC’s letter, dated April 15, 2022, is attached as Exhibit 16.1 to that Current Report on Form 8-K, and is incorporated herein by reference.

On April 13, 2022, the Audit Committee approved the engagement of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, effective immediately after the Company filed its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022 with the SEC. During the Company’s fiscal year ended December 31, 2021, and the subsequent interim period through April 13, 2022, neither the Company nor anyone acting on its behalf consulted with Deloitte regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Deloitte concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any “reportable event” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

We expect representatives of Deloitte to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions by stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2023

Required Vote

The affirmative vote of a majority of the votes cast by stockholders entitled to vote at the Annual Meeting is required to approve this proposal. If the stockholders do not ratify the appointment of Deloitte, the Audit Committee will reconsider the appointment but is under no obligation to appoint a different independent registered public accounting firm.

38	PROXY STATEMENT 2023 ⬛

Proposal 2: Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm

for Fiscal Year 2023

Pre-Approval Process

The Audit Committee is responsible for reviewing and, if appropriate, pre-approving all audit, audit-related and non-audit services to be performed by our independent registered public accounting firm. The Audit Committee charter authorizes the Audit Committee to establish a policy and related procedures regarding the pre-approval of audit, audit-related and non-audit services to be performed by our independent registered public accounting firm.

The Audit Committee has delegated its pre-approval authority to the Chair of the Audit Committee, who is authorized to pre-approve services to be performed by our independent registered public accounting firm and the compensation to be paid for such services if it is impracticable to delay the review and approval of such services and compensation until the next regularly scheduled meeting of the Audit Committee; provided that, in such case, the Chair shall provide a report to the Audit Committee at its next regularly scheduled meeting of any services and compensation approved by the Chair pursuant to the delegated authority.

Fees Paid to PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP was paid the following fees for services rendered as the Company’s principal independent registered public accounting firm during fiscal years 2022 and 2021, which were approved in conformity with the Audit Committee’s pre-approval process, as described above under “Pre-Approval Process”:

	2022 ($)	2021 ($)

Audit Fees[1]	810,000	36,513,000

Audit-Related Fees[2]	207,000	615,000

Tax Fees[3]	495,000	486,000

All Other Fees[4]		1,000

Total Fees	1,512,000	37,615,000

1

Audit Fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, quarterly review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, audit services provided in connection with other statutory and regulatory filings and successor auditor transition services.

2

Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under Audit Fees. This category includes fees related to audit and attest services not required by statute or regulations, and consultations concerning financial accounting and reporting standards.

3	Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance.
4	All Other Fees consist of fees for permitted services other than those that meet the criteria above and include fees associated research subscriptions.

Fees Paid to Deloitte & Touche LLP

On April 13, 2022, the audit committee approved the engagement of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, subject to Deloitte’s standard client acceptance procedures and execution of an engagement letter, effective immediately after the Company files its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022 with the SEC. Deloitte & Touche LLP billed T-Mobile the following fees for services rendered during fiscal year 2022, which were approved in conformity with the Audit Committee’s pre-approval process, as described above under “Pre-Approval Process”:

2022 ($)

Audit Fees[1]	36,493,000

Audit-Related Fees[2]	1,590,000

Tax Fees[3]	346,000

All Other Fees[4]	7,000

Total Fees	38,436,000

1

Audit Fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, quarterly review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and audit services provided in connection with other statutory and regulatory filings.

⬛ PROXY STATEMENT 2023	39

Proposal 2: Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm

for Fiscal Year 2023

2

Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under Audit Fees. This category includes fees related to audit and attest services including those related to acquisition or disposals, those not required by statute or regulations, and consultations concerning financial accounting and reporting standards.

3	Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance.
4	All Other Fees consist of fees for permitted services other than those that meet the criteria above and include fees associated with research subscriptions.

Audit Committee Report

In the performance of its oversight responsibilities, the Audit Committee (i) reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements for the fiscal year ended December 31, 2022, (ii) discussed with the Company’s independent registered public accounting firm the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, (iii) received the written disclosures and the letter from the Company’s independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee regarding independence, and (iv) discussed with the Company’s independent registered public accounting firm any relationships that may impact its objectivity and independence and satisfied itself as to the firm’s independence.

Company management is responsible for the assessment and determination of risks associated with the Company’s business, financial reporting, operations and contractual obligations. The Audit Committee, together with the Board of Directors, is responsible for overseeing the Company’s management of risks. As part of its responsibilities for overseeing the Company’s management of risks, the Audit Committee has reviewed and discussed the Company’s enterprise-wide risk assessment, and the Company’s policies with respect to risk assessment and risk management, including discussions of individual risk areas as well as an annual summary of the overall process.

The Audit Committee has discussed with the Company’s Internal Audit Department and its independent registered public accounting firm the overall scope of and plans for their respective audits. The committee regularly meets with the head of the Company’s Internal Audit Department and representatives of the independent registered public accounting firm, in regular and executive sessions, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting and compliance programs.

Management is responsible for the Company’s financial reporting process, including establishing and maintaining adequate internal control over financial reporting and the preparation of the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm also is responsible for performing an independent audit of the effectiveness of the Company’s internal control over financial reporting and issuing a report thereon. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the Company’s independent registered public accounting firm. Based on the review and discussion and the representations made by management and the Company’s independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2022 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

The Audit Committee:

Srikant M. Datar, Ph.D., Chairman

Bavan Holloway

Teresa A. Taylor

The material contained in this Audit Committee Report does not constitute soliciting material, is not deemed filed with the SEC, and is not incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made on, before, or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

40	PROXY STATEMENT 2023 ⬛

We are asking stockholders to approve an advisory, non-binding resolution (commonly referred to as a “say-on-pay” resolution) to approve the compensation of the Company’s named executive officers as reported in this proxy statement.

We urge stockholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables, notes and narrative, which provide detailed information on the compensation of our named executive officers for 2022. The Board and the Compensation Committee believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to the Company’s recent and long-term success.

The Board has adopted a policy providing for a triennial “say-on-pay” advisory vote. In accordance with this policy and Section 14A of the Exchange Act and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of T-Mobile US, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers for 2022 as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s Annual Meeting of Stockholders.

This advisory “say-on-pay” resolution is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. Unless the Board modifies its policy on the frequency of future “say-on-pay” advisory votes, which it may do following the outcome of Proposal 4 (Advisory Vote on the Frequency of Future Advisory Votes to Approve the Compensation Provided to the Company’s Named Executive Officers, for which the Board has recommended that our stockholders vote for a frequency of every three years), the next “say-on-pay” advisory vote will be held at the 2026 annual meeting of stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR 2022

Required Vote

The affirmative vote of a majority of the votes cast by stockholders entitled to vote at the Annual Meeting is required to approve this proposal.

⬛ PROXY STATEMENT 2023	41

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our 2022 executive compensation program for the following executive officers who served in the positions set forth below during 2022 (collectively, the “Named Executive Officers”):

⬛ G. Michael Sievert	⬛ Peter Osvaldik	⬛ Neville R. Ray
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer	Former President, Technology(1)

⬛ Mark W. Nelson	⬛ Peter A. Ewens	⬛ Brandon D. Draper
Executive Vice President and General Counsel	Executive Vice President, Corporate Strategy and Development	Former Executive Vice President, Emerging Products(2)

1

On February 13, 2023, the Company announced that the Company and Mr. Ray have agreed that Mr. Ray’s retirement date will be on or about October 1, 2023. Effective April 10, 2023, Mr. Ulf Ewaldsson was appointed President, Technology and Mr. Ray ceased to serve as our President, Technology. Mr. Ray will continue to serve as our President and Strategic Network Advisor to the CEO until his retirement date.

2	Effective April 2, 2022, Mr. Draper ceased to serve as our Executive Vice President, Emerging Products.

42	PROXY STATEMENT 2023 ⬛

Executive Compensation

T-MOBILE DELIVERS INDUSTRY-LEADING CUSTOMER, POSTPAID SERVICE REVENUE AND CASH FLOW GROWTH IN 2022

Our differentiated growth strategy drove industry-best growth in postpaid net account additions of 1.4 million1, postpaid net customer additions of 6.4 million and High Speed Internet net customer additions of 2.0 million in 2022. We ended 2022 with a record high in total customers of 113.6 million.

Our record customer growth translated into industry-leading postpaid service revenue and cash flow growth in 2022. We ended 2022 with total service revenues of $61.3 billion, postpaid service revenues of $45.9 billion, net income of $2.6 billion, Core Adjusted EBITDA of $26.4 billion, net cash provided by operating activities of $16.8 billion and Free Cash Flow of $7.7 billion. We realized approximately $6.0 billion of synergies from the Sprint Combination in 2022.

We further extended our reputation for value while translating our 5G lead into overall network leadership for the first time, as noted by multiple third parties. At the end of 2022, our 5G network covered 325 million people (98% of Americans), and our super-fast Ultra Capacity 5G covered 263 million people nationwide.

Our stock price increased by 64.5% from April 1, 2020 (the closing date of the Sprint Combination) to December 31, 2022.

Core Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. Each of the non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations to the most directly comparable GAAP financial measures are provided in Appendix A to this Proxy Statement. Additionally, starting in the first quarter of 2023, we have renamed Free Cash Flow to Adjusted Free Cash Flow. This change in name did not result in any change to the definition or calculation of this non-GAAP financial measure.

1	AT&T Inc. historically does not disclose postpaid net account additions.

Executive Compensation Program

Our executive compensation program is aligned with our business strategy and is designed to attract, motivate and retain top talent, reward short-term and long-term business results and exceptional performance, and most importantly, maximize stockholder value. Our program is competitive in the marketplace and highly incentive-based, with Company performance determining a significant portion of total compensation.

⬛ PROXY STATEMENT 2023	43

Executive Compensation

KEY FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM

WHAT WE DO

Emphasis on pay for performance

Independent compensation consultant

Executive and director stock ownership guidelines

Clawback policy to recapture incentive payments

Use of multiple performance measures and caps on potential incentive payments

Substantial majority of target total compensation is variable

Use of executive compensation statements (“tally sheets”)

Annual risk assessment of compensation programs

WHAT WE DON’T DO

No excise tax gross ups

No guaranteed bonuses

No plans that encourage excessive risk taking

No single-trigger payments or vesting of equity awards upon a change in control

No significant perquisites

GOALS OF COMPENSATION PROGRAM

What We Pay and Why: Goals and Elements of Compensation

Emphasis on pay for performance	Attract, retain and motivate talented and experienced executives within the highly competitive and dynamic wireless communications industry	Recognize and reward executives whose skills and performance are critical to our success	Align interests of our executives with our stockholders	Encourage appropriate risk taking

ELEMENTS OF TOTAL DIRECT COMPENSATION

Summary of Named Executive Officer Average Target Compensation as of December 31, 2022

To promote a performance-based culture that further aligns the interests of management and stockholders, in 2022, our executive compensation program focused extensively on variable, performance-based compensation. With respect to our Named Executive Officers who were employed by us as of December 31, 2022, the substantial majority of our Chief Executive Officer’s and other Named Executive Officers’ actual total compensation as reported in the 2022 Summary Compensation Table was in the form of variable compensation (short-term and long-term incentives).

44	PROXY STATEMENT 2023 ⬛

Executive Compensation

Factors Considered in Determining Executive Compensation

COMPENSATION CONSULTANT AND MANAGEMENT

The Compensation Committee sets compensation levels for our Named Executive Officers based on the individual skills, experience and achievements of each executive officer, taking into account market analysis, input by its independent compensation consultant (Mercer) and the compensation recommendations of our Chief Executive Officer, except with respect to his own compensation. The Chief Executive Officer provides recommended annual compensation adjustments for the other Named Executive Officers’ base salaries, target annual short-term incentive opportunities and target long-term incentive opportunities. The Compensation Committee believes that input from both its independent compensation consultant and our Chief Executive Officer provides useful information and points of view to assist the Compensation Committee in determining appropriate compensation.

The Compensation Committee has assessed the independence of Mercer pursuant to the rules prescribed by the SEC and has concluded that no conflict of interest existed in 2022 or currently exists that would prevent Mercer from serving as an independent consultant to the Compensation Committee.

APPROACH TO COMPENSATION BENCHMARKING

We believe a competitive total compensation package is necessary to attract and retain an executive management team with the appropriate abilities and experience required to lead the Company and execute on our strategic business plan. We use comparative executive officer compensation data publicly disclosed by a peer group of public companies in addition to compensation survey data with respect to that peer group to evaluate the competitiveness of our executive officer compensation and to guide the compensation for newly hired and promoted executive officers. In analyzing this information, we compare our executive compensation program as a whole to the programs of our peer group and compare the pay of our individual executives to that of the executive officers of our peer group if we believe the positions are sufficiently similar to make meaningful comparisons. We do not target a specific percentile in the range of comparative data for each individual or for each component of compensation, except as provided below for Mr. Sievert. In determining the amount of base salary, the target annual short-term incentive award value and the target annual long-term incentive award value for each Named Executive Officer, we review the comparative compensation data and consider each executive’s level of responsibility, prior experience, past job performance, internal comparators, contribution to the Company’s success and results achieved. The Compensation Committee exercises its business judgment and discretion and does not apply formulas or assign these factors specific mathematical weights, except as provided below for Mr. Sievert.

During 2022, Mr. Sievert’s employment agreement with the Company, which was entered into in November 2019 (as amended, the “2019 Sievert Employment Agreement”) and which, as discussed below, was amended and restated in March 2023, required us to review the compensation of Chief Executive Officers in our peer group for purposes of determining certain components of Mr. Sievert’s 2022 compensation. The 2019 Sievert Employment Agreement provided that effective January 1, 2022, Mr. Sievert’s base salary would be increased to the greater of (i) $1,600,000 and (ii) the then-current median annual base salary for Chief Executive Officers in our peer group. In accordance with this provision, the Company, along with the Compensation Committee and their consultant determined that the median annual base salary for Chief Executive Officers in our peer group as of January 1, 2022 was $1,667,506, and, accordingly, increased Mr. Sievert’s base salary to such amount on January 1, 2022. Additionally, the 2019 Sievert Employment Agreement provided that effective January 1, 2022, Mr. Sievert’s annual long-term incentive (“LTI”) target value would increase to the greater of (i) $15,000,000 and (ii) the then-current median target grant-date value of annual equity incentive awards for Chief Executive Officers in our peer group. In accordance with this provision, the Company, along with the Compensation Committee and their consultant determined that the median target grant-date value for Chief Executive Officers in our peer group as of January 1, 2022 was $16,166,667, and, as a result, Mr. Sievert’s annual LTI awards granted in 2022 had a target grant-date value of $16,166,667. The 2019 Sievert Employment Agreement also provided that 60% of the time-based restricted stock units (“RSUs”) granted to him as annual LTI awards during 2022 would have a total vesting schedule length no longer than the median total vesting schedule length of annual time-based equity incentive awards for Chief Executive Officers in our peer group at the time such RSUs are granted. In accordance with this provision, the Company, along with the Compensation Committee and their consultant, determined that the median total vesting schedule length of annual time-based equity incentive awards for Chief Executive Officers in our peer group was three years, which is the same as the three-year vesting schedule that generally applies to time-based RSUs granted to our employees.

EXECUTIVE COMPENSATION PEER GROUP

We select our peer group based on similarity to us in terms of relative size of revenue and market capitalization, industry and the ability to compete with us for talent at the executive officer level. The Compensation Committee reviews the Company’s peer group on an annual basis.

Our 2022 peer group was the same as our 2021 peer group. This peer group, established effective as of January 1, 2021, was used to set executive compensation for 2022. The following chart shows T-Mobile’s 2022 peer group of 14 companies and each such company’s revenue for its most recent fiscal year and market capitalization as of December 31, 2022.

⬛ PROXY STATEMENT 2023	45

Executive Compensation

T-Mobile Executive Compensation Peer Group

Peer Company	Revenue (in billions) As of Peer Fiscal Year-End	Market Capitalization (in billions) As of December 31, 2022

AT&T, Inc.	$120.74	$131.19

Charter Communications, Inc.	$54.02	$52.62

Cisco Systems, Inc.	$51.56	$195.71

Comcast Corp.	$121.43	$151.19

Dish Network Corp.	$16.68	$7.45

Intel Corp.	$63.05	$109.08

International Business Machines Corp.	$60.53	$127.38

Liberty Global plc	$7.20	$8.84

Lumen Technologies, Inc.	$17.48	$5.40

Microsoft Corp.	$198.27	$1,788.22

Oracle Corp.	$42.44	$220.39

QUALCOMM Incorporated	$44.20	$123.24

The Walt Disney Company	$82.72	$158.43

Verizon Communications Inc.	$136.84	$165.47

Median	$57.28	$129.29

T-Mobile US, Inc.	$79.57	$174.18

ANALYSIS OF EXECUTIVE OFFICER COMPENSATION

The key components of our annual target total compensation package for executive officers are base salary, annual cash-based short-term incentive awards, and long-term equity incentive awards, including PRSUs and RSUs.

TARGET TOTAL DIRECT COMPENSATION

The Compensation Committee reviews the compensation of the Named Executive Officers based on a market analysis prepared by management in partnership with the Compensation Committee’s independent compensation consultant. Based on the Compensation Committee’s assessment of each Named Executive Officer in relation to peer proxy and survey market data related to such peer group, the executive officer’s contributions to the Company’s ongoing strategy, and, for Mr. Sievert, the peer group comparative provisions in the 2019 Sievert Employment Agreement, the Compensation Committee increased the total target compensation for the Named Executive Officers for 2022, including an increase to one or more of the following components: base salary, target annual short-term incentive opportunity and target annual long-term incentive opportunity.

46	PROXY STATEMENT 2023 ⬛

Executive Compensation

The following table shows the target total direct compensation established for the Named Executive Officers for 2022.

Name	Base Salary ($)	Target STIP Percent(1)	Target STIP Value ($)	Total Target Cash ($)	Target LTIP Percent(2)	Target LTIP Value ($)	Total Direct Compensation ($)

G. Michael Sievert	1,667,506	250%	4,168,765	5,836,271	—	16,166,667	22,002,938

Peter Osvaldik	800,000	175%	1,400,000	2,200,000	250%	5,500,000	7,700,000

Neville R. Ray	950,000	200%	1,900,000	2,850,000	250%	7,125,000	9,975,000

Mark W. Nelson	950,000	185%	1,757,500	2,707,500	250%	6,768,750	9,476,250

Peter A. Ewens	750,000	150%	1,125,000	1,875,000	200%	3,750,000	5,625,000

Brandon D. Draper(3)	625,000	150%	937,500	1,562,500	200%	3,125,000	4,687,500

1	Target STIP Percent reflected as a percent of base salary.
2	Target LTIP Percent reflected as a percent of total target cash.
3	For Mr. Draper, amounts reflect total target direct compensation as of his termination date.

ANNUAL BASE SALARIES

Base salary is designed to provide a competitive fixed component of income. Base salaries for our Named Executive Officers are set by the Compensation Committee, with assistance from the Compensation Committee’s independent compensation consultant, after consideration of various factors including individual performance, executive experience and skill set, retention considerations, and market data. In particular, the Compensation Committee focuses on how base salary levels may impact the market competitiveness of an executive’s total compensation opportunity and, for Mr. Sievert, comparative data from Chief Executive Officers in our peer group in accordance with the 2019 Sievert Employment Agreement. See further discussion under “— Factors Considered in Determining Executive Compensation” above.

At the February 2022 Compensation Committee meeting, the Compensation Committee approved the following base salaries of the Named Executive Officers for 2022:

Name	2021 Base Salary ($)	2022 Base Salary ($)

G. Michael Sievert	1,500,000	1,667,506

Peter Osvaldik	750,000	800,000

Neville R. Ray	950,000	950,000

Mark W. Nelson	950,000	950,000

Peter A. Ewens	750,000	750,000

Brandon D. Draper	625,000	625,000

ANNUAL SHORT-TERM INCENTIVES

Our executive officers are eligible for annual cash-based short-term incentive awards under the 2013 T-Mobile Omnibus Incentive Plan, as amended (the “2013 Plan”). The Compensation Committee sets the annual target value of each executive’s short-term incentive award opportunity as a percentage of the executive’s base salary. The final award is based on the applicable executive’s eligible base earnings for the performance period. Generally, award opportunities for each metric evaluated under the 2013 Plan are established at threshold, target and maximum levels. The maximum level for each metric is capped at 200% of target, and as a result, the overall potential amount that could be earned is capped at 200% of target.

The 2022 short-term incentive plan (the “2022 STIP”) awards for our executive officers, including the Named Executive Officers, were based entirely on Company performance, which was measured by: US GAAP Service Revenue, Total Net Additions, Core Adjusted EBITDA, and Free Cash Flow. These measures (the relative weightings of which are set forth in the table below) were aligned with the operational objectives of the Company’s business. Attainment of the threshold performance level (representing attainment of 25% of the target performance level) for at least one of the performance metrics was required in order for the executives to receive any payment under the 2022 STIP. If none of the performance thresholds had been achieved during 2022, no awards would have been paid.

⬛ PROXY STATEMENT 2023	47

Executive Compensation

Metric	Weight	Minimum Performance (in millions)	Target Performance (in millions)	Maximum Performance (in millions)	Actual Performance (in millions)	Achievement

US GAAP Service Revenue	20%	$56,917	$59,917	$60,667	$61,323	200%

Total Net Additions	20%	4.018	6.018	7.018	6.757	174%

Core Adjusted EBITDA	30%	$23,625	$25,625	$26,625	$26,391	177%

Free Cash Flow(1)	30%	$ 6,004	$ 7,254	$ 8,254	$ 7,696	144%

Total Corporate Attainment						171%

1

Actual performance of Free Cash Flow excludes the impacts of the cyberattack that the Company publicly disclosed in August 2021 (the “August 2021 cyberattack”). Actual performance of Free Cash Flow under our 2022 STIP equals Free Cash Flow for the full year 2022 of $7,656 million as reported in our Annual Report on Form 10-K, plus the impact of the August 2021 cyberattack of $40 million. See Appendix A to this Proxy Statement for a reconciliation of Free Cash Flow as reported in our Annual Report on Form 10-K.

The Company performed above target levels with respect to all four performance metrics in 2022. Overall performance under the 2022 STIP, determined based on actual performance for each performance metric and the relative weighting of each such metric (as disclosed in the table above), was achieved at 171% of target. The following table shows the payouts under the 2022 STIP for each Named Executive Officer based on these performance results.

Name	Base Earnings(1) ($)	Target 2022 STIP Percent (as a % of Base Salary)	Target 2022 STIP Value ($)	Company Performance Attainment	Total 2022 STIP Payout Value ($)

G. Michael Sievert	1,667,506	250%	4,168,765	171%	7,128,588

Peter Osvaldik	800,000	175%	1,400,000	171%	2,394,000

Neville R. Ray	950,000	200%	1,900,000	171%	3,249,000

Mark W. Nelson	950,000	185%	1,757,500	171%	3,005,325

Peter A. Ewens	750,000	150%	1,125,000	171%	1,923,750

Brandon D. Draper	157,534	150%	236,301	171%	404,075

1

Base earnings reflect eligible earnings as reported by T-Mobile payroll, except for Messrs. Sievert and Nelson, each of whose base earnings reflect the Named Executive Officer’s full annual base salary as set forth in the Named Executive Officer’s employment agreement or offer letter, as applicable, and except for Mr. Draper, whose base earnings reflect base salary in 2022 through his termination date.

48	PROXY STATEMENT 2023 ⬛

Executive Compensation

LONG-TERM INCENTIVES

We grant our executive officers long-term incentive compensation in the form of PRSUs and RSUs under the 2013 Plan and the Sprint Corporation Amended and Restated 2015 Omnibus Incentive Plan (the “2015 Plan”). For PRSUs granted in 2022, 65% are measured based on our relative total shareholder return (“RTSR”) over a three-year performance period and 35% are measured based on our free cash flow (“FCF”) over a three-year performance period. We believe these to be appropriate performance measures. RTSR inherently reflects relevant financial and operational results as share price is a reflection of our current and expected future performance and directly links a significant portion of executive officer compensation to stockholder value creation. FCF provides increased focus on our ability to generate cash from operations and our core long-term financial outcomes that are most beneficial to the Company and its stockholders. Earned RTSR PRSUs are settled in shares of our common stock, and the FCF PRSUs are settled in cash (with the amount of cash paid based on the value of our common stock).

2022 Long-Term Incentive Structure

LONG-TERM INCENTIVE AWARDS GRANTED IN 2022

On February 15, 2022, we granted annual long-term incentive awards to our Named Executive Officers. Each such Named Executive Officer received half of the aggregate value of their 2022 long-term incentive awards in the form of PRSUs and half of such value in the form of RSUs. We believe this mix emphasizes long-term Company performance as well as the retention and engagement of the Named Executive Officers. RSU awards for 2022 generally vest annually in three equal tranches beginning February 15, 2023, subject to the Named Executive Officer’s continued service through the applicable vesting date. The annual PRSU awards for 2022 generally cliff vest at the conclusion of the three-year performance period ending on the third anniversary of the grant date, subject to the Named Executive Officer’s continued service through the vesting date and based on the level of RTSR or FCF performance (as applicable) attained during the performance period as certified by the Section 16 Subcommittee of the Compensation Committee.

FCF PRSUs

For the PRSU awards eligible to vest based on FCF performance, PRSU achievement can range from 0% to 200% of target based on absolute FCF performance, and payouts are determined by multiplying the target number of PRSUs by an Adjustment Percentage as set forth in the following table. No payout will be made if performance is attained below threshold performance. For FCF performance between the Threshold, Target, and Maximum values, the Adjustment Percentage shall be interpolated on a linear basis (except for a ranking below the Threshold value, in which case the Adjustment Percentage shall equal 0%). While we do not disclose the Threshold, Target, and Maximum absolute FCF performance values for competitive reasons, the Threshold, Target, and Maximum number of FCF PRSUs that could have been earned by the Named Executive Officers are disclosed in the 2022 Grants of Plan-Based Awards Table below.

2022-2025 PRSU Award Absolute FCF Design
FCF Achievement	Adjustment Percentage
Below Threshold	0%
Threshold	25%
Target	100%
Maximum	200%

⬛ PROXY STATEMENT 2023	49

Executive Compensation

RTSR PRSUs

For the PRSU awards eligible to vest based on RTSR, PRSU achievement can range from 0% to 200% of target based on our total stockholder return relative to the total stockholder return of our peer group, and payouts are determined by multiplying the target number of PRSUs by an Adjustment Percentage based on the RTSR percentile performance of the Company, as set forth in the following table. For RTSR performance between the Threshold, Target, and Maximum values, the Adjustment Percentage shall be interpolated on a linear basis. No payout will be made if performance is attained below the 25th percentile.

RTSR for the 2022 PRSU awards is generally measured against the following peer group, consisting of 14 companies: AT&T, Charter Communications, Cisco Systems, Comcast, Dish Network, Intel, International Business Machines, Liberty Global, Lumen Technologies, Microsoft, Oracle, Qualcomm, The Walt Disney Company and Verizon Communications. Under the terms of the award, if one or more members of the peer group cease to be a publicly traded entity during the performance period, then that company will be removed from the peer group; however, unless otherwise determined by our Compensation Committee, any member of the peer group that ceases to be a publicly traded entity during the performance period due to bankruptcy or insolvency (as determined by the Compensation Committee) will not be removed from the peer group. No additional companies will be added to the peer group for purposes of determining any earned PRSU awards.

50	PROXY STATEMENT 2023 ⬛

Executive Compensation

2022 Annual Grants

The total 2022 target long-term incentive grant value and the number of annual PRSUs and RSUs awarded are shown below for each Named Executive Officer. The number of annual PRSUs and RSUs awarded was established as the total grant-date target value multiplied by the award mix and divided by the average closing price of our common stock for the 30 calendar-day period ending five business days prior to the grant date.

Name	Grant Date	Total 2022 Grant Target Value ($)	Target PRSU/RSU Award Mix	Number of Time-Based RSUs (#)	Target Number of RTSR Performance- Based RSUs (#)	Target Number of FCF Performance- Based RSUs (#)

G. Michael Sievert	2/15/2022	16,166,667	50% PRSU, 50% RSU	73,425	47,727	25,698

Peter Osvaldik	2/15/2022	5,500,000	50% PRSU, 50% RSU	24,980	16,237	8,743

Neville R. Ray	2/15/2022	7,125,000	50% PRSU, 50% RSU	32,360	21,034	11,326

Mark W. Nelson	2/15/2022	6,768,750	50% PRSU, 50% RSU	30,742	19,983	10,759

Peter A. Ewens	2/15/2022	3,750,000	50% PRSU, 50% RSU	17,032	11,071	5,961

Brandon D. Draper	2/15/2022	3,125,000	50% PRSU, 50% RSU	14,193	9,226	4,967

PERFORMANCE-BASED LONG-TERM INCENTIVE AWARDS VESTED IN 2022

The annual PRSUs (which vested based on the level of RTSR as of the conclusion of the applicable performance period and continued service through the vesting date) granted in 2019 to each of the Named Executive Officers who were then-employed by us had a three-year performance period that ended on February 15, 2022. Based on the Company’s RTSR at the end of the performance period, 121% of the target award was earned for each Named Executive Officer. The number of 2019 PRSUs earned by each such Named Executive Officer and paid in 2022 is set forth in the table below.

Name	Target Annual 2019 PRSUs (#)	RTSR Adjustment Percentage (%)	Earned PRSUs (#)

G. Michael Sievert	76,182	121%	92,180

Peter Osvaldik	7,246	121%	8,767

Neville R. Ray	49,684	121%	60,117

Peter A. Ewens	23,186	121%	28,055

While Mr. Draper was not employed by us in 2019 and, accordingly, did not receive an award of annual PRSUs in 2019 that vested in 2022, a special PRSU award was granted to him on April 1, 2020 in connection with the closing of the Sprint Combination. Such special PRSU award cliff-vested on April 1, 2022, the second anniversary of the grant date, and was earned with an adjustment percentage of 104% based on RTSR performance during a two-year performance period that ended on April 1, 2022. The number of PRSUs subject to this award earned by Mr. Draper and paid in 2022 is set forth in the table below.

Name	Target Special Sprint 2020 PRSUs (#)	RTSR Adjustment Percentage (%)	Earned PRSUs (#)

Brandon D. Draper	112,642	104%	117,147

PERQUISITES

We generally do not provide perquisites to any executive officer, including the Named Executive Officers, beyond what all other employees may be eligible to receive. In 2022, we provided personal security for Mr. Sievert due to the range of security issues encountered by Chief Executive Officers of large public companies, particularly with respect to high-profile Chief Executive Officers such as Mr. Sievert. For 2022, we paid $79,082 toward Mr. Sievert’s personal security. We also reimbursed Mr. Nelson for relocation expenses totaling $63,272.

COMPREHENSIVE BENEFITS PACKAGE

We provide a competitive benefits package to all full-time employees, including the Named Executive Officers, that includes health and welfare benefits, such as medical, dental, vision care, disability insurance, life insurance benefits and a 401(k) savings plan (with an employer match up to 4%). We provide a non-qualified deferred compensation plan under which eligible participants may defer up to 75% of their base salary and 100% of their annual short-term incentive and annual RSUs. We do not provide any employer matching or discretionary allocations under the non-qualified deferred compensation plan.

⬛ PROXY STATEMENT 2023	51

Executive Compensation

SEVERANCE AND CHANGE-IN-CONTROL BENEFITS

We provide severance pay and other termination benefits to eligible executive officers, including the Named Executive Officers, whose employment is terminated, including due to corporate restructuring, and, in some cases, due to involuntary termination by us without cause, due to our non-renewal of the executive’s employment term, due to the executive’s retirement, due to the executive’s death or disability or due to the voluntary termination by the executive for good reason. We believe that these severance benefits provide our executive officers, including our Named Executive Officers, with security of transition income and benefit replacement, thus allowing such executive officers to focus on our prospective business priorities that create value for our stockholders. We believe the level of severance and termination benefits provided is consistent with the practices of our peer group and is necessary to attract and retain key employees. These benefits are provided pursuant to our Severance Guidelines, Executive Continuity Plan, the 2013 Plan, the 2015 Plan and incentive award agreements as well as written employment agreements, term sheets and/or letter agreements, as applicable, that we have entered into with each of our Named Executive Officers. These arrangements do not include any gross up for excise taxes imposed as a result of severance or other payments that are deemed made in connection with a change in control. The potential payments and benefits available under these arrangements are discussed further under “— Potential Payments upon Termination or in Connection with a Change in Control.”

Other Matters

TAX AND ACCOUNTING CONSIDERATIONS

Section 162(m) of the Code. Internal Revenue Code (“Code”) Section 162(m) generally disallows an income tax deduction to public companies for annual compensation in excess of $1 million paid to the chief executive officer and other “covered employees.” While we may take into account deductibility of compensation when making compensation decisions, we believe that maintaining the discretion to evaluate the performance of our executive officers through the use of performance-based compensation is an important part of our responsibilities and benefits our stockholders, even if it may be non-deductible under Code Section 162(m). Accordingly, the Compensation Committee retains the discretion and flexibility to design and administer compensation programs that are in the best interests of the Company and its stockholders.

Section 280G of the Code. Code Section 280G disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control. In addition, Code Section 4999 imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including RSUs, PRSUs and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Code Section 280G based on the executive’s prior compensation. As discussed above, we do not provide tax gross-ups on income attributable to severance or other payments that are deemed made in connection with a change in control.

Section 409A of the Code. Code Section 409A requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and directors to accelerated income tax liabilities, substantial additional taxes and interest on their vested compensation under such plans. Accordingly, it is our intention to design and administer our compensation and benefit plans and arrangements for all of our employees and directors, including our Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Code Section 409A.

Accounting for Stock-Based Compensation. We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718, for stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant-date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of PRSUs, RSUs and other equity-based awards under equity incentive award plans have been and will be accounted for under ASC Topic 718. We expect that we will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives. For further information on our accounting for our stock-based compensation awards, refer to our Annual Report on Form 10-K for the year ended December 31, 2022.

SECURITIES TRADING POLICY

Our policy on securities trading prohibits our directors, officers and designated employees from trading in our securities during certain quarterly and event-specific blackout periods. The policy prohibits our directors, officers and designated employees from trading in options with respect to our securities (including puts, calls and other derivative securities) on an exchange or in any other organized market, or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market

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Executive Compensation

value of our equity securities. The policy also prohibits short sales of our securities, holding our securities in a margin account or pledging our securities as collateral for a loan. Mr. Claure, one of our directors, holds 2,034,791 shares of our common stock that are pledged to secure a line of credit with an unrelated third-party bank. This pledge pre-dated the Sprint Combination, and Mr. Claure has committed to unwind the pledge by December 31, 2024.

CLAWBACK PROVISIONS

In 2014, the Compensation Committee adopted a policy of recoupment of compensation in certain circumstances. The policy provides that in the event the Company issues a restatement of its financial statements due to its material noncompliance with financial reporting requirements under U.S. securities laws, the Company will, to the extent permitted by governing law, require reimbursement from current and former executive officers for excess incentive compensation received at any time during the three-year period preceding the date on which the Company is required to prepare the accounting restatement if a lower payment would have occurred based on the restated results, regardless of whether the executive officer engaged in misconduct or otherwise caused or contributed to the requirement for the restatement. The policy is administered by the Section 16 Subcommittee, which has the sole discretion to seek recovery from an executive officer and may consider whether seeking recovery would be in the best interests of the Company, including the costs and benefits of seeking recovery and whether doing so may prejudice the interests of the Company, including in any related proceeding or investigation. All awards granted under our equity plans are subject to the requirements of Section 954 of the Dodd-Frank Act regarding the recovery of erroneously awarded compensation as well as any implementing rules and regulations under the Dodd-Frank Act, any policies adopted by the Company to implement such requirement, and any other compensation recovery policies that may be adopted from time to time by the Company.

In light of the rules recently issued by the SEC regarding clawback policies, we expect to adopt a new or revised clawback policy following NASDAQ’s adoption of its relevant clawback listing standards.

STOCK OWNERSHIP GUIDELINES

Under our stock ownership guidelines, the Chief Executive Officer and all executive officers reporting to the Chief Executive Officer are expected to acquire and maintain ownership of shares of common stock equal in value to a specified multiple of the executive officer’s base salary measured as of September 30th of each year.

Position	Ownership Requirement

Chief Executive Officer	5x base salary

Executive Officers reporting to the CEO	3x base salary

Each executive officer is expected to meet the ownership guidelines within five years from the later of (i) the date we adopted the guidelines and (ii) the date on which he or she became an executive officer, and is expected to retain at least 50% of the net shares of common stock acquired through our equity compensation plans until the ownership thresholds are met.

As of December 31, 2022, our Chief Executive Officer and each of the other Named Executive Officers who were then executive officers of ours were in compliance with our stock ownership guidelines.

BROAD-BASED STOCK OWNERSHIP

WE BELIEVE THAT ALL EMPLOYEES SHOULD HAVE A STAKE IN THE COMPANY’S PERFORMANCE. ACCORDINGLY, WE UTILIZE A COMPANY-WIDE ANNUAL EQUITY AWARD PROGRAM.

We grant RSUs to all eligible full-time and part-time employees each year. Depending on the employee’s career band, such RSUs become shares of T-Mobile stock following a two- or three- year vesting period, with a portion vesting each year. In addition, we adopted an Employee Stock Purchase Plan (the “2014 ESPP”) in 2014 to provide employees with a cost-effective vehicle to purchase stock.

EQUITY GRANTING PRACTICES

The Compensation Committee has adopted an equity grant policy pursuant to which the Compensation Committee (or the Section 16 Subcommittee) may approve annual grants to executive officers and other members of the executive leadership team at a specified time each year. In addition to the annual grants, equity awards may be granted on a quarterly basis to new hires. We may also grant supplemental equity awards from time to time to retain high-performing leaders, reward exceptional performance or recognize expanded responsibility. The Compensation Committee has delegated authority to the Company’s Executive Vice President and Chief People Officer, subject to certain terms and limitations as established by the Compensation Committee, to grant awards to employees who are not Section 16 officers.

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Executive Compensation

RESULTS OF STOCKHOLDER ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

At the 2020 annual meeting of stockholders, stockholders were asked to approve, on an advisory basis, the Named Executive Officer compensation for 2019 as reported in the proxy statement. This say-on-pay proposal was approved by approximately 82% of the shares present and entitled to vote, and the Compensation Committee believes this affirms our stockholders’ strong support of our executive compensation program. Generally, the feedback from proxy advisors that did not support our 2019 say-on-pay proposal was related to compensation and certain one-time long-term incentive awards granted to our former Chief Financial Officer to encourage his continued retention through July 1, 2020. As these awards represented a singular compensation event to ensure leadership continuity for our Company, rather than an ongoing aspect of our executive compensation program, our Compensation Committee did not believe that significant changes to the Company’s executive compensation program were warranted.

Accordingly, while the Compensation Committee considered the results of the 2020 advisory vote along with stockholder input and other factors discussed in this Compensation Discussion and Analysis, it concluded that no changes to our compensation policies and practices were warranted in response to the stockholder advisory vote and has continued to refine our executive compensation program for 2022 as a demonstration of its attention to corporate governance and its emphasis on the link between pay and performance. The Board has previously determined to hold advisory say-on-pay votes every three years. Accordingly, we are asking stockholders to approve an advisory say-on-pay resolution on the Company’s executive compensation as reported in this proxy statement in connection with this Annual Meeting.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Company management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2022.

The Compensation Committee:

Kelvin R. Westbrook, Chair

Marcelo Claure

Srinivasan Gopalan

Christian P. Illek

Raphael Kübler

The material contained in this Compensation Committee Report does not constitute soliciting material, is not deemed filed with the SEC, and is not incorporated by reference into any other Company filing under the Securities Act, or the Exchange Act, whether made on, before, or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing, except to the extent that the Company specifically incorporates the Compensation Committee Report by reference therein.

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Executive Compensation Tables

2022 SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to compensation for the years ended December 31, 2022, 2021 and 2020 earned by or paid to our Named Executive Officers.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)

G. Michael Sievert	2022	1,664,285	—	20,175,892	—	7,128,588	91,282	29,060,048
President & CEO	2021	1,498,462	—	13,684,862	—	7,387,500	39,835	22,610,659
	2020	1,446,154	3,500,000	44,253,227	—	5,600,000	114,634	54,914,014

Peter Osvaldik	2022	800,000	—	6,864,054	—	2,394,000	12,200	10,070,254
Executive Vice President & Chief Financial Officer	2021	750,000	—	4,501,791	—	2,216,250	11,690	7,479,731
	2020	655,962	600,000	3,468,190	—	1,367,913	11,420	6,103,484

Neville R. Ray	2022	950,000	—	8,891,946	—	3,249,000	12,200	13,103,145
Former President, Technology	2021	950,000	—	6,842,552	—	3,743,000	11,690	11,547,241
	2020	960,577	—	29,280,443	—	2,960,000	11,449	33,212,469

Mark W. Nelson	2022	950,000	—	8,447,371	—	3,005,325	75,472	12,478,167
Executive Vice President and General Counsel	2021	200,962	2,000,000	8,126,022	—	3,462,275	30,090	13,819,348

Peter A. Ewens	2022	750,000	—	4,680,093	—	1,923,750	12,200	7,366,043
Executive Vice President, Corporate Strategy & Development	2021	750,000	—	3,241,308	—	1,846,875	11,690	5,849,873
	2020	752,885	—	4,294,104	—	1,450,000	11,449	6,508,438

Brandon D. Draper	2022	223,116	—	3,899,998	—	404,075	4,763,698	9,290,887
Former Executive Vice President, Emerging Products

1

For Mr. Draper, the amount in this column reflects an annual base salary of $625,000, pro-rated based on his April 2, 2022 termination date as well as his outstanding paid time off balance paid upon termination.

2

The value of stock awards (consisting of RSUs and PRSUs at target level) is determined using the aggregate grant-date fair value computed in accordance with ASC 718, excluding the effect of any estimated forfeitures. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the Named Executive Officer. See Note 11 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for a summary of the assumptions we apply in calculating these amounts. The aggregate grant-date fair value of the PRSUs granted to our Named Executive Officers during 2022, assuming maximum performance, would be as follows: Mr. Sievert, $21,697,429; Mr. Osvaldik, $7,381,690; Mr. Ray $9,562,509; Mr. Nelson, $9,084,429; Mr. Ewens $5,033,037; and Mr. Draper, $4,194,123.

3

For 2022, represents amounts paid by the Company under the 2022 STIP, based on the achievement of certain Company performance measures during the year. For additional information, please see “— Annual Short-Term Incentives” above. Mr. Draper’s 2022 STIP was pro-rated based on the length of his employment with the Company during 2022.

4	Amounts included in the “All Other Compensation” column are detailed in the table below.

Name	401k Employer Match	Security Arrangements(1)	Relocation	Severance(2)	Total

G. Michael Sievert	12,200	79,082			91,282

Peter Osvaldik	12,200				12,200

Neville R. Ray	12,200				12,200

Mark W. Nelson	12,200		63,272		75,472

Peter A. Ewens	12,200				12,200

Brandon D. Draper	8,925			4,754,773	4,763,698

1	For Mr. Sievert, this represents costs associated with Company-provided security while attending Company-sponsored events.
2

For Mr. Draper, the value in the Severance column represents cash severance, accelerated vesting of RSUs in connection with his termination, 12 months of COBRA continuation and 12 months of outplacement services. For additional information, please see “—Separation Payments and Benefits to Mr. Draper” below.

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2022 GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2022, to the Named Executive Officers.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant- Date Fair Value of Stock Awards(3) ($)
Name	Type of Award	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
G. Michael Sievert	STIP			208,438	4,168,765	8,337,530	—	—	—	—	—
	PRSU RTSR	2/15/2022	2/10/2022	—	—	—	11,932	47,727	95,454	—	7,584,298
	PRSU FCF	2/15/2022	2/10/2022	—	—	—	6,425	25,698	51,396	—	3,264,417
	RSU	2/15/2022	2/10/2022	—	—	—	—	—	—	73,425	9,327,178
Peter Osvaldik	STIP			70,000	1,400,000	2,800,000	—	—	—	—	—
	PRSU RTSR	2/15/2022	2/10/2022	—	—	—	4,059	16,237	32,474	—	2,580,222
	PRSU FCF	2/15/2022	2/10/2022	—	—	—	2,186	8,743	17,486	—	1,110,623
	RSU	2/15/2022	2/10/2022	—	—	—	—	—	—	24,980	3,173,209
Neville R. Ray	STIP			95,000	1,900,000	3,800,000	—	—	—	—	—
	PRSU RTSR	2/15/2022	2/10/2022	—	—	—	5,259	21,034	42,068	—	3,342,513
	PRSU FCF	2/15/2022	2/10/2022	—	—	—	2,832	11,326	22,652	—	1,438,742
	RSU	2/15/2022	2/10/2022	—	—	—	—	—	—	32,360	4,110,691
Mark W. Nelson	STIP			87,875	1,757,500	3,515,000	—	—	—	—	—
	PRSU RTSR	2/15/2022	2/10/2022	—	—	—	4,996	19,983	39,966	—	3,175,499
	PRSU FCF	2/15/2022	2/10/2022	—	—	—	2,690	10,759	21,518	—	1,366,716
	RSU	2/15/2022	2/10/2022	—	—	—	—	—	—	30,742	3,905,156
Peter A. Ewens	STIP			56,250	1,125,000	2,250,000	—	—	—	—	—
	PRSU RTSR	2/15/2022	2/10/2022	—	—	—	2,768	11,071	22,142	—	1,759,293
	PRSU FCF	2/15/2022	2/10/2022	—	—	—	1,490	5,961	11,922	—	757,226
	RSU	2/15/2022	2/10/2022	—	—	—	—	—	—	17,032	2,163,575
Brandon D. Draper	STIP			11,815	236,301	472,602	—	—	—	—	—
	PRSU RTSR	2/15/2022	2/10/2022	—	—	—	2,307	9,226	18,452	—	1,466,104
	PRSU FCF	2/15/2022	2/10/2022	—	—	—	1,242	4,967	9,934	—	630,958
	RSU	2/15/2022	2/10/2022	—	—	—	—	—	—	14,193	1,802,937

1

Represents the threshold, target and maximum amounts of annual cash incentive compensation that may have become payable to each Named Executive Officer for performance under the 2022 STIP. The actual amounts paid for 2022 are shown in the “Non-Equity Incentive Plan Compensation” column of the 2022 Summary Compensation Table.

2	Represents the threshold, target and maximum number of shares that might be paid pursuant to PRSU awards granted in 2022.
3

The value of stock awards is determined using the aggregate grant-date fair value computed in accordance with ASC 718, excluding the effect of any estimated forfeitures. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the Named Executive Officer. See Note 11 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for a summary of the assumptions we apply in calculating these amounts.

EMPLOYMENT ARRANGEMENTS

During 2022, the Company was party to employment arrangements with Messrs. Sievert, Ray, Nelson and Draper, as more fully described below. The Company is not, and was not in 2022, party to written employment arrangements with Messrs. Osvaldik or Ewens. The Company is a party to certain arrangements with some of the Named Executive Officers with regard to severance and termination payments and benefits. See “— Potential Payments upon Termination or in Connection with a Change in Control” below for more information.

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2019 Employment Agreement with Mr. Sievert. During 2022, the Company was party to the 2019 Sievert Employment Agreement, pursuant to which Mr. Sievert served as our President and Chief Executive Officer. The 2019 Sievert Employment Agreement provided for an initial employment term through April 1, 2023 (the third anniversary of the date on which Mr. Sievert became our Chief Executive Officer), subject to automatic one-year extensions thereafter (unless either party provides notice of non-renewal).

Pursuant to the 2019 Sievert Employment Agreement, Mr. Sievert was entitled to (i) an annual base salary that, during 2022, was equal to $1,667,506, which amount represents the greater of (x) $1,600,000 and (y) the then-current median annual base salary for Chief Executive Officers in our then-current peer group; (ii) an annual short-term incentive award targeted at 250% of base salary (with a maximum award equal to 200% of target); and (iii) employee benefits to the same extent and on the same terms as such benefits are provided generally to other senior executives.

In addition, pursuant to the 2019 Sievert Employment Agreement, Mr. Sievert was entitled to annual LTI awards with, for 2022, a target grant-date value of no less than $16,166,667, which represents the greater of (x) $15,000,000 and (y) the then-current median target grant-date value of annual equity incentive awards for Chief Executive Officers in our peer group. Mr. Sievert’s annual LTI awards were allocated as follows: 50% of such value was granted in the form of PRSUs and the remaining 50% of such value was granted in the form of RSUs. With respect to 60% of the total RSUs granted to Mr. Sievert as annual LTI awards during calendar year 2022 (representing 30% of the total target grant-date value for each such year), the total length of the vesting schedule of such RSUs was no longer than the length of the median total length of the vesting schedules of annual time-based equity incentive awards for Chief Executive Officers in our then-current peer group at the time of grant.

In February 2023, we amended Mr. Sievert’s then-outstanding awards of PRSUs and RSUs scheduled to vest in February and March 2023 such that the PRSUs and RSUs that vested during such months would be settled in cash rather than shares of our common stock.

2023 Amended and Restated Employment Agreement with Mr. Sievert. In March 2023, the Company entered into an Amended and Restated Employment Agreement with Mr. Sievert (the “A & R Sievert Employment Agreement”), which amended and restated in its entirety the 2019 Sievert Employment Agreement. The A & R Sievert Employment Agreement provides for an employment term continuing through April 1, 2028, subject to automatic one-year extensions thereafter (unless at least 90 days’ prior notice of non-renewal is given by either party).

Pursuant to the A & R Sievert Employment Agreement, Mr. Sievert is entitled to (i) an annual base salary initially equal to $1,750,000, effective as of January 1, 2023, which will automatically increase to (a) effective January 1,2024, the greater of (x) $1,850,000 or (y) the then-current median annual base salary for Chief Executive Officers in our then-current peer group, (b) effective January 1, 2025, the greater of (x) $1,900,000 or (y) the then-current median annual base salary for Chief Executive Officers in our peer group, and (c) effective each of January 1, 2026 and January 1, 2027, the greater of (x) $2,000,000 or (y) the then-current median annual base salary for Chief Executive Officers in our peer group; (ii) an annual short-term cash incentive targeted at no less than 250% of his base salary (with a maximum award equal to 200% of target); and (iii) employee benefits to the same extent and on the same terms as such benefits are provided generally to other senior executives.

In addition, pursuant to the A & R Sievert Employment Agreement, commencing with calendar year 2023, Mr. Sievert will be entitled to LTI awards with an annual target grant-date value that is no less than $18,500,000, which will be allocated as follows: 50% of such value will be granted in the form of PRSUs and the remaining 50% of such value will be granted in the form of RSUs. Mr. Sievert’s annual target grant-date value for LTI awards will automatically increase to (i) for LTI awards granted during calendar year 2024, the greater of (x) $19,000,000, (y) the 60th percentile of the aggregate target grant-date value of annual equity incentive awards for Chief Executive Officers in our peer group, or (z) the annual target grant-date value for LTI awards for the immediately preceding calendar year; and (ii) for LTI grants made during calendar years 2025, 2026, 2027 and 2028, the greater of (x) $19,000,000, (y) the 65th percentile of the aggregate target grant-date value of annual equity incentive awards for Chief Executive Officers in our peer group, and (z) the annual target grant-date value for LTI awards in effect for the applicable prior calendar year. The A & R Sievert Employment Agreement continues to provide that with respect to 60% of the total RSUs granted to Mr. Sievert as annual LTI awards during each of calendar years 2023 through 2028 (representing 30% of the total target grant-date value for each such year), the total length of the vesting schedule of such RSUs will be no longer than the length of the median total length of the vesting schedules of annual time-based equity incentive awards for Chief Executive Officers in our peer group at the time of grant.

Pursuant to the A & R Sievert Employment Agreement, on April 1, 2023, Mr. Sievert was granted a one-time award of PRSUs (the “Special PRSUs”) under the 2013 Plan, with respect to a target number of shares of our common stock equal to the quotient of $10,000,000 divided by the average closing price of our common stock over the thirty calendar day period ending five days before the grant date. The Special PRSUs will cliff-vest on the second anniversary of the grant date, based on our total shareholder return relative to our peer group during the applicable performance period and subject to Mr. Sievert’s continued employment through such date.

Term Sheet with Mr. Ray. During 2022, the Company was party to a compensation term sheet with Mr. Ray (the “Ray Term Sheet”). Pursuant to the Ray Term Sheet, Mr. Ray serves as our President, Technology. The current term of the Ray Term Sheet will end on November 15, 2023, subject to automatic one-year extensions (unless either party provides notice of non-renewal).

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Pursuant to the Ray Term Sheet, Mr. Ray is entitled to (i) an annual base salary that, during 2022, was equal to $950,000, (ii) an annual STI award targeted at 200% of Mr. Ray’s eligible base earnings during the applicable year, payable based on the attainment of pre-established performance goals, and (iii) annual LTI or other equity awards with a target grant-date value that, during 2022, was equal to $7,125,000. We entered into a retirement letter agreement with Mr. Ray on February 13, 2023 (the “Ray Letter Agreement”), as further described below under “— Potential Payments upon Termination or in Connection with a Change in Control—Termination Due to Retirement”. Pursuant to the Ray Letter Agreement, we and Mr. Ray agreed that he would not receive any further RSU or PRSU awards prior to his retirement date, which is expected to be on or about October 1, 2023.

Employment Offer Letter with Mr. Nelson. During 2022, the Company was party to an offer of employment letter with Mr. Nelson (the “Nelson Offer Letter”), pursuant to which Mr. Nelson serves as our Executive Vice President and General Counsel.

Pursuant to the Nelson Offer Letter, Mr. Nelson is entitled to receive (i) an annual base salary equal to no less than $950,000, (ii) an annual STI award targeted at no less than 185% of Mr. Nelson’s base salary during the applicable calendar year, payable based on the attainment of pre-established performance goals, (iii) annual LTI awards with an annual aggregate grant-date target value of no less than 250% of the sum of Mr. Nelson’s base salary and target STI during the applicable calendar year, and (iv) employee benefits to the same extent and on the same terms as such benefits are provided generally to other senior executives.

Employment Offer Letter with Mr. Draper. During 2022, the Company was party to an offer of employment letter with Mr. Draper (the “Draper Offer Letter”), which became effective on April 1, 2020, the closing date of the Sprint Combination, pursuant to which Mr. Draper served as our Executive Vice President, Emerging Products.

Immediately prior to Mr. Draper’s termination of services with the Company, Mr. Draper was entitled to receive (i) an annual base salary that, during 2022, was equal to $625,000, (ii) an annual STI award targeted at, for 2022, no less than 150% of Mr. Draper’s annual base salary, payable based on the attainment of pre-established performance goals, (iii) an annual LTI or other equity awards with an aggregate grant-date target value that, for 2022, was no less than 200% of the sum of Mr. Draper’s base salary and target STI during the applicable calendar year, and (iv) employee benefits to the same extent and on the same terms as such benefits are provided generally to other similarly-situated executives.

See “— Potential Payments upon Termination or in Connection with a Change in Control” for information regarding payments payable upon termination of employment of the Named Executive Officers.

CASH AND INCENTIVE COMPENSATION

Non-Equity Incentive Plan Awards. The 2022 Summary Compensation Table includes payments received under the 2022 STIP. The 2022 Grants of Plan-Based Awards Table includes the range of potential payouts of awards granted under the 2022 STIP.

Equity Incentive Plan Awards. All of the Named Executive Officers received annual equity awards consisting of both RSUs that vest in three annual installments beginning in February 2023, subject to continued service through the applicable vesting dates, and PRSUs that vest as to 65% of the PRSUs based on the Company’s TSR compared to that of the Company’s peer group over a three-year measurement period and as to the remaining 35% of the PRSUs based on the Company’s FCF performance as measured over a three-year measurement period, subject to continued service through the end of the measurement period (in each case, except upon certain terminations of employment as described below).

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OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR-END TABLE

The following table sets forth certain information with respect to all outstanding equity awards held by the Named Executive Officers as of December 31, 2022. Actual value received upon vesting of the PRSUs will be based on Company performance at that time.

				Stock Awards

Name	Type of Award	Grant Date		Number of Shares or Units or Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(8) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(8) ($)

G. Michael Sievert	PRSU	2/15/2022	(1)	—	—	47,727	13,363,560
	PRSU	2/15/2022	(2)	—	—	25,698	3,597,720
	RSU	2/15/2022	(3)	73,425	10,279,500	—	—
	PRSU	3/4/2021	(1)	—	—	37,268	10,435,040
	PRSU	3/4/2021	(2)	—	—	20,067	5,618,760
	RSU	3/4/2021	(3)	38,224	5,351,360	—	—
	PRSU	4/1/2020	(4)	—	—	243,250	68,110,000
	PRSU	2/15/2020	(1)	—	—	82,843	23,196,040
	RSU	2/15/2020	(3)	27,615	3,866,100	—	—

Peter Osvaldik	PRSU	2/15/2022	(1)	—	—	16,237	4,546,360
	PRSU	2/15/2022	(2)	—	—	8,743	1,224,020
	RSU	2/15/2022	(3)	24,980	3,497,200	—	—
	PRSU	3/4/2021	(1)	—	—	12,260	3,432,800
	PRSU	3/4/2021	(2)	—	—	6,601	1,848,280
	RSU	3/4/2021	(3)	12,574	1,760,360	—	—
	PRSU	7/1/2020	(5)	—	—	9,748	2,729,440
	PRSU	2/15/2020	(1)	—	—	10,874	3,044,720
	RSU	2/15/2020	(3)	3,625	507,500	—	—

Neville R. Ray	PRSU	2/15/2022	(1)	—	—	21,034	5,889,520
	PRSU	2/15/2022	(2)	—	—	11,326	1,585,640
	RSU	2/15/2022	(3)	32,360	4,530,400	—	—
	PRSU	3/4/2021	(1)	—	—	18,635	5,217,800
	PRSU	3/4/2021	(2)	—	—	10,033	2,809,240
	RSU	3/4/2021	(3)	19,112	2,675,680	—	—
	PRSU	4/1/2020	(6)	—	—	178,000	45,686,667
	PRSU	2/15/2020	(1)	—	—	42,572	11,920,160
	RSU	2/15/2020	(3)	14,191	1,986,740	—	—

Mark W. Nelson	PRSU	2/15/2022	(1)	—	—	19,983	5,595,240
	PRSU	2/15/2022	(2)	—	—	10,759	1,506,260
	RSU	2/15/2022	(3)	30,742	4,303,880	—	—
	PRSU	10/11/2021	(7)	—	—	56,329	15,772,120

Peter A. Ewens	PRSU	2/15/2022	(1)	—	—	11,071	3,099,880
	PRSU	2/15/2022	(2)	—	—	5,961	834,540
	RSU	2/15/2022	(3)	17,032	2,384,480	—	—
	PRSU	3/4/2021	(1)	—	—	8,827	2,471,560
	PRSU	3/4/2021	(2)	—	—	4,753	1,330,840
	RSU	3/4/2021	(3)	9,054	1,267,560	—	—
	PRSU	2/15/2020	(1)	—	—	20,021	5,605,880
	RSU	2/15/2020	(3)	6,674	934,360	—	—

Brandon D. Draper	PRSU	2/15/2022	(1)	—	—	395	110,600
	PRSU	2/15/2022	(2)	—	—	212	29,680
	PRSU	3/4/2021	(1)	—	—	2,649	741,720
	PRSU	3/4/2021	(2)	—	—	1,425	399,000
	PRSU	2/15/2020	(1)	—	—	7,098	1,987,440

1

PRSUs which vest upon the conclusion of a three-year performance period commencing on the grant date based on the relative performance of the Company’s TSR compared to that of the Company’s peer group over the performance period, subject to continued service through the end of the performance period (except as otherwise provided in the applicable award or employment arrangement).

2

PRSUs which vest upon the conclusion of a three-year performance period commencing on the grant date based on the Company’s achievement of absolute FCF over the performance period, subject to continued service through the end of the performance period (except as otherwise provided in the applicable award or employment arrangement).

⬛ PROXY STATEMENT 2023	59

Executive Compensation

3

RSUs which vest in annual installments with respect to one-third of the shares on each of the first three anniversaries of the grant date, subject to continued service through the applicable vesting date (except as otherwise provided in the applicable award or employment arrangement).

4

Special PRSUs granted to Mr. Sievert which vest upon the conclusion of a three-year performance period commencing on the grant date based on the relative performance of the Company’s TSR compared to that of the Company’s peer group over the performance period, subject to continued service through the end of the performance period (except as otherwise provided in the applicable award or employment agreement).

5

Special PRSUs granted to Mr. Osvaldik which vest upon the conclusion of a three-year performance period commencing on the grant date based on the relative performance of the Company’s TSR compared to that of the Company’s peer group over the performance period, subject to continued service through the end of the performance period (except as otherwise provided in the applicable award agreement).

6

Special PRSUs granted to Mr. Ray which vest as to five-sixths (5/6), subject to satisfaction of synergy performance-vesting conditions, on the third anniversary of the closing date of the Sprint Combination, and as to the remaining one-sixth (1/6), subject to satisfaction of Federal Communications Commission performance-vesting conditions, on the fourth anniversary of the closing date of the Sprint Combination, in each case, subject to continued service through the third anniversary of the closing date of the Sprint Combination (except as otherwise provided in the applicable award agreement or term sheet).

7

PRSUs granted to Mr. Nelson in connection with his commencement of employment with us during 2021, which vest upon the conclusion of a three-year performance period commencing on the grant date based on the relative performance of the Company’s TSR compared to that of the Company’s peer group over the performance period, subject to continued service through the end of the performance period (except as otherwise provided in the applicable award or employment agreement).

8

Calculated based on the number of PRSUs (except for the 2022 FCF PRSUs which are disclosed at target) that may be earned upon achievement of the maximum performance level or number of time-based RSUs, as applicable, multiplied by the closing price of our common stock on December 30, 2022 of $140.00 per share. In calculating the number of PRSUs and their value, we are required by SEC rules to compare the Company’s performance through 2022 under each outstanding PRSU grant against the threshold, target, and maximum performance levels for the grant and report in this column the applicable potential payout amount. If the performance is between levels, we are required to report the potential payout at the next highest level. For example, if the previous fiscal year’s performance exceeded target, even if it is by a small amount and even if it is highly unlikely that we will pay the maximum amount, we are required by SEC rules to report the awards using the maximum potential payouts.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2022 TABLE

The following table sets forth certain information with respect to RSUs and PRSUs vesting during the fiscal year ended December 31, 2022, with respect to the Named Executive Officers. There were no option exercises during the fiscal year ended December 31, 2022.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

G. Michael Sievert	—	—	164,299	20,798,280

Peter Osvaldik	—	—	21,095	2,655,807

Neville R. Ray	—	—	100,426	12,720,802

Mark W. Nelson	—	—	—	—

Peter A. Ewens	—	—	46,984	5,951,179

Brandon D. Draper	—	—	133,191	17,387,652

2022 NON-QUALIFIED DEFERRED COMPENSATION

The following table shows the contributions, earnings and the aggregate balance of total deferrals as of December 31, 2022.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)

G. Michael Sievert	—	—	—

Peter Osvaldik	—	—	—

Neville R. Ray	—	(1,327,331)	8,219,997

Mark W. Nelson	1,977,662	(21,061)	1,956,602

Peter A Ewens	—	—	—

Brandon D. Draper	—	—	—

1	The amount listed in this column for Mr. Nelson was reported in the Summary Compensation Table for 2022.

All of the Named Executive Officers are eligible to participate in the Company’s non-qualified deferred compensation plan (the “Deferred Compensation Plan”). However, only Messrs. Ray and Nelson have elected to do so. Under the terms of the Deferred Compensation Plan, participants are eligible to defer up to 75% of their base salary, 100% of their annual incentive compensation and 100% of annual RSU awards. All amounts attributable to participant deferrals under the Deferred Compensation Plan are fully vested at all times. We did not provide any employer matching or discretionary allocations under the Deferred Compensation Plan for 2022.

Participants choose how their deferrals (and their account balances) will be allocated among the national investment funds available under the Deferred Compensation Plan. For 2022, there were 18 funds for deferral of base salary and incentive compensation, which did not include a Company stock fund. Any deferred RSUs would be credited to a Company stock fund.

60	PROXY STATEMENT 2023 ⬛

Executive Compensation

A participant’s account balance under the Deferred Compensation Plan will be distributed in a lump-sum when the participant terminates employment, unless termination is due to retirement or disability, in which case the participant can elect annual installments over two to 15 years. For this purpose, “retirement” means termination of employment on or after either (i) the date on which the sum of the participant’s age and years of service equals 65 or (ii) the date on which the participant completes ten years of service. Participants may also elect to have amounts attributable to their deferrals for a particular year distributed (or commence to be distributed) as of a specified date in a lump sum or in annual installments over two to five years, even if they are still employed by the Company on that date. Generally, the specified date for base salary and incentive compensation distribution may not be earlier than the first day of the second year beginning after the year in which such amounts are deferred and for RSUs may not be earlier than the first day of the fourth year beginning after the year in which such amounts are deferred.

If a participant’s employment with the Company terminates prior to the in-service distribution date specified by the participant or while in-service distribution installment payments are being made, then any portions of the participant’s account balances that are subject to specified distribution date elections will be distributed upon termination of employment, as described above.

If a participant dies before his or her entire interest under the Deferred Compensation Plan has been distributed, his or her remaining interest will be distributed in a lump sum to his or her beneficiary.

If a participant’s employment terminates within 24 months following a change in control (as defined in the 2013 Plan), then all amounts credited to his or her accounts under the Deferred Compensation Plan will be paid to the participant in a lump sum within 90 days after such termination. Similarly, if a change in control occurs after a participant retires or becomes disabled, any undistributed amounts remaining in such participant’s accounts under the Deferred Compensation Plan will be distributed in a lump sum within 90 days after the change in control. Notwithstanding the foregoing, if a participant is a “specified employee” for purposes of Code Section 409A at the time his or her employment with the Company terminates, then distributions on account of termination of employment will not be made (or commence to be made) prior to the earlier of the participant’s death or the six-month anniversary of the participant’s termination of employment. Each of the Named Executive Officers is a specified employee for this purpose. Distributions are made in cash or stock, as applicable.

The Deferred Compensation Plan is an unfunded plan for tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended. We have established a “rabbi trust” to satisfy our obligations under the Deferred Compensation Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR IN CONNECTION WITH A CHANGE IN CONTROL

The following discussion describes and quantifies the estimated amount of potential payments and benefits that would be provided to each of our Named Executive Officers under the Company’s compensation plans and agreements in the event of a termination of employment and/or change in control of the Company (other than for Mr. Draper, whose employment with the Company ended on April 2, 2022 and whose severance and termination payments and benefits are described below under “—Separation Payments and Benefits to Mr. Draper”).

Our Named Executive Officers are subject to covenants regarding protection of confidential information, a non-compete and certain other restrictive covenants regarding solicitation of employees or customers for a period through one year (or, in certain cases, eighteen months) after termination of employment. For Mr. Sievert, this period is two years after termination of employment.

Termination Due to Death or Disability

Upon a termination of the applicable executive’s employment due to death or disability, each Named Executive Officer is entitled to receive (i) an unpaid annual short-incentive award from the preceding fiscal year (if any); and (ii) a target annual short-term incentive award for the current fiscal year (or, for Mr. Sievert pursuant to the 2019 Sievert Employment Agreement, the greater of a target annual short-term incentive award and a prorated annual short-term incentive award based on actual performance results). In addition, (a) any unearned time-based long-term incentive awards then-held by such Named Executive Officer will become immediately earned and vested, and (b) any performance-based long-term incentive awards will vest and be paid at target as of the date of the executive’s separation from service.

Under the A & R Sievert Employment Agreement, upon his termination of employment due to death or disability, Mr. Sievert will receive the same payments and benefits as described above under the 2019 Sievert Employment Agreement, except that upon a termination due to disability, Mr. Sievert is also entitled to continued eligibility for our employee mobile service discount program (the “Continued Mobile Discounts”).

Termination Without Cause or for Good Reason

(No Change in Control)

Each of our Named Executive Officers are (or, in the case of Mr. Draper, was during 2022) eligible for severance benefits upon certain terminations of their employment with the Company without “cause,” for “good reason,” or (for Mr. Sievert) upon a termination due to a Company-initiated non-renewal of his employment term, as described in more detail below. All such severance benefits are subject to the applicable executive’s timely execution and non-revocation of a release of claims in favor of the Company and compliance with certain restrictive covenants.

⬛ PROXY STATEMENT 2023	61

Executive Compensation

Mr. Sievert

2019 Sievert Employment Agreement. Under the 2019 Sievert Employment Agreement, upon a termination of Mr. Sievert’s employment by us without “cause,” by him for “good reason” (each as defined in the 2019 Sievert Employment Agreement), or due to our non-renewal of his then-current employment term, Mr. Sievert was entitled to receive:

◾	a lump-sum cash payment equal to two times the sum of his annual base salary and then-current target annual short-term incentive award;

◾	his unpaid annual short-term incentive award from the preceding fiscal year (if any);

◾	a prorated portion of his annual short-term incentive award for the fiscal year of termination, based on actual performance;

◾

(a) full vesting of any then-outstanding time-based long-term incentive awards and (b) with respect to performance-based long-term incentive awards, (x) pro rata vesting of each performance-based long-term incentive award (based the number of days elapsed between the commencement of the applicable performance period and the date of termination) based on actual performance through the termination date; and (y) pro rata vesting of each performance-based long-term incentive award (based on the portion of the performance period left to be completed) at the greater of target or actual performance through the termination date;

◾	Company-paid group medical and dental benefits for up to 18 months following termination; and

◾	Company-paid office space and executive assistant (not to exceed $25,000 per month in the aggregate) for 18 months following termination (the “Continued Office/Assistant Benefits”).

A & R Sievert Employment Agreement. Under the A & R Sievert Employment Agreement, upon a termination of Mr. Sievert’s employment by us without “cause,” by him for “good reason,” or due to our non-renewal of his then-current employment term, Mr. Sievert will receive the same severance benefits as described above under the 2019 Sievert Employment Agreement, except that he would also be entitled to the Continued Mobile Discounts.

Mr. Nelson

Pursuant to the Nelson Offer Letter, upon a termination of Mr. Nelson’s employment by us other than for “cause” or by him for “good reason” (each as defined in the Nelson Offer Letter), Mr. Nelson will be entitled to receive:

◾	a prorated annual short-term incentive award for the year of termination, based on actual performance; and

◾

full vesting of the special PRSUs he was granted in connection with his commencement of employment with us in 2021, with the number of PRSUs earned based on actual performance for the full performance period.

Annual Short-Term Incentive Award

Under our 2022 STIP, if any Named Executive Officer other than Mr. Sievert experiences a termination of employment as a result of a workforce reduction or a sale of a business unit, then the Named Executive Officer would receive (i) a prorated short-term incentive award for the year of termination, based on actual performance and (ii) any earned, unpaid annual short-term incentive award for the preceding fiscal year (if any).

Executive Severance Benefit Guidelines

Under the Company’s Executive Severance Benefit Guidelines (“Severance Guidelines”), which covered all Named Executive Officers during 2022, if an executive’s employment is terminated without cause or the executive resigns for good reason then we will consider providing the applicable executive with the following benefits (collectively referred to as the “Severance Guideline Benefits”):

◾	a lump-sum cash payment of two times the executive’s total target cash (composed of annual salary and target annual bonus);

◾	a prorated annual short-term incentive for the current fiscal year, based on actual performance;

◾	COBRA benefit payments for up to 12 months following termination; and

◾	12 months of outplacement services (valued at $4,200).

Any cash severance paid under the Severance Guidelines will be reduced by any cash severance payments payable pursuant to any other severance plans or agreements (including amounts payable under the applicable executive’s employment arrangement and/or the Executive Continuity Plan (as applicable)).

2013 Plan and 2015 Plan

Pursuant to the award agreements governing long-term incentive awards granted under the 2013 Plan and 2015 Plan, in the event the executive experiences a termination of employment as a result of a workforce reduction or divestiture, then (i) the next tranche of RSUs scheduled to vest shall immediately become fully vested, and (ii) a pro-rated number of PRSUs shall vest based on actual performance and the number of days that the executive had been employed during the performance period.

62	PROXY STATEMENT 2023 ⬛

Executive Compensation

Termination Due to Retirement

Mr. Sievert

The A & R Sievert Employment Agreement provides that Mr. Sievert may retire on or after April 1, 2026 by providing at least 12 months’ written notice to the Company of his proposed retirement date (a “qualifying retirement”). If Mr. Sievert’s employment terminates due to a “qualifying retirement” (including due to the Company accelerating his retirement date after receiving his retirement notice (a “Company Retirement Acceleration”)), then he will be entitled to receive (subject to his timely execution and non-revocation of a release of claims in favor of the Company and compliance with applicable restrictive covenants):

◾

a lump-sum cash payment of the product of (x) two times the sum of (i) his base salary plus (ii) his target short-term incentive (in each case, as in effect at the time of termination or, if later, as of the proposed retirement date), and (y) the applicable “Retirement Multiple” (defined as (i) 0.6 if his proposed retirement date is on or after April 1, 2026 but before April 1, 2027; (ii) 0.75 if his proposed retirement date is on or after April 1, 2027 but before April 1, 2028; and (iii) 1.0 if his proposed retirement date is on or after April 1, 2028);

◾	his unpaid annual short-term incentive award from the preceding fiscal year (if any);

◾

in the event of a Company Retirement Acceleration, a lump sum payment equal to the base salary that would have been paid to Mr. Sievert from his termination date through Mr. Sievert’s proposed retirement date;

◾

in the event of a Company Retirement Acceleration which accelerates Mr. Sievert’s termination date to an earlier calendar year than the year in which the proposed retirement date is to occur, a short-term incentive award for the year of termination, based on actual performance results for such year;

◾

either (i) in the event of a Company Retirement Acceleration which accelerates Mr. Sievert’s termination date to an earlier calendar year than the year in which the proposed retirement date is to occur, a pro-rata short-term incentive award for the year in which the proposed retirement date is to occur, based on actual performance results for such year through the proposed retirement date, or (ii) if the preceding clause (i) does not apply, a pro-rata short-term incentive award for the year in which Mr. Sievert’s termination date occurs, based on actual performance results for such year through the date of termination (or if later, through the proposed retirement date);

◾	with respect to Mr. Sievert’s then-outstanding long-term incentive awards:

◾

a portion of each time-based long-term incentive award, determined by multiplying (x) the total number of then-unvested shares or units, as applicable, subject to the award, by (y) the Retirement Multiple, will vest; and

◾	with respect to performance-based long-term incentive awards:

◾

a portion of each performance-based long-term incentive award, determined by multiplying (x) the total number of shares or units, as applicable, subject to such award by (y) a fraction, the numerator of which is the number of days between the commencement of the applicable performance period in effect as of Mr. Sievert’s termination of employment through the date of such termination, and the denominator of which is the number of days in the full performance period, by (z) the Retirement Multiple, will vest based on actual performance through the termination date; and

◾

a portion of each performance-based long-term incentive award, determined by multiplying (x) the total number of shares or units, as applicable, subject to such award by (y) a fraction, the numerator of which is the number of days between the date of Mr. Sievert’s termination of employment and the end of the applicable performance period in effect as of such termination, and the denominator of which is the number of days in the full performance period, by (z) the Retirement Multiple will vest at the greater of target or actual performance as of such termination date;

◾	Company-paid group medical and dental benefits for up to 18 months following termination (or, if later, following the proposed retirement date);

◾	the Continued Office/Assistant Benefits; and

◾	the Continued Mobile Discounts.

Mr. Nelson

Pursuant to the Nelson Offer Letter, upon Mr. Nelson’s voluntary resignation from employment after reaching 60 years of age (following at least six months’ prior written notice), he will be entitled to receive (subject to his timely execution and non-revocation of a release of claims in favor of the Company and compliance with applicable restrictive covenants):

◾

a prorated portion of his annual short-term incentive award for the fiscal year of termination, based on actual performance through the calendar quarter ending immediately prior to termination (or, for a termination during the first calendar quarter of any year, at target);

⬛ PROXY STATEMENT 2023	63

Executive Compensation

◾	his outstanding and unvested RSUs shall remain outstanding and shall continue to vest and be paid in accordance with the terms of the applicable award agreements;

◾

his PRSUs shall remain outstanding and shall continue to vest and be paid in accordance with the terms of the applicable award agreement, with the number of PRSUs earned based on the lesser of (i) actual performance during the full performance period or (ii) actual performance during the portion of the performance period ending on the termination date;

◾	Company-paid group medical and dental benefits for up to 18 months following termination; and

◾	the Continued Mobile Discounts.

In addition, under the Nelson Offer Letter, upon Mr. Nelson’s death or disability following his retirement but prior to the last date on which any RSUs and/or PRSUs become vested in accordance with the Nelson Offer Letter, his then-outstanding and unvested RSUs and PRSUs will vest in full as of the date of his death or disability, with the number of PRSUs earned determined as described above.

Mr. Ray

Pursuant to the Ray Letter Agreement, upon Mr. Ray’s retirement (assuming, as previously announced by the Company, that his retirement occurs on or about October 1, 2023), he will be entitled to receive (subject to his timely execution and non-revocation of a release of claims in favor of the Company and compliance with applicable restrictive covenants):

◾

a prorated portion of his annual short-term incentive award for the calendar year of his retirement, based on actual performance through the calendar quarter ending immediately prior to his retirement date and prorated based on the number of days he is employed by the Company during such calendar year;

◾	his outstanding and unvested RSUs shall remain outstanding and shall continue to vest and be paid in accordance with the terms of the applicable award agreements;

◾

his outstanding and unvested PRSUs shall remain outstanding and shall continue to vest and be paid in accordance with the terms of the applicable award agreement, with the number of PRSUs earned based on the lesser of (i) actual performance during the full performance period or (ii) actual performance during the portion of the performance period ending on the retirement date;

◾	Company-paid group medical and dental benefits for up to 18 months following retirement; and

◾	the Continued Mobile Discounts.

In addition, under the Ray Letter Agreement, upon Mr. Ray’s death or disability following his retirement but prior to the last date on which any RSUs or PRSUs become vested in accordance with the Ray Letter Agreement, his then-outstanding and unvested RSUs and PRSUs will vest in full as of the date of his death or disability, with the number of PRSUs earned determined as described above.

Termination in Connection with a Corporate Restructuring, Business Combination or Change in Control

Executive Continuity Plan

Each of Messrs. Osvaldik, Ray, Nelson and Ewens participate in the Company’s Executive Continuity Plan, which provides that participants who are terminated within 24 months following a change in control of the Company without cause or by the participant due to a constructive termination or for good reason are entitled to receive (subject to the applicable executive’s timely execution and non-revocation of a release of claims in favor of the Company) two times the sum of (a) the executive’s base salary plus (b) the greater of the executive’s target annual short-term incentive award (i) at the time of termination, or (ii) immediately prior to the change in control, payable in a lump-sum amount within 60 days following termination. Any cash severance paid under the Executive Continuity Plan will be reduced by any cash severance payments payable pursuant to any other severance plans or agreements (including employment arrangements).

Long-Term Incentive Awards

Pursuant to the 2013 Plan, the 2015 Plan and the award agreements governing the long-term incentive awards for Messrs. Sievert, Osvaldik, Ray, Nelson and Ewens, if (i) a change in control occurs and outstanding awards are assumed, converted or replaced by the resulting entity, and (ii) on or after the change in control and within one year after the change in control, the executive’s employment or service is terminated by the Company other than for cause or by the executive for good reason, then: (a) all time-based long-term incentive awards will become fully vested, and (b) all performance-based long-term incentive awards will vest and be paid at the greater of target or actual performance determined as of the last trading day prior to the change in control. In addition (and unless more favorable treatment is provided to the applicable executive under the Executive Continuity Plan), each such executive’s annual long-term incentive award will vest and be paid at the greater of target or actual performance determined as of the last trading day prior to the change in control.

64	PROXY STATEMENT 2023 ⬛

Executive Compensation

Executive Severance Benefit Guidelines

Under the Severance Guidelines, which covered all Named Executive Officers during 2022 (other than Mr. Sievert), if, as a result of a corporate restructuring or business combination, a Named Executive Officer is terminated or resigns after being offered a new position that would: (i) result in a greater than 5% reduction in total cash compensation, (ii) require a move to a work location more than 50 miles from the executive’s current work location, or (iii) significantly reduce their duties and responsibilities (including such a change to their existing position), then, in any such case, we will consider providing the applicable executive with the Severance Guideline Benefits. Any cash severance paid under the Severance Guidelines will be reduced by any cash severance payments payable pursuant to any other severance plans or agreements (including amounts payable under the applicable executive’s employment arrangement and/or the Executive Continuity Plan (as applicable)).

2022 STIP

Under our 2022 STIP, which covered all Named Executive Officers during 2022, if a change in control occurs and, on or before the first anniversary of the change in control, either the executive’s employment is terminated by us without cause or the executive resigns for good reason, the executive’s annual STI award will become immediately earned and vested as of the date of termination based on the greater of target or actual performance as of the last trading day prior to the change in control or another specified date if determined by the Compensation Committee to be necessary or appropriate based on the applicable performance goal.

“Best Pay” Provisions

The employment arrangements for Messrs. Sievert, Ray and Nelson and our Executive Continuity Plan include “best pay” provisions under Code Section 280G, pursuant to which any “parachute payments” that become payable to the applicable executive will either be paid in full or reduced so that such payments are not subject to the excise tax under Code Section 4999, whichever results in the better after-tax treatment to the executive.

Change in Control (No Termination)

Pursuant to the 2013 Plan, the 2015 Plan and award agreements thereunder, in the event of a change in control of the Company in which outstanding awards are not assumed, converted or replaced by the resulting entity, (i) all time-based LTI awards will become vested, (ii) all performance-based LTI awards will be deemed to be satisfied and paid at the greater of target or actual performance as of the last trading day prior to the change in control prorated up to and including the date of the change in control, and (iii) all annual short-term incentive awards will be paid at the greater of target or actual performance as of the last trading day prior to the change in control prorated up to and including the date of the change in control.

Definitions

For each of our Named Executive Officers, “cause” generally has the following meaning:

◾	the executive’s gross neglect or willful material breach of the executive’s principal employment responsibilities or duties;

◾

a final judicial adjudication that the participant is guilty of any felony (other than a law, rule or regulation relating to a traffic violation or other similar offense that has no material adverse effect on the Company or any of its affiliates);

◾	the executive’s breach of any non-competition or confidentiality covenant between the executive and the Company or any affiliate of the Company;

◾	fraudulent conduct, as determined by a court of competent jurisdiction, in the course of the executive’s employment with the Company or any of its affiliates;

◾	the material breach by the executive of any other obligation that continues uncured for a period of 30 days after notice thereof by the Company or any of its affiliates; or

◾

for Mr. Sievert, his breach of his non-solicitation covenant, or his unlawful discrimination, harassment, or retaliation, assault or other violent act toward any employee or third party, or other act or omission that, in each case, in the view of the Board, constitutes a material breach of the Company’s written policies or Code of Conduct.

For Mr. Sievert, “good reason” is defined in the 2019 Sievert Employment Agreement and the A & R Sievert Employment Agreement as any of the following:

◾

a material diminution in Mr. Sievert’s annual base salary, annual target STI award, or annual LTI target value or in the maximum potential amount payable with respect to any STI award provided for under the employment agreement;

◾

a material diminution in Mr. Sievert’s authority, duties or responsibilities, including, without limitation, any change in title or the appointment of any person as a result of which Mr. Sievert ceases to be the Company’s sole Chief Executive Officer or Mr. Sievert is not the sole executive reporting to the full Board;

⬛ PROXY STATEMENT 2023	65

Executive Compensation

◾

a change in Mr. Sievert’s reporting relationship such that Mr. Sievert no longer reports directly to the Board (including a requirement that Mr. Sievert report to a corporate officer or employee instead of reporting directly to the Board);

◾	a change of 50 miles or greater in the principal geographic location at which Mr. Sievert must perform his services under the employment agreement; or

◾

any material breach by the Company or its successor company, as applicable, of the employment agreement or any other agreement between Mr. Sievert and the Company or the successor company, as applicable.

For purposes of the Executive Continuity Plan, “constructive termination” or “good reason” means, with respect to our Named Executive Officers (other than Mr. Sievert), the occurrence, after a change in control, of any of the following conditions:

◾	a material diminution in the participant’s duties, authority or responsibilities;

◾

a material reduction in the participant’s base salary, target short-term incentive opportunity, or target long-term incentive opportunity as in effect immediately prior to the change in control, except for across-the-board salary reductions based on the Company’s and its subsidiaries’ financial performance similarly affecting all or substantially all management employees of the Company and its subsidiaries;

◾

a material reduction in the kind or level of qualified retirement and welfare employee benefits from the like kind benefits to which the participant was entitled immediately prior to a change in control with the result that the participant’s overall benefits package is materially reduced without similar action occurring to other eligible comparably situated employees;

◾

the relocation of the office at which the participant was principally employed immediately prior to a change in control to a location more than 50 miles from the location of such office, or the participant being required to be based anywhere other than such office, except to the extent the participant was not previously assigned to a principal location and except for required travel on business to an extent substantially consistent with the participant’s business travel obligations at the time of the change in control; or

◾	such other event, if any, as is set forth in the participant’s agreement regarding executive continuity benefits.

For purposes of the 2022 STIP and the long-term incentive awards granted under the 2013 Plan and 2015 Plan, “good reason” means, with respect to our Named Executive Officers (other than Mr. Sievert), the occurrence of any of the following conditions:

◾	a material diminution in the participant’s duties, authority or responsibilities;

◾

a material diminution in the participant’s base salary, except for across-the-board salary reductions based on the Company’s and its subsidiaries’ financial performance similarly affecting all or substantially all management employees of the Company and its subsidiaries; or

◾

the relocation of the office at which the participant was principally employed immediately prior to a change in control to a location more than 50 miles from the location of such office, or the participant being required to be based anywhere other than such office, except to the extent the participant was not previously assigned to a principal location and except for required travel on business to an extent substantially consistent with the participant’s business travel obligations at the time of the change in control.

For purposes of the Nelson Offer Letter, “good reason” means the occurrence of any of the following events without Mr. Nelson’s express written consent, provided that he has complied with the “good reason process” (as described in the Nelson Offer Letter):

◾	a material diminution in Mr. Nelson’s responsibility, authority or duty;

◾

a diminution in Mr. Nelson’s base salary, except for across-the-board salary reductions (not to exceed 10%) based on the Company’s and its subsidiaries’ financial performance similarly affecting all or substantially all management employees of the Company and its subsidiaries; or

◾

the relocation of the office at which Mr. Nelson is principally employed to a location more than 50 miles from the location of such office, or Mr. Nelson being required to be based anywhere other than such office, except for required travel on business.

For each of our Named Executive Officers, “change in control” generally has the meaning set forth in the 2013 Plan.

66	PROXY STATEMENT 2023 ⬛

Executive Compensation

Estimated Payments

The following table presents the estimated compensation payable to each of the Company’s Named Executive Officers (other than Mr. Draper, whose employment with the Company ended on April 2, 2022 and whose severance and termination payments and benefits are described below under “—Separation Payments and Benefits to Mr. Draper”) if a termination of employment and/or change in control (as applicable) had occurred as of December 31, 2022 under the circumstances described above. The amounts shown with respect to RSUs and PRSUs are based on the closing price of our common stock ($140.00 per share) on December 30, 2022. The estimated compensation is presented in the following benefit categories:

◾

Cash Severance: reflects cash severance (i) in the case of termination in connection with a corporate restructuring or a termination without cause (including, for Mr. Sievert, our non-renewal of his then-current employment term) or for good reason before a change in control (x) under the Severance Guidelines, or (y) pursuant to the 2019 Sievert Employment Agreement and (ii) in the case of termination without cause or for good reason in connection with or after a change in control, under the Executive Continuity Plan;

◾

RSUs: market value, as of December 31, 2022, of unvested time-based RSUs that would vest pursuant to the 2013 Plan, the 2015 Plan, related award agreements, the 2019 Sievert Employment Agreement, and/or the Nelson Offer Letter;

◾

PRSUs: market value, as of December 31, 2022, of unvested PRSUs (assuming performance at target) that would vest pursuant to the 2013 Plan, the 2015 Plan, related award agreements, the 2019 Sievert Employment Agreement, and/or the Nelson Offer Letter;

◾	2022 STIP: portion of the 2022 short-term cash incentive that would be paid pursuant to (i) the 2022 STIP, (ii) the 2019 Sievert Employment Agreement, and/or (iii) the Nelson Offer Letter;

◾	Medical Coverage: estimated value of payment for continued medical coverage under COBRA pursuant to (i) the terms of our Severance Guidelines, and/or (ii) the 2019 Sievert Employment Agreement;

◾	Executive Office and Office Assistant: estimated potential value of this service pursuant to the terms under the 2019 Sievert Employment Agreement; and

◾	Outplacement Services: estimated potential value of this service pursuant to the terms of our Severance Guidelines.

The actual amounts that may become payable to our Named Executive Officers can be determined only following the officer’s termination and the conclusion of all relevant incentive plan performance periods.

⬛ PROXY STATEMENT 2023	67

Executive Compensation

Except in connection with a retirement by Messrs. Nelson or Ray or, under the A & R Sievert Employment Agreement, Mr. Sievert, if an executive voluntarily leaves the Company (other than for good reason), the executive is not entitled to any severance compensation.

Name	Termination in Connection with Restructuring Before a Change in Control ($)	Termination Without Cause or for Good Reason in Connection with or After a Change in Control ($)	Death or Disability ($)

G. Michael Sievert
Cash Severance	11,672,542	11,672,542	—
Time-Based RSUs	19,496,960	19,496,960	19,496,960
Performance-Based RSUs	63,959,420	63,959,420	63,959,420
2022 STIP	7,128,588	7,128,588	7,128,588
Office & Assistant	450,000	450,000	—
Medical Coverage	24,128	24,128	—
Outplacement Services	4,200	4,200	—
Total Estimated Value	102,735,838	102,735,838	90,584,968

Peter Osvaldik
Cash Severance	4,400,000	4,400,000	—
Time-Based RSUs	2,553,413	5,765,060	5,765,060
Performance-Based RSUs	5,224,683	9,024,820	9,024,820
2022 STIP	2,394,000	2,394,000	2,394,000
Medical Coverage	26,335	26,335	—
Outplacement Services	4,200	4,200	—
Total Estimated Value	14,602,631	21,614,415	17,183,880

Neville R. Ray
Cash Severance	5,700,000	5,700,000	—
Time-Based RSUs	4,834,713	9,192,820	9,192,820
Performance-Based RSUs	32,326,576	39,424,000	39,424,000
2022 STIP	3,249,000	3,249,000	3,249,000
Medical Coverage	26,804	26,804	—
Outplacement Services	4,200	4,200	—
Total Estimated Value	46,141,294	57,596,824	51,865,820

Mark W. Nelson(1)
Cash Severance	5,415,000	5,415,000	—
Time-Based RSUs	1,434,627	4,303,880	4,303,880
Performance-Based RSUs	9,141,522	12,189,940	12,189,940
2022 STIP	3,005,325	3,005,325	3,005,325
Medical Coverage	31,613	31,613	—
Outplacement Services	4,200	4,200	—
Total Estimated Value	19,032,287	24,949,958	19,499,145

Peter A. Ewens
Cash Severance	3,750,000	3,750,000	—
Time-Based RSUs	2,362,920	4,586,400	4,586,400
Performance-Based RSUs	4,538,674	7,088,620	7,088,620
2022 STIP	1,923,750	1,923,750	1,923,750
Medical Coverage	18,186	18,186	—
Outplacement Services	4,200	4,200	—
Total Estimated Value	12,597,730	17,371,156	13,598,770

1

Upon Mr. Nelson’s voluntary resignation from the Company as of December 31, 2022 (if Mr. Nelson had reached age 60 by such date and following at least six months’ prior written notice), under the terms of the Nelson Offer Letter, he would have been entitled to: (i) 2022 pro-rata STIP, (ii) continued vesting of his RSUs following retirement, (iii) continued vesting of his PRSUs following retirement, (iv) Company-paid group medical and dental benefits for up to 18 months following termination, and (v) the Continued Mobile Discounts.

In addition to the items described above, the Named Executive Officers are entitled to receive amounts earned during the term of employment through the date of termination. These amounts, which are not included in the table, include earned base salary, vested awards under our long-term incentive awards, any vested entitlements under our applicable employee benefit plans, including vested 401(k) plan balances, and rights to continuation of coverage under our group medical plans at the Named Executive Officer’s expense.

68	PROXY STATEMENT 2023 ⬛

Executive Compensation

Separation Payments and Benefits to Mr. Draper

In connection with Mr. Draper’s termination on April 2, 2022, subject to Mr. Draper’s execution and non-revocation of a release of claims in favor of the Company, he became eligible to receive certain payments and benefits pursuant to the Severance Guidelines and the 2015 Plan and award agreements governing his outstanding equity awards. Such payments and benefits consisted of the following: (i) a lump sum payment equal to $3,125,000, representing two times the sum of his total target cash compensation; (ii) a pro-rated short-term incentive award for 2022, based on actual performance through December 31, 2022 (in the amount of $404,075); (iii) accelerated vesting of the next tranche of Mr. Draper’s then-outstanding RSUs (valued at $1,604,687 based on the closing price of the Company’s common stock as of April 1, 2022); (iv) continued vesting of Mr. Draper’s then-outstanding PRSUs, with the number of PRSUs earned based on the lesser of (A) actual performance during the full performance period or (B) actual performance during the portion of the performance period ending on the termination date (valued at $1,540,222 based on the closing price of the Company’s common stock as of April 1, 2022), and pro-rated based on the length of his employment with us during the applicable performance period; (v) up to 12 months of COBRA continuation (valued at approximately $20,886); and (vi) Company-paid outplacement services (valued at $4,200).

PAY RATIO

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Sievert, our Chief Executive Officer. We have calculated the median of our employees’ 2022 total annual compensation (excluding our Chief Executive Officer) to be $71,333. Our Chief Executive Officer’s total annual compensation for 2022, as set forth in the 2022 Summary Compensation Table above (adjusted to include his employer-paid health benefits with respect to 2022), was $29,074,608. The estimated ratio of the total compensation of Mr. Sievert to the median of the annual total compensation of our employees (other than Mr. Sievert) was 408 to 1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with applicable rules of the SEC. This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

We identified the median employee by preparing a listing of 70,203 individuals (including only U.S. individuals and excluding Mr. Sievert) who were employed by us on December 31, 2022, the last day of the calendar year, and examining the 2022 total compensation paid to each such individual as reflected in our payroll records for 2022. We included all such employees (other than Mr. Sievert), whether employed on a full-time, part-time, or seasonal basis who received a paycheck in the final pay period of the year. As is permitted under Item 402(u) of Regulation S-K, we utilized the “de minimis” exemption to exclude all 114 of our non-U.S. employees from the dataset, which non-U.S. employees represent approximately 0.16% of our total population (calculated using 70,203 U.S. employees and 114 non-U.S. employees). A list of the excluded employees and their respective countries is provided in the following table:

Country	# Employees	Country	# Employees	Country	# Employees	Country	# Employees

Argentina	1	Colombia	1	Japan	6	Sweden	3

Australia	5	Denmark	2	Mexico	5	Switzerland	1

Austria	3	France	5	Netherlands	6	Taiwan	1

Belgium	1	Germany	11	New Zealand	1	United Kingdom	19

Brazil	4	Hong Kong	6	Philippines	2

Canada	6	India	10	S. Korea	2

China	1	Italy	3	Singapore	9

We did not make any assumptions, adjustments, or estimates with respect to total compensation paid, and we did not annualize the compensation for any employees that were not employed by us for all of 2022. We believe the use of total compensation paid for all employees as reflected in our payroll records is a consistently applied compensation measure due to our large part-time, retail and customer service employee population and practice of granting annual equity awards across our broad employee base.

Using the method described above, we identified a small sample of 15 employees, consisting of the median employee and 14 other employees whose gross pay was very close to the median employee’s gross pay (“median group”). We then calculated annual total compensation for such employees using the same methodology we use for our Named Executive Officers as set forth in the 2022 Summary Compensation Table in this proxy statement, taking into account employer-paid costs for 2022 health benefits, and selected the median employee from this median group. We believe that our median employee’s compensation reasonably reflects the actual annual compensation of our employees generally in terms of realized pay and benefits.

⬛ PROXY STATEMENT 2023	69

Executive Compensation

Pay Versus Performance
The following table summarizes the relationship between the compensation paid to our Chief Executive Officer(s) (referred to in this discussion as our “PEO(s)”) and the other Named Executive Officers (referred to in this discussion as our “Non-PEO NEOs”) and our financial performance for the fiscal years shown in the table below.

Year (1)	Summary Compensation Table Total for PEO (Mr. Sievert) ($)	Summary Compensation Table Total for PEO (Mr. Legere) ($)	Compensation Actually Paid to PEO (Mr. Sievert) ($) (2) (3)	Compensation Actually Paid to PEO (Mr. Legere) ($) (2) (3)	Average Summary Compensation Table Total for Non-PEO NEOs (2) ($)	Average Compensation Actually Paid to Non-PEO NEOs ($) (2) (3)	Value of Initial Fixed $100 Investment Based on:		Net Income (millions) ($)	Company Selected Financial Measure (Free Cash Flow) (5) (millions) ($)
							TMUS Total Shareholder Return (4) ($)	Peer Group Total Shareholder Return (4) ($)
(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

2022	29,060,048	—	86,602,023	—	10,461,699	21,148,334	179	81	2,590	7,656

2021	22,610,659	—	(15,052,969)	—	9,689,891	3,906,500	148	86	3,024	5,646

2020	54,914,014	137,195,887	143,189,517	159,658,024	15,474,100	36,420,755	172	94	3,064	3,001

(1)
In accordance with applicable SEC rules, since Messrs. Legere and Sievert both served as Chief Executive Officer during 2020, they are each included in the table above and corresponding footnotes as a PEO. Accordingly, the PEOs and Non-PEO NEOs for the applicable years were as follows:

Year	PEO	Non-PEO NEOs

2022	G. Michael Sievert	Peter Osvaldik, Neville R. Ray, Mark W. Nelson, Peter A. Ewens, Brandon D. Draper

2021	G. Michael Sievert	Peter Osvaldik, Neville R. Ray, Mark W. Nelson, Peter A. Ewens, David A. Miller

2020	G. Michael Sievert & John J. Legere	Peter Osvaldik, J. Braxton Carter, Neville R. Ray, Peter A. Ewens, David A. Miller, David R. Carey

(2)
The Summary Compensation Table totals reported for the PEOs and the average of the Non-PEO NEOs for each fiscal year were subject to the following adjustments per Item 402(v)(2)(iii) of Regulation
S-K
to calculate “Compensation Actually Paid”:

	2020			2021		2022
	Mr. Sievert ($)	Mr. Legere ($)	Average Non-PEO NEOs $	Mr. Sievert ($)	Average Non-PEO NEOs ($)	Mr. Sievert ($)	Average Non-PEO NEOs ($)

Summary Compensation Table Total	54,914,014	137,195,887	15,474,100	22,610,659	9,689,891	29,060,048	10,461,699

Adjustments

Deduction for Amounts Reported under the “Stock Awards” Column in the Summary Compensation Table for Applicable Fiscal Year	(44,253,227)	—	(7,023,810)	(13,684,862)	(5,286,642)	(20,175,892)	(6,556,692)

Increase in Fair Value of Awards Granted during Applicable Fiscal Year that Remain Unvested as of Applicable Fiscal Year that Remained Outstanding and Unvested as of Applicable Fiscal Year End	80,146,748	—	12,221,556	12,335,545	4,887,945	24,882,112	8,086,106

Increase/Deduction for Fair Value of Awards Granted during Prior Fiscal Year that Remained Outstanding and Unvested as of Applicable Fiscal Year End, determined based on change in ASC 718 Fair Value from Prior Fiscal Year End to Applicable Fiscal Year End	43,129,356	—	12,721,575	(32,788,245)	(4,020,927)	50,960,366	8,204,158

Increase/Deduction in Fair Value of Awards Granted during Prior Fiscal Year that Vested During Applicable Fiscal Year, determined based on change in ASC 718 Fair Value from Prior Fiscal Year End to Vesting Date	9,252,626	22,462,137	3,027,334	(3,526,065)	(1,363,767)	1,875,390	953,063

TOTAL ADJUSTMENTS	88,275,503	22,462,137	20,946,655	(37,663,628)	(5,783,391)	57,541,976	10,686,634

Compensation Actually Paid	143,189,517	159,658,024	36,420,755	(15,052,969)	3,906,500	86,602,023	21,148,334

(3)
“Compensation Actually Paid” excludes the Stock Awards column from the relevant fiscal year’s Summary Compensation Table total. The equity values utilized in determining “Compensation Actually Paid” instead reflect the aggregate of the following components, as applicable: (i) the fair value as of the end of the listed fiscal year of unvested equity awards granted in that year; (ii) the change in fair value during the listed fiscal year of equity awards granted in prior years that remained outstanding and unvested at the end of the listed fiscal year; and (iii) the change in fair value during the listed fiscal year through the vesting date of equity awards granted in prior years that vested during the listed fiscal year, less the fair value at the end of the prior year of awards granted prior to the listed fiscal year that failed to meet applicable vesting conditions during the listed fiscal year. Equity values are calculated in accordance with ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant. For additional information regarding the valuation assumptions used to calculate the fair value of our equity awards, please see the notes to our financial statements in our Annual Report on Form 10-K for the applicable fiscal year.

70	PROXY STATEMENT 2023 ⬛

Executive Compensation

(4)
TMUS Total Shareholder Return represents cumulative TSR on a fixed investment of $100 in our common stock for the period beginning on the last trading day of 2019 through the end of the relevant fiscal year, assuming reinvestment of all dividends. Peer Group TSR represents the cumulative TSR on a fixed investment of $100 (the “Peer Group TSR”) of the Dow Jones U.S. Telecommunications Index for the period beginning on the last trading day of 2019 through the end of the relevant fiscal year, assuming reinvestment of all dividends. The values included in the columns titled “Compensation Actually Paid” to our PEO and the Non-PEO NEOs, calculated in accordance with newly adopted SEC disclosure rules, in each of the fiscal years reported above and over the three-year cumulative period shows how the compensation awarded fluctuated year-over-year, primarily based on our stock price as of the last day of the listed fiscal year, among other factors.

(5)
The Company has identified Free Cash Flow as the company-selected measure for the pay versus performance disclosure, as it represents the most important financial performance measure used to link compensation actually paid to the PEO and the Non-PEO NEOs in 2022 to the Company’s performance. See Appendix A to this Proxy Statement for a reconciliation of Free Cash Flow, a non-GAAP measure, to the most directly comparable GAAP measure.

Relationship Between Compensation Actually Paid and Performance Measures
The table below reflects the relationship between the “Compensation Actually Paid” to Mr. Sievert, our PEO, and the average “Compensation Actually Paid” to the Non-PEO NEOs and the performance measures shown in the pay versus performance table from 2020 to 2022:

Period	Compensation Actually Paid to Mr. Sievert	Average Compensation Actually Paid to other NEOs	TMUS TSR	Peer Group TSR	Net Income	Free Cash Flow

2020 to 2022	-40%	-42%	79%	-19%	-15%	155%
Relationship Between Compensation Actually Paid to Mr. Sievert and the Average of the Compensation Actually Paid to the Non-PEO NEOs and the Company’s Cumulative TSR
. From 2020 to 2022, the compensation actually paid to our PEO and the average of the compensation actually paid to the Non-PEO NEOs decreased by 40% and 42%, respectively, compared to a 79% increase in our TSR over the same time period.
Relationship Between Compensation Actually Paid to Mr. Sievert and the Average of the Compensation Actually Paid to the Non-PEO NEOs and the Company’s Net Income
. From 2020 to 2022, the compensation actually paid to our PEO and the average of the compensation actually paid to the Non-PEO NEOs decreased by 40% and 42%, respectively, compared to a 15% decrease in our Net Income over the same time period.
Relationship Between Compensation Actually Paid to Mr. Sievert and the Average of the Compensation Actually Paid to the Non-PEO NEOs and the Company’s Free Cash Flow
. From 2020 to 2022, the compensation actually paid to our PEO and the average of the compensation actually paid to the Non-PEO NEOs decreased by 40% and 42%, respectively, compared to a 155% increase in our Free Cash Flow over the same time period.
Relationship Between the Company’s TSR and the Peer Group TSR
. Peer Group TSR decreased by 19% from 2020 to 2022 as compared to the Company’s TSR, which increased by 79% over the same time period. As the values change considerably from year-to-year based on stock price performance, they further demonstrate the “pay-for-performance” compensation philosophy of our executive compensation program. As the table demonstrates, the compensation of our PEO and the Non-PEO NEOs is higher when our stock price performs well, and lower when the stock price does not perform as well, demonstrating the clear alignment of interests of our PEO and the Non-PEO NEOs and our stockholders.
PAY VERSUS PERFORMANCE TABULAR LIST
We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2022:

•	US GAAP Service Revenue;

•	Core Adjusted EBITDA; and

•	Free Cash Flow.
In the “Compensation Discussion and Analysis” section of this Proxy Statement, we provide greater detail on the elements of our executive compensation program and our “pay-for-performance” compensation philosophy. We believe the Company’s executive compensation program appropriately rewards our PEO and the Non-PEO NEOs for Company and individual performance, promotes retention of our senior leadership team and supports long-term value creation for our stockholders.

⬛ PROXY STATEMENT 2023	71

Pursuant to Section 14A of the Exchange Act, we are asking stockholders to vote on an advisory basis on whether future advisory votes to approve the compensation of our named executive officers (i.e., the say-on-pay vote reflected in Proposal Number 3 above) should occur every year, every two years or every three years. The Board previously determined to hold triennial say-on-pay votes starting with the 2017 annual meeting of stockholders.

We urge stockholders to review the information presented in connection with Proposal No. 3 in this proxy statement, as well as the “Compensation Discussion and Analysis” section, compensation tables and related narrative discussion in this proxy statement for a more detailed discussion of our compensation programs and policies and the compensation paid to our Named Executive Officers.

The Board has determined that holding an advisory “say-on-pay” vote every three years is most appropriate for the Company and recommends that stockholders vote to hold such advisory votes in the future every three years. The Board believes that holding an advisory say-on-pay vote every three years offers the closest alignment with the Company’s approach to executive compensation and its underlying philosophy that seek to enhance the long-term growth of the company and to attract, retain and motivate our executive officers over the long term. The Board believes a three-year cycle for the advisory say-on-pay vote will provide investors the most meaningful timing alternative by which to evaluate the effectiveness of our executive compensation strategies and their alignment with the company’s business and results of operations. We carefully review changes to our program to maintain the consistency and credibility of the program, which is important in motivating and retaining our employees. The Board therefore also believes that a three-year vote cycle for the advisory say-on-pay vote will give the Board sufficient time to thoughtfully consider the results of the advisory vote and to implement any desired changes to our executive compensation policies and procedures.

Although this vote on the frequency of future advisory say-on-pay votes is advisory and non-binding, the Board and the Compensation Committee value stockholders’ opinions and will consider the outcome of the vote when considering the frequency of future advisory say-on-pay votes.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE ADVISORY RESOLUTION TO APPROVE THE OPTION
OF ONCE EVERY THREE YEARS AS THE PREFERRED
FREQUENCY FOR ADVISORY VOTES TO APPROVE THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Required Vote

The plurality of the votes cast by stockholders entitled to vote at the Annual Meeting is required to approve this proposal.

72	PROXY STATEMENT 2023 ⬛

Background

Our Board adopted the T-Mobile US, Inc. 2023 Incentive Award Plan (the “Plan”) on March 24, 2023, subject to stockholder approval. Awards under the Plan provide employees, consultants and directors an opportunity to acquire or increase an ownership stake in our Company, which we believe will enhance our ability to attract, retain and motivate highly qualified service providers who make or are expected to make important contributions to the Company and align their economic interests with those of our stockholders. A copy of the Plan is included as Annex A to this Proxy Statement, and the description of the material terms of the Plan in this Proposal is qualified in its entirety by the full text of the Plan.

The Plan is intended to replace the 2013 Plan and the 2015 Plan (together, the “Prior Plans”). If our stockholders approve the Plan, the Plan will become effective on June 16, 2023 (the “Effective Date”) and will supersede and replace the Prior Plans, and no further awards will be granted under the Prior Plans from and after the Effective Date. However, the terms and conditions of the Prior Plans will continue to govern any outstanding awards granted thereunder. If the Plan is not approved by our stockholders, then the Plan will not become effective, the Prior Plans will continue in full force and effect, and we may continue to grant awards under the Prior Plans, subject to their respective terms, conditions and limitations, using the shares available for issuance thereunder.

Stockholder Approval

Stockholder approval of the Plan is necessary in order for us to meet the stockholders’ approval requirements of NASDAQ, and to grant stock options that qualify as incentive stock options, as defined under Code Section 422.

Reasonable Equity Dilution and Key Historical Equity Metrics

In determining the number of shares of common stock to request for approval to reserve for issuance under the Plan, our management team worked with the Compensation Committee to evaluate a number of factors, including our recent share usage under each of the Prior Plans, anticipated share usage under the Plan, and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the Plan. Specifically, our Compensation Committee considered the following:

◾

In fiscal years 2020, 2021 and 2022, equity awards representing a total of approximately 7,991,353 shares, 5,894,167 shares and 5,971,037 shares, respectively, were granted under the 2013 Plan and the 2015 Plan, for an annual equity burn rate of 0.70%, 0.47% and 0.48%. The Company’s three-year average burn rate is as follows:

Year	Number of Shares Subject to Awards	Weighted Average Basic Common Shares	Burn Rate (%)

2020	7,991,353	1,144,206,326	0.70

2021	5,894,167	1,247,154,988	0.47

2022	5,971,037	1,249,763,934	0.48

Average Three-Year Burn Rate:			0.55

◾

Equity burn rate is calculated by dividing (i) the number of shares subject to equity awards granted (including time-based restricted stock units and performance-based restricted stock units, after taking into account adjustments to performance-based awards on actual performance) during the fiscal year by (ii) the number of shares outstanding at the end of the fiscal year. We expect the proposed aggregate share reserve under the Plan to provide us with enough shares for awards for approximately 5 years, assuming we continue to grant awards consistent with our current practices and historical usage, as reflected in our historical burn rate, and further dependent on the price of our shares and hiring activity in the coming years, forfeitures of outstanding awards, and noting that future circumstances may require us to change our current equity grant practices.

⬛ PROXY STATEMENT 2023	73

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◾

As of March 31, 2023, 9,297,695 shares (assuming maximum performance of all then-outstanding PRSUs) remained available for issuance under the Prior Plans, which are our only incentive award plans with shares available for issuance. In fiscal years 2020, 2021 and 2022, the end of year overhang rate was approximately 3.37%, 2.98% and 2.40%, respectively. If the Plan is approved, we expect our overhang at the end of fiscal year 2023 will be approximately 4.50%. Overhang is calculated by dividing (i) the sum of the number of shares subject to equity awards outstanding at the end of the fiscal year plus shares remaining available for issuance for future awards (inclusive of our 2014 ESPP) at the end of the fiscal year by (ii) the number of shares outstanding at the end of the fiscal year.

Additionally, as of March 31, 2023, outstanding grants under all of our equity plans (including the Prior Plans), and shares remaining available for grant under the Prior Plans, are provided in the table below:

Available for Issuance (under both Prior Plans)	9,297,695

Stock Options Outstanding	457,767

Unvested Restricted Stock Units Outstanding	9,313,604

Unvested Performance Restricted Stock Units Outstanding	2,359,367

Unvested Restricted Stock Awards Outstanding	—

Common Stock Outstanding	1,204,696,325

Weighted Average Exercise Price of Stock Options Outstanding	$56.4546

Weighted-Average Remaining Duration (Years) of Stock Options Outstanding	2.3437 years

Employee Stock Purchase Plan	3,921,804

In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital in our view to our ability to continue to attract and retain employees in the extremely competitive labor markets in which we compete, our Board has determined that the size of the share reserve under the Plan is reasonable and appropriate at this time.

Material Terms of the Plan

The material features of the Plan are described below. This summary is qualified by reference to the full text of the Plan, a copy of which is attached as Annex A to this Proxy Statement.

Purpose. The Plan is intended to enhance our ability to attract, retain and motivate highly qualified persons who make (or are expected to make) important contributions to our Company by providing these individuals with an opportunity to acquire or increase a direct proprietary interest in the operations and future success of our Company via equity ownership and/or equity-linked compensation. Our Board believes that equity ownership opportunities and/or equity-linked compensatory opportunities are necessary to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees who help us meet our goals.

Eligibility. Our employees, consultants and non-employee directors, and employees and consultants of our affiliates, will be eligible to receive awards under the Plan; however incentive stock options may only be granted to our employees. As of March 31, 2023, there were approximately 73,000 employees and consultants and six non-employee directors eligible to receive awards under the Plan.

Administration. The Plan will be administered by the Board with respect to awards to non-employee directors and by the Compensation Committee with respect to other participants, each of which may delegate its duties and responsibilities to one or more of our officers or committees of our directors and/or officers (all such bodies and delegates are referred to collectively as the “plan administrator”), subject to certain limitations that may be imposed under Section 16 of the Exchange Act, stock exchange rules or other applicable laws, as applicable. The plan administrator has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and grant agreements thereunder, to adopt, amend and repeal administrative rules for the Plan as it deems advisable, and to remedy defects, ambiguities, omissions, or inconsistencies in the Plan or any grant agreement as it deems necessary or appropriate. The plan administrator also has the authority to select employees, consultants and non-employee directors to receive awards under the Plan, to grant awards under the Plan and set the terms and conditions (including vesting conditions) of awards under the Plan, subject to the conditions and limitations in the Plan.

Shares Available for Awards. The aggregate number of shares of our common stock that may be issued pursuant to awards granted under the Plan shall be the sum of (a) 24,000,000 shares and (b) any shares which remain available for issuance under the Prior Plans as of the Effective Date. The maximum aggregate number of shares that may be issued pursuant to the exercise of incentive stock options granted under the Plan will be 24,000,000. Shares granted under the Plan may be treasury shares, authorized but unissued shares, or shares purchased on the open market.

If an award (or portion thereof) expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased or canceled without having been fully exercised/settled or forfeited, in any case, in a manner that results in the Company acquiring

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shares covered by the award (at a price no greater than the price paid by the participant for such shares) or that results in the Company not issuing shares under the award, any unused shares subject to the award will again be available for new grants under the Plan. The payment of dividends or dividend equivalents in cash in conjunction with any outstanding award will not count against the overall share limit. Shares that are (i) subject to a stock appreciation right (“SAR”) that are not issued in connection with the stock settlement of the SAR on its exercise, (ii) purchased on the open market with the cash proceeds from the exercise of options, (iii) tendered or withheld to satisfy the exercise price of an option, or (iv) tendered or withheld to satisfy tax withholding obligations associated with an award, in any case, may not be used again for new grants of awards.

Awards granted under the Plan in substitution for any options or other equity or equity-based awards granted by an entity before the entity’s merger or consolidation with us or our acquisition of the entity’s property or equity securities will not reduce the shares available for grant under the Plan, but will (if applicable) count against the maximum number of shares that may be issued upon the exercise of incentive stock options.

Limitations on Awards. The maximum number of shares of our common stock subject to options or SARs that may granted to any one participant under the Plan during any twelve (12)-month period will be 5,000,000 shares. The maximum number of shares of our common stock subject to awards other than options or SARs that may be granted to any one participant under the Plan any twelve (12)-month period will be 2,000,000 shares. The maximum amount that may be paid in cash to any one participant during any twelve (12)-month period with respect to one or more awards payable in cash will be (i) $25,000,000 for annual cash incentive awards or (ii) $25,000,000 for other awards. In addition, the sum of any cash or other compensation and the value of awards (determined as of the date of grant under the Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) that may be granted to any non-employee director as compensation for services as a non-employee director during any fiscal year may not exceed $1,000,000.

Awards. The Plan provides for the grant of stock options, including incentive stock options and nonqualified stock options, SARs, restricted stock, restricted stock units, dividend equivalents, and other stock or cash based awards. Certain awards under the Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Plan are or will be set forth in award agreements which detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. A brief description of each award type follows.

◾

Stock Options. The plan administrator may determine the number of shares to be covered by each stock option, the exercise price and such other terms, conditions, and limitations, including vesting, exercise, term and forfeiture provisions, applicable to each stock option as it deems necessary or advisable. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. Stock options granted under the Plan may be either nonqualified stock options or incentive stock options. Incentive stock options, by contrast to nonqualified stock options, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Internal Revenue Code are satisfied. The exercise price of a stock option is determined by the plan administrator at the time of grant but shall not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of incentive stock options granted to an employee who owns more than 10% of the Company), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of incentive stock options granted to an employee who owns more than 10% of the Company). No dividends or dividend equivalents will be payable with respect to stock options.

◾

SARs. The plan administrator may determine the number of shares to be covered by each SAR, the exercise price and such other terms, conditions, and limitations, including vesting, exercise, term and forfeiture provisions, applicable to each SAR as it deems necessary or advisable. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant, except with respect to certain substitute SARs granted in connection with a corporate transaction. The term of a SAR may not be longer than ten years. No dividends or dividend equivalents will be payable with respect to SARs.

◾

Restricted Stock. Restricted stock is an award of nontransferable shares of our common stock which shares remain forfeitable unless and until specified conditions are met. The plan administrator may determine the terms and conditions of restricted stock awards, including the number of shares awarded, the purchase price, if any, to be paid by the recipient, the applicable vesting conditions, and any rights to acceleration thereof. Vesting conditions determined by the plan administrator may include continued service, performance and/or other conditions. The Plan provides that dividends payable with respect to restricted stock prior to the vesting of such restricted stock instead will be paid out to the participant only as and to the extent that the applicable vesting conditions of the underlying award are subsequently satisfied and the restricted stock vests. Dividends payable with respect to the portion of a restricted stock award that fails to vest will be forfeited.

◾

Restricted Stock Units. Restricted stock units are contractual promises to deliver shares of our common stock (or its equivalent value in cash or other consideration) in the future, which may also remain forfeitable unless and until specified conditions are

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met (which may include attainment of performance criteria). Delivery of the shares underlying restricted stock units may be deferred under the terms of the award or at the election of the participant if the plan administrator permits such a deferral. The terms and conditions applicable to restricted stock units are determined by the plan administrator, subject to the conditions and limitations contained in the Plan.

◾

Other Stock or Cash Based Awards. Other stock or cash based awards are awards of cash, fully vested shares of our common stock and other awards valued, wholly or partially, by reference to, or otherwise based on, shares of our common stock or other property. Other stock or cash based awards may be granted as standalone payments or awards or as payment in lieu of compensation to which a participant is otherwise entitled. The plan administrator will determine the terms and conditions of other stock or cash based awards, which may include any vesting terms and conditions as determined by the plan administrator.

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Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted in tandem with restricted stock units or other stock or cash based awards. Dividend equivalents will not be payable with respect to options or SARs. Dividend equivalents may be paid currently or credited to an account for the participant, settled in cash or shares of our common stock and subject to the same restrictions on transferability and forfeitability as the award to which it relates. Under the Plan, dividend equivalents payable with respect to an award shall only paid to a participant to the extent that the vesting conditions of the underlying award are subsequently satisfied and the award vests. Dividend equivalents payable with respect to the portion of the award that fails to vest will be forfeited.

Adjustments; Certain Transactions. In the event of certain changes in our corporate structure, including any dividend, distribution, combination, merger, recapitalization or other corporate transaction, the plan administrator may make appropriate adjustments to the terms and conditions of outstanding awards under the Plan to prevent the dilution or enlargement of the benefits or intended benefits under the Plan, to facilitate the transaction or event or to give effect to applicable changes in law or accounting standards. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Plan and to outstanding awards granted thereunder as it deems appropriate to reflect the transaction, which may include adjusting the number and type of securities subject to each outstanding award and/or the exercise price or grant price of each outstanding award, granting new awards, and making a cash payment to participants.

Effect of Change in Control. In the event of a “change in control” of the Company, outstanding awards will (i) with respect to any award held by a non-employee director, become fully vested and exercisable (as applicable) immediately prior to the change in control, (ii) with respect to any award held by an employee or consultant, to the extent that the outstanding awards are not assumed, substituted, converted or replaced by a successor entity, become fully vested and exercisable (as applicable) immediately prior to the change in control and (iii) with respect to any award held by an employee or consultant that is assumed, substituted, converted or replaced by a successor entity and such employee or consultant experiences a qualifying termination within one year of the change in control of the Company, then such award will become fully vested and exercisable (as applicable). For purposes of the preceding sentence, performance awards will be deemed satisfied and, as applicable, vest and be paid at the greater of (x) target or (y) the actual level of performance determined as if the applicable performance period had ended as of the last trading day immediately preceding the change in control (or such other date prior to the change in control as determined by the plan administrator to be necessary or appropriate based on the applicable performance goal)

Foreign Participants and Transferability. The plan administrator may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures to address differences in laws, rules, regulations or customs of such foreign jurisdictions. Awards under the Plan are generally non-transferable, except for certain beneficiary designations, a domestic relations order (subject to the plan administrator’s consent), or by will or the laws of descent and distribution, and are generally exercisable only by the participant. Any permitted transfer under the Plan will be without consideration except as required by applicable law.

Tax Withholding. We have the authority to deduct and withhold from any payment otherwise due to a participant, or require a participant to remit to us, an amount sufficient to satisfy any federal, state, local and foreign taxes required to be withheld under applicable law with respect to any taxable event concerning a participant arising as a result of the Plan.    With regard to tax withholding obligations arising in connection with awards under the Plan, payment may be made through an agent’s electronic platform or wire transfer of immediately available funds or, at the discretion of the plan administrator, by cash or check, by delivery of shares of our common stock (including shares delivered by attestation and shares retained from the award creating the obligation), by via broker-assisted sales, or by any combination of the foregoing.

Claw-back. All awards granted under the Plan (including any proceeds, gains or other economic benefits received by any participant in connection with such awards) will be subject to any compensation recovery policy that may be implemented by the Company (whether or not currently in effect), including any compensation recovery policy adopted to comply with applicable law (including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and rules and regulations thereunder).

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No Repricing. Except in connection with certain corporate transactions, the Plan provides that the plan administrator may not, without the approval of the Company’s stockholders, reduce the per-share exercise price of any outstanding option or SAR or grant any new award or make any cash payment in substitution for or upon the cancellation of any outstanding option or SAR when the exercise price of such option or SAR exceeds the fair market value of the underlying shares.

Plan Amendment and Termination. The Board may amend, suspend or terminate the Plan at any time; however, no amendment, other than an amendment that is permitted by the applicable grant agreement, that increases the number of shares available for issuance under the Plan or that is made to comply with applicable law, may materially and adversely affect an outstanding award without the consent of the affected participant. Stockholder approval will be obtained for any amendment to increase any individual or non-employee director award limit, to amend, modify, terminate or suspend the stock option and SAR repricing provisions, and to the extent necessary to comply with applicable laws. The Plan (if approved by our stockholders) will remain in effect until the tenth anniversary of the Effective Date, unless earlier terminated by our Board. No incentive stock option may be granted under the Plan after the tenth anniversary of the earlier of the date on which the Board adopted the Plan and the date on which our stockholders approve the Plan.

Federal Income Tax Consequences of the Plan

The following is a general summary of the current law of the principal U.S. federal income tax consequences of awards under the Plan. The following summary discusses the general federal income tax principles applicable to the Plan and is provided only for general information. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or foreign tax consequences. Tax considerations may vary from locality to locality and depending on individual circumstances. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Non-Qualified Stock Options. If a participant is granted a nonqualified stock option under the Plan, the participant should not have taxable income on the grant of the option. Generally, the participant should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the participant exercises such option. Any subsequent gain or loss should be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income, subject to Code limitations.

Incentive Stock Options. A participant receiving incentive stock options should not recognize taxable income upon grant or at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an incentive stock option is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the incentive stock option requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock should be treated as a long-term capital gain or loss, and we should not be entitled to any deduction. If the holding period requirements are not met, the incentive stock option should be treated as one that does not meet the requirements of the Code for incentive stock options and the participant should recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the incentive stock option is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We and our subsidiaries or affiliates generally are not entitled to a tax deduction upon either the exercise of an incentive stock option or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares, subject to Code limitations.

Restricted Stock Units. A participant generally will not recognize taxable income upon grant of restricted stock units. When cash or shares of common stock are delivered under the terms of the award, the participant should recognize ordinary income equal to the cash payment or the fair market value of the shares delivered, as the case may be, less any amount (if any) paid by the participant for such shares, and we or our subsidiaries or affiliates generally should be entitled to a corresponding deduction at that time, subject to Code limitations.

Other Awards. The current federal income tax consequences of other awards authorized under the Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Code Section 83(b) election); dividend equivalents, cash awards and other stock awards are generally subject to tax at the time of payment. We and our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

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Application of Code Section 409A. Certain types of awards under the Plan may constitute, or provide for, a deferral of compensation subject to Code Section 409A. Unless certain requirements set forth in Code Section 409A are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties and additional state taxes). To the extent applicable, the Plan and awards granted under the Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from the requirements of Code Section 409A and the Department of Treasury regulations and other interpretive guidance that may be issued under Code Section 409A. To the extent determined necessary or appropriate by the plan administrator, the Plan and applicable award agreements may be amended to further comply with Code Section 409A or to exempt the applicable awards from Code Section 409A.

Stock Price

The closing price of the Company’s common stock on NASDAQ as of March 31, 2023 was $144.84 per share.

New Plan Benefits

Awards that our named executive officers, directors, other executive officers and other employees may receive under the Plan will be determined in the discretion of our Board or Compensation Committee, as applicable, in the future, and neither our Board nor our Compensation Committee has made any determination with respect to future grants to any persons under the Plan as of the date of this Proxy Statement. Therefore, it is not possible to determine the future benefits that will be received by participants under the Plan, or the benefits that would have been received by such participants if the Plan had been in effect in the fiscal year ended December 31, 2022.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE T-MOBILE US, INC. 2023 INCENTIVE AWARD PLAN

Required Vote

The affirmative vote of a majority of the votes cast by stockholders entitled to vote at the Annual Meeting is required to approve this proposal.

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Equity Compensation Plan Information

The following table provides information as of December 31, 2022, with respect to outstanding equity awards and shares available for future issuance under our equity compensation plans.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (a)		Weighted Average Exercise Price of Options, Warrants and Rights ($) (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(#) (c)

Equity Compensation Plans Approved by Stockholders:					11,823,065	(3)

Stock Options	—	(2)	—		—

Restricted Stock Units	6,680,303	(2)	—		—

Equity Compensation Plans Not Approved by Stockholders:(1)	—		—		8,243,526	(6)

Stock Options	233,613	(4)	$55.02	(5)	—

Restricted Stock Units	3,053,539	(4)	—	(5)	—

Total	9,967,455		$55.02		20,066,591	(7)

1

The Metro Communications, Inc. 2010 Equity Incentive Plan, the Layer3 TV, Inc. 2013 Stock Plan, the Sprint Corporation 2007 Omnibus Incentive Plan and the Sprint Corporation Amended and Restated 2015 Plan were assumed by the Company in connection with prior mergers or other acquisitions and have not been approved by T-Mobile’s stockholders. With the exception of the Sprint Corporation Amended and Restated 2015 Plan, no further awards may be granted under any of these plans.

2

Represents the number of underlying shares of common stock associated with outstanding options or RSUs and PRSUs, as applicable, granted under our 2013 Plan (with PRSUs calculated assuming target performance).

3

Represents the number of shares available for future issuance under stockholder approved equity compensation plans as of December 31, 2022, which is comprised of 6,837,835 shares under our 2013 Plan and 4,985,230 shares subject to outstanding rights under the 2014 ESPP (of which 1,063,426 were purchased on March 31, 2023 for the offering period that included December 31, 2022).

4

Represents the number of underlying shares of common stock associated with outstanding options, RSUs and PRSUs, as applicable, granted under the Sprint Corporation Amended and Restated 2015 Plan (with PRSUs calculated assuming target performance). In addition, 310,859 shares of common stock may be issued upon the exercise of outstanding options, RSUs and PRSUs (calculated assuming target performance) under our other non-stockholder approved equity compensation plans as follows: (i) Metro Communications, Inc. 2010 Equity Incentive Plan, 10,166 shares; (ii) Layer3 TV, Inc. 2013 Stock Plan, 7,127 shares; and (iii) Sprint Corporation 2007 Omnibus Incentive Plan, 293,566 shares.

5

Represents the weighted-average exercise price of options outstanding under the Sprint Corporation Amended and Restated 2015 Plan. RSUs and PRSUs do not have an exercise price and are not included in the weighted average exercise price. The weighted average exercise price of options (excluding, for clarity, RSUs and PRSUs) granted under our other non-stockholder approved equity compensation plans (the Metro Communications, Inc. 2010 Equity Incentive Plan, the Layer3 TV, Inc. 2013 Stock Plan, and the Sprint Corporation 2007 Omnibus Incentive Plan) is $55.02.

6	Represents the number of shares available for future issuance under the Sprint Corporation Amended and Restated 2015 Plan as of December 31, 2022.
7

Represents the total number of shares available for future issuance under our equity compensation plans as of December 31, 2022, which is comprised of 6,837,835 shares under our 2013 Plan, 8,243,526 shares under the Sprint Corporation Amended and Restated 2015 Plan, and 4,985,230 shares subject to outstanding rights under the 2014 ESPP (of which 1,063,426 were purchased on March 31, 2023 for the offering period that included December 31, 2022). The 2014 ESPP allows eligible employees to purchase shares at 85% of the lower of the fair market value on the first or last trading day of the six-month offering period. Pursuant to the terms of the 2014 ESPP, the number of shares available for issuance under the 2014 ESPP will automatically increase each year on the first day of our fiscal year in an amount equal to the lesser of (i) 5,000,000 shares and (ii) such smaller number as determined by the Compensation Committee, if any. Since the adoption of the 2014 ESPP in 2014, the Compensation Committee has determined that no additional shares were necessary to be added to the 2014 ESPP (and, accordingly, these automatic increases have not occurred in past years); however, on each of January 1, 2020 and January 1, 2021, the shares reserved for issuance pursuant to the 2014 ESPP were automatically increased by 5,000,000.

SPRINT CORPORATION AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE PLAN

In connection with the closing of the Sprint Combination, T-Mobile assumed the 2015 Plan and may grant awards covering T-Mobile common stock under the 2015 Plan. The material terms of the 2015 Plan are described below:

Administration. The 2015 Plan is administered by the Compensation Committee, which has the authority to interpret, construe and make determinations regarding any provision of the 2015 Plan and any award granted thereunder. In addition, certain administrative duties may be delegated to the Company’s officers, directors or advisors, subject to limitations contained in the 2015 Plan.

Share Reserve. As of December 31, 2022, the maximum number of shares of our common stock which may be granted under the 2015 Plan was 8,243,526. If any award granted under the 2015 Plan expires, is forfeited or otherwise terminates without being fully exercised, or is settled in cash, such shares will again be available for grant under the 2015 Plan. Shares of common stock tendered or withheld for the payment of the exercise price of an award, or to satisfy any applicable withholding taxes upon exercise, vesting or payment of an award, will not again be available for issuance under the 2015 Plan.

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Eligibility. Employees, directors, consultants and other service providers who were engaged by Sprint and its subsidiaries prior to the closing of the Sprint Combination or were hired by us following the closing of the Sprint Combination are eligible to receive awards under the 2015 Plan.

Awards. We may grant awards of stock options (including incentive stock options (as defined in Code Section 422) (“ISOs”) and non-qualified stock options), appreciation rights, RSUs, restricted stock, performance shares, performance units, and other stock-based or cash-based awards under the 2015 Plan. Subject to adjustment as described in the 2015 Plan, no individual may be granted stock options (or other awards with rights which are substantially similar to stock options) for more than 5,000,000 shares of common stock in any fiscal year.

•

Stock Options and Appreciation Rights. Stock options are rights to purchase shares of common stock upon the exercise thereof at a fixed exercise price that is set on the grant date. Appreciation rights generally entitle their holder, upon exercise, to receive an amount in cash or shares equal to the appreciation of the shares subject to the award between the grant date and exercise date. Stock options granted under the 2015 Plan may be ISOs or non-qualified stock options. In no event may a stock option have a term extending beyond the tenth anniversary of the date of grant (or the fifth anniversary of the date of grant for ISOs granted to certain significant stockholders). The exercise price of any stock option or appreciation right granted under the 2015 Plan may not be less than 100% of the fair market value of the shares of common stock underlying the option on the applicable date of grant (or 110% in the case of ISOs granted to certain significant stockholders).

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RSUs. An RSU represents the right to receive one share of common stock (or its fair market value in cash) at a future date upon the satisfaction of specific conditions set forth in the applicable award agreement.

•

Other Awards. Restricted stock is an award of nontransferable shares of our common stock that are subject to certain vesting conditions and other restrictions. Performance shares and performance units are awards that become payable, in cash or shares, upon the satisfaction of specified performance objectives set forth in the applicable award agreement. Other stock or cash-based awards are awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock.

Terms and Conditions of Awards. Each award is evidenced by an award agreement specifying the applicable terms and conditions (including vesting conditions and any terms and conditions related to forfeiture and termination of service) of such award, which are determined by the Compensation Committee at the time of grant. Except as set forth in an award agreement, unvested awards are forfeited without payment upon a participant’s termination of service.

Adjustments; Change in Control. In the event of certain changes in our capital structure, including any stock dividend, stock split, combination of shares, recapitalization or other change in the Company’s capital structure, or any merger, consolidation, spin-off, split-off, spin-out, reorganization, or other corporate transaction or event having a similar effect, the Board may adjust outstanding awards under the 2015 Plan and the share limit under the 2015 Plan to prevent dilution or enlargement of the rights under the 2015 Plan. Unless otherwise provided by the Compensation Committee, if there is a “change in control” of the Company (as defined in the 2015 Plan) and the resulting entity does not assume, convert or replace awards outstanding under the 2015 Plan, such awards will become fully vested and all restrictions thereon will lapse, with any performance objectives deemed satisfied at target level. If the resulting entity assumes, converts or replaces such outstanding awards, any applicable performance objectives will be deemed attained at target level and all outstanding awards will become fully vested upon the participant’s involuntary termination of service without cause or resignation with good reason, in either case, within 18 months following the change in control (or within six months prior to the change in control in certain circumstances). Notwithstanding the foregoing, in the event of a change in control, the Board may cancel and cash-out outstanding options upon a change in control.

280G Cutback. The 2015 Plan contains a Code Section 280G “cutback” provision pursuant to which any “parachute payments” (including accelerated vesting of awards under the 2015 Plan) that become payable to a participant will be reduced so that such payments are not subject to the excise tax under code Section 4999 (except as otherwise provided in an agreement between the participant and the Company).

Transferability; Clawback; Recoupment. Generally, awards granted under the 2015 Plan are not transferable except by will or the laws of descent and distribution, or as otherwise permitted by the Board or the Compensation Committee. All awards granted under the 2015 Plan are subject to deduction, forfeiture, recoupment or similar requirement in accordance with any clawback policy that may be implemented by the Company from time to time or any other agreement or arrangement with a grantee. In addition, to the extent set forth in an award agreement, a participant may be required to forfeit, return or repay to the Company (as applicable) his or her awards or shares acquired pursuant to awards (or the fair market value thereof, if such shares are disposed of) if the Board or the Compensation Committee determines that the participant has engaged in any detrimental activity (as defined in the 2015 Plan) during his or her service with the Company or a subsidiary thereof or within a specified period thereafter.

Amendment and Termination. The 2015 Plan will automatically terminate on the tenth anniversary of the date the 2015 Plan became effective, unless earlier terminated. Our Board may amend, suspend or terminate the 2015 Plan at any time; however, except in connection with certain changes in capital structure, stockholder approval is required for any amendment that would (i) materially

80	PROXY STATEMENT 2023 ⬛

Proposal 5: Approval of T-Mobile US, Inc. 2023 Incentive Award Plan

increase the benefits accruing to participants under the 2015 Plan, (ii) materially increase the number of shares of common stock which may be issued thereunder, (iii) materially modify the requirements for participation in the 2015 Plan, or (iv) amend any outstanding options to reduce the exercise price thereof, cancel any options in exchange for cash or another award with a lower exercise price, or otherwise “reprice” options, and any amendment that otherwise requires stockholder approval under applicable law or the rules of the applicable stock exchange. In addition, except in connection with certain changes in capital structure, no amendment may materially impair the rights of any participant without his or her consent.

⬛ PROXY STATEMENT 2023	81

Background

We originally adopted the 2014 ESPP, effective October 30, 2014, for the purpose of providing employees of our Company and our designated subsidiaries or parent companies with an opportunity to acquire an equity ownership interest in the Company to encourage such employees to remain in the employ of the Company and our designated subsidiaries or parent companies.

We are now requesting that our stockholders vote in favor of approving the T-Mobile US, Inc. Amended and Restated 2014 Employee Stock Purchase Plan (the “2023 ESPP”), which amends and restates the 2014 ESPP in its entirety. Our Board approved the 2023 ESPP on March 23, 2023, subject to stockholder approval. If our stockholders approve the 2023 ESPP, the 2023 ESPP will become effective on June 16, 2023. If the 2023 ESPP is not approved by our stockholders, then the 2023 ESPP will not become effective, and the 2014 ESPP will continue in full force and effect until October 30, 2024 with the current share limit set forth in the 2014 ESPP.

A copy of the 2023 ESPP is included as Annex B to this Proxy Statement, and the description of the material terms of the 2023 ESPP in this Proposal is qualified in its entirety by full the text of the 2023 ESPP. The following is an overview of the key changes to the 2014 ESPP contained in the 2023 ESPP.

◾	Increase in the 2023 ESPP’s share limit by approximately 10,100,000 shares, to a total of 14,000,000 shares of common stock available for issuance under the 2023 ESPP;

◾	Remove the “evergreen” provision providing for annual increases to the 2014 ESPP’s share limit;

◾	Decrease the number of shares that may be purchased by an employee during an offering period from 4,000 shares to 2,000 shares;

◾	Clarify the procedures for suspending of an employee’s payroll deductions or contributions during an offering period;

◾	Extend the term of the 2023 ESPP by 10 years until the 10th anniversary of the date on which the 2023 ESPP is approved by our stockholders; and

◾

Provide the plan administrator with more flexibility in the administration of the 2023 ESPP with respect to determining the length of, and other terms and conditions applicable to, offering and purchase periods under the 2023 ESPP (within the limits of the 2023 ESPP).

We believe that maintaining an employee stock purchase plan enhances employees’ sense of participation in our performance, aligns their interest with those of our stockholders, and provides a significant retention incentive that ultimately benefits our stockholders.

Stockholder Approval

Stockholder approval of the 2023 ESPP is necessary in order for us to meet the stockholders’ approval requirements of NASDAQ and to meet the requirements of Code Section 423.

Key Historical Equity Metrics

In determining the number of shares of common stock to request for approval to reserve for issuance under the 2023 ESPP, our management team worked with the Compensation Committee to evaluate a number of factors, including our recent share usage under the 2014 ESPP, anticipated share usage under the 2023 ESPP, and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the 2023 ESPP. Specifically, our Compensation Committee considered the following:

◾

As of March 31, 2023, the 2014 ESPP had 3,921,804 shares available for future issuance. If the 2023 ESPP is not approved, the 2014 ESPP will terminate effective October 30, 2024 (and, if the 2014 ESPP were not set to expire October 30, 2024, we estimate that we would have enough shares remaining under the 2014 ESPP to continue making awards for approximately one year, assuming we continue to grant awards consistent with our historical usage and expected practices, and noting that future circumstances may require us to make changes to our expected practices).

◾

By increasing the share reserve under the 2023 ESPP, we expect to be able to continue to provide our employees with the opportunity to purchase shares of our common stock under the 2023 ESPP for approximately five years, assuming employee participation in the 2023 ESPP is consistent with historical levels, and noting that future circumstances may require us to change our expected practices.

82	PROXY STATEMENT 2023 ⬛

Proposal 6: Approval of T-Mobile US, Inc. Amended and Restated 2014 Employee Stock Purchase Plan

In light of the factors described above, and the fact that the ability to continue to offer an employee stock purchase plan is vital in our view to our ability to continue to attract and retain employees in the extremely competitive labor markets in which we compete, our Board has determined that the size of the share reserve under the Plan is reasonable and appropriate at this time.

Material Terms of the 2023 ESPP

The material features of the 2023 ESPP are described below. This summary is qualified by reference to the full text of the 2023 ESPP, a copy of which is attached as Annex B to this Proxy Statement.

Purpose. The 2023 ESPP’s purpose is to provide employees with an opportunity to acquire an equity ownership interest in the Company and to encourage employees to remain in the employ of the Company.

Eligibility. Generally, all employees of the Company and its designated subsidiaries are eligible to participate in the 2023 ESPP, although the Compensation Committee may impose additional eligibility requirements consistent with the Code. However, any employee who owns or is deemed to own through attribution 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary is excluded from participating in the 2023 ESPP. As of March 31, 2023, there were approximately 73,000 employees eligible to participate in the 2023 ESPP.

Administration. The 2023 ESPP will be administered by the Compensation Committee, unless otherwise determined by the Board. The Board may at any time vest in itself any authority or duties for administration of the 2023 ESPP. The Compensation Committee has the full and exclusive discretionary authority to construe and interpret the 2023 ESPP and the rights granted under it, to establish rules and regulations for the administration of the 2023 ESPP, to establish offering and purchase periods under the 2023 ESPP, to determine the terms, conditions and provisions of each offering under the 2023 ESPP, to designate from time to time which of our subsidiaries will participate in the 2023 ESPP, and to amend, suspend or terminate the 2023 ESPP (subject to the limitations of the 2023 ESPP).

Shares Available for Awards. Subject to adjustment by the plan administrator in the event of certain changes in our corporate structure (as described below), the aggregate number of shares of common stock reserved for sale and authorized for issuance under the 2023 ESPP will be 14,000,000 shares. If an option granted under the 2023 ESPP terminates for any reason without the underlying shares having been purchased, the shares of common stock not purchased under the option will again become available for issuance under the 2023 ESPP. Shares granted under the 2023 ESPP may be treasury shares, authorized but unissued shares, or shares purchased on the open market.

Participation. Employees may become participants in the 2023 ESPP for an offering period by completing an enrollment election form prior to the enrollment date of the applicable offering period, which will designate a whole percentage of the employee’s compensation to be withheld by us as payroll deductions under the ESPP during the offering period. Unless otherwise determined by the plan administrator or changed by the participant, a participant’s enrollment election and designated payroll deduction or contribution rate will continue for future offering periods (for so long as such participant remains eligible to participate in the 2023 Plan).

Offerings; Purchase Periods.

◾

Offerings; Purchase Periods. Under the 2023 ESPP, participants are offered the right to purchase shares of our common stock at a discount during a series of offering periods. Unless otherwise determined by the plan administrator, offering periods under the 2023 ESPP will be six (6) months, commencing on April 1 and October 1 of each year; provided, that an offering period may be no more than five years long (or, if the purchase price may be less than 85% of the fair market value of our common stock on the purchase date, no more than twenty-seven (27) months long). Accumulated employee payroll deductions will be used to purchase shares of our common stock on each purchase date during an offering period. Unless otherwise determined by the plan administrator, each offering period will have a single co-terminus six-month purchase period. The plan administrator may, in its discretion, modify the terms of future offerings.

◾

Enrollment and Contributions. The 2023 ESPP permits participants to purchase our common stock through payroll deductions of a whole percentage of their eligible compensation, which may not be less than 1% and may be up to a maximum percentage determined by the plan administrator (which, in the absence of a contrary designation, will be 15% of eligible compensation).

◾

Limitations on Purchases. Except as otherwise determined by the plan administrator, the maximum number of shares that may be purchased by a participant during any offering period will be 2,000 shares. In addition, a participant may not subscribe for more than $25,000 worth of shares under the 2023 ESPP per calendar year in which such rights to purchase stock are outstanding (considered together with any other ESPP maintained by us or certain parent or subsidiary entities) based on the fair market value of the shares at the time the option is granted.

⬛ PROXY STATEMENT 2023	83

Proposal 6: Approval of T-Mobile US, Inc. Amended and Restated 2014 Employee Stock Purchase Plan

◾

Options. On the first trading day of each offering period, each participant will be granted an option to purchase shares of our common stock. Unless a participant has previously withdrawn his or her participation in, or has otherwise become ineligible to participate in, the ESPP prior to any applicable purchase date, the option will be exercised on the applicable purchase date(s) during the offering period to the extent of the payroll deductions accumulated during the offering period. The participant will purchase the maximum number of whole shares of our common stock that his or her accumulated payroll deductions will buy at the purchase price, subject to the participation limitations described above, and any remaining amount in the participant’s account will be returned to the participant, except that any amounts that are not sufficient to purchase a whole share of our common stock will be retained in the Participant’s Account for the subsequent Purchase Period or Offering Period. However, the plan administrator has the discretion to provide that fractional shares will be purchased on the applicable purchase date(s).

◾

Purchase Price. The purchase price for each offering period will be 85% of the lesser of (i) the closing trading price of a share of our common stock on the first day of the offering period or (ii) the closing trading price of a share of our common stock on the purchase date of the offering period, unless the plan administrator determines to increase the purchase price (provided that such purchase price may be no more than 100% of the closing trading price of a share of our common stock on the first day of the offering period or purchase date (as applicable)).

◾

Payroll Deduction Changes; Suspensions; Withdrawals; Terminations of Employment. Unless otherwise determined by the plan administrator, a participant suspend his or her payroll deductions or contributions during an offering period by delivering a notice of suspension to us within a time period determined by the plan administrator. Upon any such suspension, the participant’s cumulative unapplied payroll deductions or contributions will remain in his or her account and will be applied to the purchase of shares of common stock on the next occurring purchase date and such participant shall, at the end of such offering period be treated as having withdrawn from the 2023 ESPP at the end of such offering period (unless the participant re-enrolls in the 2023 ESPP for any subsequent offering period). In addition, a participant may withdraw his or her participation in the 2023 ESPP by submitting written notice to us within a time period determined by the plan administrator, and upon such withdrawal, either (as determined in accordance with procedures by the Committee) the participant’s cumulative unapplied payroll deductions or contributions will remain in his or her account and will be applied to the purchase of shares of common stock on the next occurring purchase date or such funds will be refunded to the participant. Participation in the ESPP ends automatically upon a participant’s termination of employment.

Transfer Restrictions. A participant may not transfer (other than by will or the laws of descent and distribution or by certain beneficiary designations) any option granted under the 2023 ESPP and, during a participant’s lifetime, options granted under the 2023 ESPP shall be exercisable only by such participant.

Adjustments; Certain Transactions. In the event of any increase or decrease in the number of shares of common stock resulting from a stock split, reverse stock split, stock dividend, extraordinary cash dividend, combination or reclassification of the common stock or recapitalization, reorganization, consolidation, split-up, spin-off or any other increase or decrease in the number of shares of common stock effected without receipt of consideration by us, the plan administrator will, in order to prevent dilution or enlargement of the benefits or potential benefits intended by us to be made available under the 2023 ESPP or with respect to any outstanding options under the 2023 ESPP, proportionately adjust the number of shares authorized for issuance under the 2023 ESPP, the outstanding options granted under the 2023 ESPP, the maximum number of shares that may be purchased by any one participant during an offering period or purchase period, and the purchase price per share and the number of shares covered by each outstanding options.

In the event of any dissolution, liquidation, merger, consolidation or similar corporate transaction, any unusual or non-recurring events affecting us, our affiliates or any of our financial statements, or any change in applicable law or accounting principles, the plan administrator may make such adjustments it deems appropriate to prevent dilution or enlargement of rights in the number and class of shares that may be purchased under the 2023 ESPP and in the number, class or price of shares subject to options, in the number of shares a participant is entitled to purchase and such other adjustments as it deems appropriate. In the event of any such transaction or event, the plan administrator may elect to have the options under the 2023 ESPP assumed or substituted by a successor entity, to set an earlier purchase date, to terminate all outstanding options either prior to their expiration or upon completion of the purchase of shares of common stock on the next purchase date, or to take such other action deemed appropriate by the plan administrator.

Tax Withholding. We have the authority to deduct and withhold from any payment otherwise due to a participant, or require a participant to remit to us, an amount sufficient to satisfy any federal, state, local and foreign taxes required to be withheld under applicable law with respect to any taxable event concerning a participant arising as a result of the 2023 ESPP.

Amendment or Termination. The Board may amend, suspend or terminate the 2023 ESPP at any time, subject to stockholder approval to the extent required under Code Section 423 or by any applicable securities exchange on which the common stock is then-traded, except that the 2023 ESPP may not be amended in a manner that causes options issued under the 2023 ESPP to fail to meet the requirements of Code Section 423. Unless earlier terminated by the Board, the 2023 ESPP shall automatically terminate on the tenth anniversary of the date on which our stockholder approve the 2023 ESPP.

The plan administrator may, without stockholder approval, change or terminate the offering periods, limit the frequency and/or number of changes in a participant’s payroll deduction or contribution rate, establish the exchange ratio applicable to amounts withheld in a

84	PROXY STATEMENT 2023 ⬛

Proposal 6: Approval of T-Mobile US, Inc. Amended and Restated 2014 Employee Stock Purchase Plan

currency other than U.S. dollars, alter the purchase price for or length of an offering period in order to reduce or eliminate adverse financial accounting consequences, and establish such other limitations or procedures as the plan administrator determines to be advisable and as are consistent with the 2023 ESPP.

Federal Income Tax Consequences of the 2023 ESPP

The following is a general summary of the current law of the principal U.S. federal income tax consequences to us and our employees under the 2023 ESPP. The following summary discusses the general federal income tax principles applicable to the 2023 ESPP and is provided only for general information. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or foreign tax consequences. Tax considerations may vary from locality to locality and depending on individual circumstances. This summary is not intended as tax advice to employees, who should consult their own tax advisors.

The 2023 ESPP is intended to qualify as an “employee stock purchase plan” under Code Section 423. For federal income tax purposes, a participant in the 2023 ESPP generally will not recognize taxable income on the grant or exercise of an option under the 2023 ESPP, nor will we be entitled to any deduction at that time. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. If stock acquired upon exercise of an option acquired under the 2023 ESPP is held for a minimum of two years from the date of grant and one (1) year from the date of exercise, the participant (or the participant’s estate) will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition (or death) over the purchase price or (ii) the excess of the fair market value of the shares on the date the option was granted over the purchase price. Any additional gain will be treated as long-term capital gain.

If the holding period requirements are not met, the participant will recognize ordinary income at the time of the disposition equal to the excess of the fair market value of the shares on the date the option is exercised over the purchase price, with any remaining gain or loss being treated as capital gain or capital loss. However, if the holding period requirements are not met and the amount realized at the time of disposition is less than the fair market value of the shares at the time of exercise, the participant will recognize ordinary income to the extent of the excess of the fair market value of such shares on the date the option was exercised over the purchase price for such shares, and a capital loss to the extent the fair market value of such shares on the exercise date exceeds the amount realized upon disposition.

We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an option or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares, subject to Code limitations.

Stock Price

The closing price of the Company’s common stock on NASDAQ as of March 31, 2023 was $144.84 per share.

New Plan Benefits

The number of shares that may be purchased under the ESPP will depend on each employee’s voluntary election to participate, the rate of contributions by such employees and the purchase price of the shares issuable under the 2023 ESPP at future dates. Accordingly, it is not possible to determine the value of the future benefits which may be received by participants under the 2023 ESPP.

⬛ PROXY STATEMENT 2023	85

Proposal 6: Approval of T-Mobile US, Inc. Amended and Restated 2014 Employee Stock Purchase Plan

Plan Benefits

The table below provides information regarding the shares of our common stock purchased by our named executive officers and certain other persons under the 2014 ESPP from inception through March 31, 2023:

	Number of Shares Purchased under the 2014 ESPP (#)	Dollar Value ($)

Named Executive Officers:

G. Michael Sievert, President and Chief Executive Officer	—	—

Peter Osvaldik, Executive Vice President and Chief Financial Officer	—	—

Neville R. Ray, Former President, Technology	1,402	203,066

Mark W. Nelson, Executive Vice President and General Counsel	371	53,736

Peter A. Ewens, Executive Vice President, Corporate Strategy & Development	—	—

Brandon D. Draper, Former Executive Vice President, Emerging Products	—	—

All Current Executive Officers as a Group	6,345	919,010

All Current Non-Executive Directors as a Group	—	—

Current Director Nominees (other than G. Michael Sievert):

André Almeida	—	—

Marcelo Claure	—	—

Srikant M. Datar	—	—

Srinivasan Gopalan	—	—

Timotheus Höttges	—	—

Christian P. Illek	—	—

Raphael Kübler	—	—

Thorsten Langheim	—	—

Dominique Leroy	—	—

Letitia A. Long	—	—

Dominique Leroy	—	—

Teresa A. Taylor	—	—

Kelvin R. Westbrook	—	—

Each Associate of any such Directors, Executive Officers or Director Nominees	—	—

Each Other Person who Received or is to Receive 5% of such Options or Rights	—	—

All Non-Executive Employees as a Group	16,071,851	2,327,846,899

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE T-MOBILE US, INC. AMENDED AND RESTATED 2014 EMPLOYEE STOCK PURCHASE PLAN

Required Vote

The affirmative vote of a majority of the votes cast by stockholders entitled to vote at the Annual Meeting is required to approve this proposal.

86	PROXY STATEMENT 2023 ⬛

The following table sets forth information, as of March 31, 2023, regarding the beneficial ownership of our common stock by:

◾	each of our directors and director nominees;

◾	each of the Named Executive Officers;

◾	all of our directors and executive officers as a group; and

◾	each person known by us to beneficially own more than 5% of the outstanding shares of our common stock.

The beneficial ownership information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below and except to the extent authority is shared by spouses under applicable law, to our knowledge, each of the persons set forth below has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by him or her. The number of shares of common stock used to calculate each listed person’s percentage ownership of each such class includes the shares of common stock underlying options or other convertible securities held by such person that are exercisable or vest within 60 days after March 31, 2023.

	Common Stock Beneficially Owned
	Number		Percentage

Directors, Nominees and Named Executive Officers[1]

André Almeida	—		*

Marcelo Claure	7,034,791	[2]	*

Srikant M. Datar[3]	37,100		*

Brandon D. Draper[4]	98,665		*

Peter A. Ewens	120,595		*

Srinivasan Gopalan	—

Timotheus Höttges	—		*

Bavan M. Holloway	1,687		*

Christian P. Illek	—		*

Raphael Kübler	—		*

Thorsten Langheim	—		*

Dominique Leroy	—		*

Letitia A. Long	1,565		*

Mark W. Nelson	6,184		*

Peter Osvaldik	54,481		*

Neville R. Ray[5]	269,512		*

G. Michael Sievert	690,269		*

Teresa A. Taylor	21,305		*

Kelvin R. Westbrook	24,275		*

All directors and executive officers as a group (21 persons)	8,412,470		*

Beneficial Owners of More Than 5%:

Deutsche Telekom AG6 Friedrich-Ebert-Alle 140 53113 Bonn, Germany	649,882,564		54.0%

SoftBank Group Corp.[7] 1-9-1 Higashi-Shimbashi, Minato-ku, Tokyo, 105-7303 Japan	39,771,809		3.3%

*	Represents less than 1%
1	Unless otherwise indicated, the address of each person is c/o T-Mobile US, Inc., 12920 SE 38th Street, Bellevue, Washington 98006.

⬛ PROXY STATEMENT 2023	87

Security Ownership of Principal Stockholders

2

Includes 5,000,000 shares of common stock held indirectly by Claure Mobile, which are subject to a voting proxy (the “Claure Proxy”) pursuant to the Claure Proxy Agreement, pursuant to which Claure Mobile has agreed to vote such shares in the manner directed by Deutsche Telekom. As a result, Mr. Claure and Claure Mobile do not have voting power with respect to such 5,000,000 shares of common stock. The remaining 2,034,791 shares of common stock held by Mr. Claure are pledged to secure a line of credit with an unrelated third-party bank, which pre-dated the Sprint Combination. Mr. Claure has committed to unwind the pledge by December 31, 2024.

3

Includes 8,200 shares of common stock held by Datar Investment LLC, 13,724 shares held by Safari LLC, and 13,843 shares held by Legacycap LLC. Mr. Datar is a co-manager of Datar Investment LLC, Safari LLC, and Legacycap LLC and has shared voting and investment power over the securities held by these entities.

4

Beneficial ownership information for Mr. Draper is as of April 5, 2022, the most recent date for which information is available. Mr. Draper ceased to be an executive officer of the Company as of April 1, 2022.

5	Includes 6,250 shares of common stock from vested RSUs that have been deferred. Mr. Ray ceased to be an executive officer of the Company as of April 10, 2023.
6

According to the Schedule 13D/A filed by Deutsche Telekom on April 4, 2023, reflecting 66,519, 814 shares of common stock held of record by Deutsche Telekom and 538,590,941 shares of common stock held of record by Deutsche Telekom Holding B.V., which is a direct wholly owned subsidiary of T-Mobile Global Holding GmbH, which is a direct wholly owned subsidiary of T-Mobile Global Zwischenholding GmbH, which is a direct wholly owned subsidiary of Deutsche Telekom, over which shares each of the foregoing entities claims sole voting and dispositive power. Also includes (i) 39,771,809 shares of common stock held by Delaware Project 6 L.L.C. (“Project 6 LLC”), a wholly owned subsidiary of SoftBank, which are subject to a voting proxy (the “SoftBank Proxy”) pursuant to the SoftBank Proxy Agreement, pursuant to which SoftBank has agreed to vote such shares in the manner directed by Deutsche Telekom (with respect to 34,971,809 of which shares Deutsche Telekom has call options that can be exercised at any time prior to June 22, 2024) and (ii) 5,000,000 shares of common stock held by Claure Mobile, which are subject to the Claure Proxy, pursuant to which Claure Mobile has agreed to vote such shares in the manner directed by Deutsche Telekom.

7

According to the Schedule 13D/A filed by SoftBank on April 13, 2022, reflecting sole dispositive power with respect to 39,771,809 shares of common stock. The shares are held directly by Project 6 LLC, a wholly owned subsidiary of SoftBank. SoftBank has entered into the SoftBank Proxy pursuant to which SoftBank has agreed to vote any shares beneficially owned by SoftBank in the manner directed by Deutsche Telekom. As a result, SoftBank does not have voting power with respect to any such shares of common stock.

88	PROXY STATEMENT 2023 ⬛

Related Person Transactions

We are a participant in a number of related person transactions (as defined in the Related Person Transaction Policy described below) with our significant stockholder, Deutsche Telekom and its affiliates. These transactions include important financing arrangements and commercial arrangements pursuant to which we obtain or provide various services and/or license intellectual property or technology. SoftBank and its affiliates ceased to be related persons (Related Person Transaction Policy described below) in 2022.

As noted below, certain transactions with Deutsche Telekom that occurred before the Metro Combination were not required to be approved in accordance with our Related Person Transaction Policy as Deutsche Telekom did not qualify as a related person at the time such transactions were entered into. Otherwise, each of the related person transactions with Deutsche Telekom or its affiliates was reviewed and approved by the Audit Committee in accordance with our then-current Related Person Transaction Policy. The Audit Committee considered, among other things, whether the terms of each transaction were comparable to those generally available in arm’s-length transactions with unaffiliated third parties and whether the related person transaction is consistent with the best interests of the Company. All factors that are considered by the Audit Committee are described below.

Related Person Transaction Policy

Under the Company’s written Related Person Transaction Policy, any proposed or existing transaction, arrangement or relationship involving a director, director nominee, executive officer, or a member of the immediate family of any of the foregoing, or a greater than 5% owner of our stock (a “related person”), must be reviewed by our General Counsel to determine whether such transaction is a related person transaction. A “related person transaction” is any transaction, arrangement or relationship or any series of transactions, arrangements or relationships in which:

◾	the Company, or any of its subsidiaries, is, was or will be a participant;

◾	the aggregate amount involved exceeds, or may be expected to exceed, $120,000; and

◾	any related person has, had or will have a direct or indirect material interest.

A transaction, arrangement or relationship that is determined to be a related person transaction must be submitted to our Audit Committee for review, approval or ratification based on certain factors, including the following:

◾	the nature of the related person transaction and the terms of the related person transaction;

◾	the extent of the related person’s interest in the transaction;

◾	the business reasons for the Company to enter into the related person transaction;

◾	whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties;

◾	whether the terms are comparable to those generally available in arm’s-length transactions with unaffiliated third parties;

◾	whether the related person transaction is consistent with the best interests of the Company; and

◾

in the case of any related person transaction involving an outside director of the Company, the potential impact of such related person transaction on such outside director’s independence and the Company’s continued compliance with the requirements under the Exchange Act, NASDAQ rules, or other applicable rules, laws and regulations.

Transactions with Deutsche Telekom

Certain of the related person transactions with Deutsche Telekom or its affiliates described below were not required to be approved in accordance with our current Related Person Transaction Policy because they were entered into prior to or in connection with the consummation of the Metro Combination, at which time Deutsche Telekom became a “related person” and our current Related Person Transaction Policy became effective to such persons.

⬛ PROXY STATEMENT 2023	89

Transactions with Related Persons and Approval

STOCKHOLDERS’ AGREEMENT

Pursuant to the Second Amended and Restated Stockholders’ Agreement we entered into with Deutsche Telekom and SoftBank on June 22, 2020 (the “Stockholders’ Agreement”), we granted certain governance and other rights to Deutsche Telekom and SoftBank, and each of Deutsche Telekom and SoftBank agreed to certain restrictions. In September 2021, the Stockholders’ Agreement generally terminated with respect to SoftBank (except with respect to certain surviving provisions, including with respect to indemnification and contribution) when SoftBank ceased to hold at least 5% of the voting percentage of the outstanding stock of the Company. The Stockholders’ Agreement will also terminate with respect to Deutsche Telekom at any time Deutsche Telekom no longer holds at least 5% of the voting percentage of the outstanding stock of the Company.

The rights and restrictions applicable to Deutsche Telekom under the Stockholders’ Agreement are further outlined below:

◾

Under the Stockholders’ Agreement, at all times when the sum of the collective voting percentage of Deutsche Telekom, SoftBank and Marcelo Claure is 50% or more, Deutsche Telekom can designate up to 10 nominees for election to our Board.

◾

So long as Deutsche Telekom beneficially owns 30% or more of the outstanding shares of our common stock, without Deutsche Telekom’s consent, we are not permitted to take certain actions, including the incurrence of debt (excluding certain permitted debt) if our consolidated ratio of debt to cash flow for the most recently ended four full fiscal quarters for which financial statements are available would exceed 5.25 to 1.0 on a pro forma basis, the acquisition of any business, debt or equity interests, operations or assets of any person for consideration in excess of $1 billion, the sale of any of the Company’s or its subsidiaries’ divisions, businesses, operations or equity interests for consideration in excess of $1 billion, any change in the size of our Board, the issuances of equity securities in excess of 10% of our outstanding shares or for the purpose of redeeming or purchasing debt held by Deutsche Telekom, the repurchase or redemption of equity securities or the declaration of extraordinary or in-kind dividends or distributions other than on a pro rata basis, or the termination or hiring of our Chief Executive Officer.

◾

We must notify Deutsche Telekom any time it is reasonably likely that we will default on any indebtedness with a principal amount greater than $75 million, and Deutsche Telekom will have the right, but not the obligation, to provide us with new debt financing up to the amount of the indebtedness that is the subject of the potential default plus any applicable prepayment or other penalties, on the same terms and conditions as such indebtedness (together with any waiver of the potential default).

◾

As long as Deutsche Telekom beneficially owns 10% or more of the outstanding shares of our common stock, we must provide Deutsche Telekom with certain information and consultation rights, subject to certain confidentiality restrictions.

◾

Deutsche Telekom may not support, enter into or vote in favor of any transaction in excess of $120,000 in the aggregate between or involving both us and Deutsche Telekom or any of its affiliates, or any amendment or modification to, extension or waiver of, or statement of work under, any such transaction, without the approval of our Audit Committee.

◾

In the event that Deutsche Telekom’s voting percentage would be reduced to less than 30% as a direct result of a dilutive issuance, Deutsche Telekom will have the right to acquire newly issued voting securities issued from us up to an amount that would cause Deutsche Telekom’s voting percentage to equal its voting percentage prior to the dilutive issuance.

◾

Deutsche Telekom and its affiliates are generally prohibited from acquiring our common stock if such acquisition would cause their collective beneficial ownership to exceed a certain percentage of the outstanding shares of our common stock unless they make an offer to acquire all of the then-remaining outstanding shares of our common stock at the same price and on the same terms and conditions as the proposed acquisition from all other stockholders of the Company, which is either (i) accepted or approved by the majority of the directors, which majority includes a majority of non-affiliated directors or (ii) accepted or approved by holders of a majority of our common stock held by stockholders other than Deutsche Telekom and its affiliates.

◾

Deutsche Telekom is prohibited from transferring any shares of the Company’s common stock in any transaction that would result in the transferee owning more than 30% of the outstanding shares of the Company’s common stock unless (i) such transfer is approved by the majority of the directors or (ii) such transferee offers to acquire all of the then-outstanding shares of the Company’s common stock at the same price and on the same terms and conditions as the proposed transfer.

◾	We have granted Deutsche Telekom certain demand and piggyback registration rights for shares of our common stock and debt securities beneficially owned by Deutsche Telekom.

◾

Deutsche Telekom’s ability to compete with the Company in the United States, Puerto Rico and the territories and protectorates of the United States is subject to certain restrictions during the period beginning on the date of the closing of the Sprint Combination and ending on the date that is six months after the date on which Deutsche Telekom beneficially owns less than 10% of the outstanding shares of the Company’s common stock. In addition, in the case of Deutsche Telekom, for the period that commenced at the closing of the Sprint Combination and expires on the first anniversary of the termination of the trademark license in accordance with its terms, Deutsche Telekom may not manufacture, market or distribute any products

90	PROXY STATEMENT 2023 ⬛

Transactions with Related Persons and Approval

or services under, or use in any way, the trademark “T-Mobile” in connection with certain specified activities, other than by the Company and its affiliates in accordance with the terms of the trademark license. The trademark license is more fully described below.

DEUTSCHE TELEKOM TRADEMARK LICENSE AGREEMENT

In connection with the Metro Combination, we and Deutsche Telekom entered into a trademark license, pursuant to which we received (i) a limited, exclusive, non-revocable and royalty-bearing license to certain T-Mobile trademarks (including internet domains) for use in connection with telecommunications and broadband products and services in the United States, Puerto Rico and the territories and protectorates of the United States, (ii) a limited, non-exclusive, non-revocable and royalty-bearing license to use certain other trademarks for use in connection with telecommunications and broadband products and services in the United States, Puerto Rico and the territories and protectorates of the United States, and (iii) free of charge, the right to use the trademark “T-Mobile” as a name for the Company.

In 2022, we paid Deutsche Telekom royalties totaling approximately $80.0 million under the terms of the trademark license. On the fifth anniversary of the trademark license, the Company and Deutsche Telekom have agreed to adjust the royalty rate to the royalty rate found under similar licenses for trademarks in the field of wireless telecommunication, broadband and information products and services in the territory through a binding benchmarking process.

The Sprint Business Combination Agreement included a proposed “Amendment No. 1 to the License Agreement” by which the parties agreed to a new royalty rate for the 10-year period commencing January 1, 2019, which retroactively took effect upon the successful conclusion of the Sprint Combination on April 1, 2020. Under Amendment No. 1 to the License Agreement, we are obligated to pay Deutsche Telekom a royalty in an amount equal to 0.25% (the “royalty rate”) of the net revenue (as defined in the trademark license) generated by products and services sold by the Company under the licensed trademarks subject to a cap of $80 million per calendar year through December 31, 2028. The trademark license contains certain quality control requirements, branding guidelines and approval processes that the Company is obligated to maintain.

Deutsche Telekom is obligated to indemnify us against trademark infringement claims with respect to certain licensed T-Mobile marks and has the right (but not the obligation) to indemnify us against trademark infringement claims with respect to certain other licensed trademarks. If Deutsche Telekom chooses not to defend us against trademark infringement claims with respect to certain other licensed trademarks, we have the right to defend ourselves against such claims. We are obligated to indemnify Deutsche Telekom against third-party claims due to the Company’s advertising or anti-competitive use by the Company of the licensed trademarks. Except for indemnification obligations and intentional misconduct, the liability of the Company and Deutsche Telekom is limited to €1 million per calendar year.

We and Deutsche Telekom are obligated to negotiate a new trademark license when (i) Deutsche Telekom has 50% or less of the voting power of the outstanding shares of capital stock of the Company or (ii) any third party owns or controls, directly or indirectly, 50% or more of the voting power of the outstanding shares of capital stock of the Company, or otherwise has the power to direct or cause the direction of the management and policies of the Company. If we and Deutsche Telekom fail to agree on a new trademark license, either we or Deutsche Telekom may terminate the trademark license and such termination shall be effective, in the case of clause (i) above, on the third anniversary after notice of termination and, in the case of clause (ii) above, on the second anniversary after notice of termination. We have the right to continue to sell products under the licensed trademarks for a period of 12 months after termination or expiration of the trademark license. Additionally, we have the right to continue to use advertising materials bearing the licensed trademarks for a period of up to six months after termination or expiration of the trademark license.

⬛ PROXY STATEMENT 2023	91

Transactions with Related Persons and Approval

DEUTSCHE TELEKOM FINANCING ARRANGEMENTS

During 2022, Deutsche Telekom held the T-Mobile USA senior notes described in the table below, which were issued in 2017 and 2018. The outstanding notes are T-Mobile USA’s unsecured obligations and are guaranteed on a senior unsecured basis by the Company and by all of T-Mobile USA’s wholly owned domestic restricted subsidiaries (other than certain designated special purpose entities, a reinsurance subsidiary and immaterial subsidiaries), all of T-Mobile USA’s restricted subsidiaries that guarantee certain of T-Mobile USA’s indebtedness and any future subsidiary of the Company that directly or indirectly owns any of T-Mobile USA’s equity interests. T-Mobile USA may, at its option, redeem some or all of these notes at any time on or after the dates set forth in the table below under “Earliest optional redemption” at the redemption price set forth in the governing indenture, or prior to such dates at a specified “make-whole” redemption price, plus accrued and unpaid interest to, but not including, the redemption date.

Series	Largest principal amount outstanding during 2022	Principal amount as of March 31, 2023		Interest payment dates	Maturity	Earliest optional redemption	Principal paid in 2022	Interest paid in 2022	Other amounts paid (or received) in 2022

5.375% Senior Notes due 2027-1 (amended to mature 2022)[1]	$1,250,000,000	—	[1]	April 15 and October 15	April 15, 2022	April 15, 2022	$1,250,000,000	$33,593,750	$0

4.000% Senior Notes due 2022-1[2]	$1,000,000,000	—		April 15 and October 15	April 15, 2022	March 16, 2022	$1,000,000,000	$16,777,778	$0

4.750% Senior Notes due 2028-1	$1,500,000,000	$1,500,000,000		February 1 and August 1	February 1, 2028	February 1, 2023	—	$71,250,000	$0

1

Effective immediately prior to the consummation of the Sprint Combination on April 1, 2020, the maturity date applicable to the 5.375% Senior Notes due 2027-1 was amended from April 15, 2027 to April 15, 2022. On April 15, 2022, T-Mobile USA paid in full the 5.375% Senior Notes due 2027-1 upon the amended maturity.

2	On March 16, 2022, T-Mobile USA redeemed in full the 4.000% Senior Notes due 2022-1.

Each series of T-Mobile USA senior notes held by Deutsche Telekom was issued pursuant to an indenture (the “Indenture”), dated as of April 28, 2013, among T-Mobile USA, the Company, the other guarantors party thereto, and Deutsche Bank Trust Company Americas, as trustee. The Indenture, as amended and supplemented with respect to the notes, contains covenants that, among other things, restrict the ability of T-Mobile USA and its restricted subsidiaries to create liens or other encumbrances, and merge, consolidate or sell, or otherwise dispose of, substantially all of their assets. The Indenture, as so amended and supplemented, also contains customary events of default. These covenants and events of default are subject to a number of important qualifications and exceptions.

T-Mobile USA’s 4.000% Senior Notes due 2022-1, 5.375% Senior Notes due 2027-1 (amended to mature in 2022) and 4.750% Senior Notes due 2028-1 held by Deutsche Telekom (collectively, the “Specified DT Notes”) have (or, in the case of notes that have been repurchased, redeemed or matured, had) substantially the same terms and conditions as T-Mobile USA’s 4.000% Senior Notes due 2022, 5.375% Senior Notes due 2027 and 4.750% Senior Notes due 2028 issued in public offerings (collectively, the “Specified Public Notes”), as applicable, other than issue date, registration rights, CUSIP, and, with respect to T-Mobile USA’s 5.375% Senior Notes due 2027-1, maturity. If T-Mobile USA exercises its rights in respect of Specified Public Notes, T-Mobile USA has agreed to exercise the same rights under the corresponding Specified DT Notes on an equal and ratable basis.

OTHER RELATED PERSON TRANSACTIONS

The related person transactions described below consist of ongoing arrangements under which the execution of transactions or the provision of services, and the payments related thereto, may vary from period to period or may only occur from time to time, depending on the circumstances of the parties involved and the terms of the applicable arrangements.

Management Agreement Between T-Systems and T-Mobile USA

The Management Agreement covers certain international multinational corporation (“MNC”) services that T-Systems International GmbH (“T-Systems”), a wholly owned subsidiary of Deutsche Telekom, provides to T-Mobile USA in the MNC segment. These services include sales, business development and account management services, marketing and bid management services, business strategy and information technology services, and business solicitation services aimed toward multinational enterprises. The Management Agreement may be terminated by either party on 12 months’ notice. During 2022, T-Mobile USA incurred approximately $0.4 million in expenses for T-Systems’ services under the Management Agreement.

92	PROXY STATEMENT 2023 ⬛

Transactions with Related Persons and Approval

Discount Agreements on Inter-Operator Tariffs

T-Mobile USA has entered into Discount Agreements on Inter-Operator Tariffs with certain Deutsche Telekom affiliates. The Discount Agreements establish a reciprocal discount scheme for roaming charges based on inter-operator tariffs to be paid by the Home Public Mobile Network operator to the Visited Public Mobile Network operator according to their respective international roaming agreements. The Discount Agreements had an initial term ending on December 31, 2016 with yearly or bi-annual renewal terms thereafter. During 2022, T-Mobile USA received approximately $6.4 million in net revenue and incurred approximately $3.6 million in net expenses for Deutsche Telekom’s and its affiliates’ services under the Discount Agreements.

Agreement on Commercial Roaming Broker Services Between Deutsche Telekom and T-Mobile USA

Under this agreement, Deutsche Telekom negotiates, for the benefit of certain of its wireless affiliates, including T-Mobile USA (“NatCos”), the terms of group roaming discount agreements with third-party network/service operators, or roaming partners. This agreement has an indefinite term, but by September 30 of each year, T-Mobile USA has the right to elect to participate or decline to participate under the broker arrangement for the following calendar year, and the parties negotiate the scope of roaming partners with which Deutsche Telekom is entitled to negotiate for T-Mobile USA’s benefit. If T-Mobile USA agrees to be a participating NatCo in a given calendar year, T-Mobile USA will receive and/or provide roaming services according to the terms of the group roaming discount agreements during such calendar year, and at the end of a specified settlement period, Deutsche Telekom will receive from, or make payments to, the roaming partners for T-Mobile USA and the other participating NatCos, pursuant to the payment terms of the roaming agreements. Intercompany payments are made between Deutsche Telekom and T-Mobile USA to settle any amounts due to, or owed by, T-Mobile for roaming services under the roaming agreements.

Deutsche Telekom may realize volume discounts for roaming services based on the NatCos’ participation in the group roaming discount agreements. Deutsche Telekom also allocates its commercial roaming costs, which consist of certain strategic and financial planning costs associated with roaming transactions, to the NatCos, including T-Mobile USA. During 2022, T-Mobile USA experienced an approximately $6.1 million increase in roaming revenues and experienced an approximately $2.9 million increase in roaming expenses for roaming usage provided to, or delivered by, third-party operators under this agreement.

Telecom Master Services Agreement

Pursuant to the Master Services Agreement, Deutsche Telekom North America, a wholly owned subsidiary of Deutsche Telekom, provides international long-distance and IP transit (internet connectivity) services to T-Mobile USA. The Master Services Agreement will remain in effect for so long as there remain statements of work pending. During 2022, T-Mobile USA incurred approximately $26.1 million in expenses for Deutsche Telekom North America’s services and received revenues of approximately $1.3 million for T-Mobile’s services provided under the Master Services Agreement.

Insurance Brokerage Services Provided by DeTeAssekuranz-Deutsche Telekom Assekuranz-Vermittlungsgesellschaft mbH (DeTeAssekuranz)

DeTeAssekuranz, a wholly owned subsidiary of Deutsche Telekom, provides certain insurance brokerage services for T-Mobile USA. During 2022, T-Mobile USA incurred approximately $7.4 million in expenses for DeTeAssekuranz’s services under this arrangement.

Services Agreement

In February 2015, T-Mobile entered into a Services Agreement effective as of January 1, 2014 with Deutsche Telekom pertaining to the provision by T-Mobile of certain financial, tax and accounting-related services to Deutsche Telekom and the payment by Deutsche Telekom for such services. The services related to certain operating and financial data and other information that Deutsche Telekom may request from T-Mobile. The agreement was further amended with updates to the fees and services schedule, and an extension to the term following the closing of the Sprint Combination. Pursuant to the Services Agreement, as amended, T-Mobile received approximately $2.5 million in revenues for such services in 2022.

Reimbursement Letter Agreement

T-Mobile has entered into a Reimbursement Letter Agreement with Deutsche Telekom pursuant to which Deutsche Telekom has agreed to reimburse various costs incurred by T-Mobile in connection with the IFRS off-balance sheet treatment of T-Mobile’s service receivable sale arrangement (the “Airtime facility”) and its EIP receivable sale arrangement (the “EIP facility,” and together with the Airtime facility, the “Existing Receivable Sale Arrangements”). The Reimbursement Letter Agreement provides that T-Mobile and Deutsche Telekom will further discuss whether the IFRS off-balance sheet treatment will be necessary in any future receivable sale arrangements (including for any extension of the Existing Receivable Sale Arrangements). T-Mobile received or expects to receive approximately $121,000 from Deutsche Telekom for its expenses incurred during 2022 in connection with the IFRS off-balance sheet treatment of the Existing Receivable Sale Arrangements.

⬛ PROXY STATEMENT 2023	93

Transactions with Related Persons and Approval

Connected Solutions Agreement

In November 2016, T-Mobile entered into a Connected Car Agreement effective as of November 18, 2016 with Mojio, Inc. (“Mojio”), a company in which an affiliate of Deutsche Telekom at the time owned an approximately 14% equity interest. In December 2018, the Connected Car Agreement was further amended and restated in the form of a Master Agreement for Connected Solutions, effective December 20, 2018. The amended and restated agreement enables Mojio to provide cloud platform and software support to the Company for multiple connected device product lines, including the connected car service, as well as attendant or related one-off professional services. During 2022, the Company incurred approximately $4.2 million in expenses under the arrangement.

Sprint International Wireline Agreements and Purchase Orders

Prior to the closing of the Sprint Combination, Sprint international entities entered into various wireline agreements and purchase orders with affiliates of Deutsche Telekom, including the Company, that provide for transport, co-location and peering arrangements to provide Sprint international wireline customers local access outside of the United States. These agreements continued following the closing of the Sprint Combination. In 2022, the Company received approximately $0.2 million in revenues and incurred approximately $1.5 million in expenses pursuant to these arrangements.

Master Services Agreement

An affiliate of Sprint and an affiliate of Deutsche Telekom entered into a Master Services Agreement, pursuant to which Sprint sells wholesale wireline services to the affiliate of Deutsche Telekom for resale to its end user customers in the United States and other global locations. In 2022, the Company received approximately $0.4 million in revenues under this Master Services Agreement.

Custom Services Agreements with T-Systems

Prior to the closing of the Sprint Combination, Sprint entered into agreements with T-Systems, an affiliate of Deutsche Telekom, to provide wireless services. In 2022, the Company received approximately $0.2 million in revenues pursuant to these wireless services agreements.

Master Services Agreement with T-Systems

Prior to the closing of the Sprint Combination, Sprint entered into agreements with T-Systems, an affiliate of Deutsche Telekom, pursuant to which T-Systems provided submarine cable operations and maintenance services. In 2022, the Company incurred approximately $0.7 million in expenses pursuant to this arrangement.

Aircraft Time Sharing Agreement

In February 2021, T-Mobile entered into an Aircraft Time Sharing Agreement with G. Michael Sievert, the Company’s Chief Executive Officer, pursuant to which any personal usage by Mr. Sievert will be fully reimbursed in accordance with government regulations. In 2022, Mr. Sievert fully reimbursed the Company for any personal usage of the Company’s corporate aircraft under this arrangement.

94	PROXY STATEMENT 2023 ⬛

WHY DID I RECEIVE THESE MATERIALS?

As a holder of common stock of T-Mobile US, Inc. at the close of business on April 17, 2023, the record date, you are entitled to vote at the Annual Meeting. We are providing you with these proxy materials in connection with the solicitation of proxies by our Board to be used at the Annual Meeting. These proxy materials were first made available to our stockholders on or about April 28, 2023. This Proxy Statement describes the proposals to be voted on at the Annual Meeting by the holders of record of our common stock on the record date and includes information required to be disclosed to our stockholders.

HOW DO PROXIES WORK?

You may vote by authorizing the persons selected by us as your proxy to vote your shares at the Annual Meeting according to your instructions on the matters discussed in this Proxy Statement, and according to their discretion on any other business that may properly come before the Annual Meeting. We have designated two of our executive officers as proxies for the Annual Meeting: G. Michael Sievert and Peter Osvaldik.

WHO IS ENTITLED TO VOTE?

If you are a holder of record of our common stock as of the record date (April 17, 2023), you may vote your shares on the matters to be voted on at the Annual Meeting. You will receive only one proxy card for all the shares of common stock you hold in certificate and book-entry form.

If, as of the record date, you hold shares of our common stock in “street name”—that is, through an account with a bank, broker or other institution—you may direct the registered holder how to vote your shares at the Annual Meeting by following the instructions that you will receive from the registered holder.

HOW DO I VOTE?

By Internet. Go to www.proxyvote.com, available 24 hours a day, seven days a week, and follow the on-screen instructions to submit your proxy. You will need to have your proxy card available and use the Company number and account number shown on your proxy card to cast your vote. This method of voting will be available until 11:59 p.m. Eastern Daylight Time, or EDT, on June 15, 2023, or the date immediately before any date to which the Annual Meeting may be continued, adjourned or postponed.

By Mail. You may submit your proxy by mail by returning your executed proxy card. You should sign your proxy card using exactly the same name as appears on the card, date your proxy card and indicate your voting preference on each proposal. You should mail your proxy card with plenty of time in advance to allow for delivery prior to the Annual Meeting. Proxy cards received after 8:00 a.m. Pacific Daylight Time on June 16, 2023 may not be considered unless the Annual Meeting is continued, adjourned or postponed and then only if such proxy cards are received before the date and time the continued, adjourned or postponed Annual Meeting is held.

By Phone. You also may submit your proxy by phone from the United States and Canada, using the toll-free number on the proxy card and the procedures and instructions described on the proxy card. Telephone voting will be considered at the Annual Meeting if completed prior to 11:59 p.m. EDT on June 15, 2023, or the date immediately before any date to which the Annual Meeting may be continued, adjourned or postponed.

At the Annual Meeting. You may also vote electronically at the virtual Annual Meeting. See “What do I need in order to virtually attend the Annual Meeting?” below.

HOW ARE THE VOTES RECORDED? WHAT IS THE EFFECT IF I DO NOT VOTE?

◾

If you are a registered holder and we receive a valid proxy card from you by mail or receive your vote by phone or internet, your shares will be voted by the named proxy holders as indicated in your voting preference selection.

◾

If you return your signed and dated proxy card without indicating your voting preference on one or more of the proposals to be considered at the Annual Meeting, or if you otherwise do not indicate your voting preference via phone or internet on one or more of the proposals to be considered at the Annual Meeting, your shares will be voted on the proposals for which you did not indicate your voting preference in accordance with the recommendations of the Board.

⬛ PROXY STATEMENT 2023	95

Questions and Answers About the Annual Meeting and Voting

◾

If you hold your shares in street name and want your shares to be voted, you must instruct your broker, bank or other institution how to vote such shares. Absent your specific instructions, NASDAQ rules do not permit brokers and banks to vote your shares on a discretionary basis for non-routine corporate governance matters, such as the election of directors proposal (resulting in a “broker non-vote”), but your shares can be voted without your instructions on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm because this is considered a routine matter.

◾

If you indicate that you wish to withhold authority or abstain from voting on a proposal, your shares will not be voted and will have no direct effect on the outcome of that proposal. Your shares, however, will count toward the quorum necessary to hold the Annual Meeting.

Proposal	Recommended Vote	Vote Required		Withhold Votes/ Abstentions	Broker Non-Votes

1. Election of Directors	FOR	Plurality		No Effect	No Effect

2. Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2023	FOR	Majority	*	No Effect	**

3. Advisory Vote to Approve the Compensation Provided to the Company’s Named Executive Officers for 2022	FOR	Majority	*	No Effect	No Effect

4. Advisory Vote on the Frequency of Future Advisory Votes to Approve the Compensation Provided to the Company’s Named Executive Officers	EVERY THREE YEARS	Plurality		No Effect	No Effect

5. Approval of T-Mobile US, Inc. 2023 Incentive Award Plan	FOR	Majority	*	No Effect	No Effect

6. Approval of T-Mobile US, Inc. Amended and Restated 2014 Employee Stock Purchase Plan	FOR	Majority	*	No Effect	No Effect

*

Under our bylaws, this proposal is decided by the vote of a majority of the votes cast in person (virtually) or by proxy at the Annual Meeting by the holders of our shares of common stock entitled to vote thereon. Under this voting standard, this proposal will be approved if a majority of the votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. Neither abstentions nor broker non-votes will count as votes cast “FOR” or “AGAINST” the proposal. Therefore, abstentions and broker non-votes, if any, will have no direct effect on the outcome of the proposal.

**	Broker non-votes are not expected for this proposal.

CAN I CHANGE MY VOTE OR REVOKE MY PROXY?

Yes. If you are a holder of record of our common stock, you may revoke your proxy at any time prior to the voting deadlines referred to in “How do I vote?” above by:

◾	delivering a written revocation to our Corporate Secretary at our principal executive office located at 12920 SE 38th Street, Bellevue, Washington 98006

◾	submitting another valid proxy card with a later date by mail;

◾	submitting another, later-dated proxy by phone or internet; or

◾	virtually attending the Annual Meeting and voting electronically.

Attendance at the virtual Annual Meeting will not, by itself, revoke a proxy.

If your shares are held in street name, you must contact your broker or other registered holder in order to revoke your previously submitted voting instructions. Such revocation should be made sufficiently in advance of the Annual Meeting to ensure that the revocation of the proxy card submitted by your registered holder is received by our Corporate Secretary prior to the date and time of the Annual Meeting.

WHAT IS REQUIRED FOR A QUORUM AT THE ANNUAL MEETING?

To transact business at the Annual Meeting, a majority of the shares of our common stock issued and outstanding on the record date and entitled to vote at the Annual Meeting must be present, in person (virtually) or by proxy, at the Annual Meeting. If a quorum is not present at the Annual Meeting, no business can be transacted at that time, and the meeting will be continued, adjourned or postponed to a later date. On the record date, there were 1,201,405,742 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

96	PROXY STATEMENT 2023 ⬛

Questions and Answers About the Annual Meeting and Voting

A stockholder’s instruction to “withhold authority,” abstentions, and broker non-votes will be counted as present and entitled to vote at the Annual Meeting for purposes of determining a quorum.

WHAT DO I NEED IN ORDER TO VIRTUALLY ATTEND THE ANNUAL MEETING?

The Annual Meeting will again be held solely by means of remote communication, in a virtual only format. You will not be able to attend the Annual Meeting in person. You can virtually attend the Annual Meeting at the meeting time by visiting www.virtualshareholdermeeting.com/TMUS2023 and entering the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card or on the instructions that accompany your proxy materials. The Annual Meeting will begin promptly at 8:00 a.m. PDT. Online check-in will begin at 7:45 a.m. PDT, and you should allow ample time for the online check-in procedures.

WHO WILL TABULATE AND COUNT THE VOTES?

Representatives of Broadridge Financial Solutions will tabulate the votes and act as the Company’s Inspector of Elections.

WHERE CAN I FIND THE VOTING RESULTS FOR EACH PROPOSAL?

We will file a Current Report on Form 8-K within four business days after the Annual Meeting to announce the preliminary results of voting.

WHO BEARS THE COST OF THE PROXY SOLICITATION?

We will bear all of the costs of soliciting proxies, including the preparation, assembly, printing and distribution of all proxy materials. We also reimburse brokers, banks, fiduciaries, custodians and other institutions for their costs in forwarding the proxy materials to the beneficial owners or holders of our common stock. Our directors, officers and employees also may solicit proxies by mail, personally, by telephone, by email or by other appropriate means. No additional compensation will be paid to directors, officers or other employees for such services.

⬛ PROXY STATEMENT 2023	97

Company Information

Our website contains the Company’s current Corporate Governance Guidelines, Director Selection Guideline, committee charters, Speak Up Policy (f.k.a. Whistleblower Protection Policy), Code of Business Conduct, Code of Ethics for Senior Financial Officers, Supplier Code of Conduct and SEC filings. You may view or download any of these documents free of charge on the Investor Relations section of our website at http://investor.t-mobile.com by selecting “Governance Documents” under the “Governance” tab. By selecting “SEC Filings” under the “Financials” tab, you will also find a copy of this Proxy Statement, a copy of the 2022 Annual Report to Stockholders, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and copies of the Company’s quarterly reports on Form 10-Q and current reports on Form 8-K. You may obtain a copy of any of the above-listed documents, including the Company’s Annual Report on Form 10-K, upon request, free of charge, by sending a request in writing to the Company’s Investor Relations Department at T-Mobile US, Inc., 3655 131st Ave SE, Bellevue, WA 98006.

Duplicate Mailings (Householding)

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, we may deliver only one copy of our Notice of Internet Availability of Proxy Materials, and for those stockholders that received a paper copy of proxy materials in the mail, one copy of this Proxy Statement and our 2022 Annual Report to Stockholders, to multiple stockholders who share the same address unless we have received contrary instructions from an affected stockholder.

If you received only one copy of this Proxy Statement and the 2022 Annual Report to Stockholders or Notice of Internet Availability of Proxy Materials and wish to receive a separate copy for each stockholder in your household, or if you wish to participate in householding, please contact Broadridge Financial Solutions, Inc. by calling toll free at (866) 540-7095 or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York, NY 11717. We will promptly deliver, upon written or oral request to the address or telephone number above by stockholders at a shared address to which a single copy of the documents was delivered, a separate copy of the Proxy Statement and the 2022 Annual Report to Stockholders.

A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your bank, broker or other holder of record to request information on householding.

Stockholder Proposals for the 2024 Annual Meeting of Stockholders

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our Proxy Statement and for consideration at our 2024 annual meeting of stockholders. To be eligible for inclusion in our 2024 Proxy Statement under Rule 14a-8, your proposal must be received by us no later than the close of business on December 30, 2023, and must otherwise comply with Rule 14a-8. While the Board will consider stockholder proposals, we reserve the right to omit from our Proxy Statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Business Proposals and Nominations Pursuant to Our Bylaws. Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2024 annual meeting of stockholders that will not be included in our Proxy Statement pursuant to Rule 14a-8, you must comply with the procedures and timing specifically described in our bylaws. In addition, assuming the date of the 2024 annual meeting of stockholders is not more than 30 days before and not more than 60 days after the anniversary date of the 2023 Annual Meeting, you must notify us in writing, and such written notice must be delivered to our secretary no earlier than February 17, 2024, and no later than March 18, 2024.

A copy of our bylaws setting forth the requirements for the nomination of director candidates by stockholders and the requirements for proposals by stockholders may be obtained free of charge from our Corporate Secretary at 12920 SE 38th Street, Bellevue, Washington 98006. A nomination or proposal that does not comply with the above procedures will be disregarded. Compliance with the above procedures does not require the Company to include the proposed nominee or proposal in the Company’s proxy solicitation material.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than nominees by our Board of Directors must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 17, 2024.

98	PROXY STATEMENT 2023 ⬛

Other Information and Business

We intend to file a proxy statement and WHITE proxy card with the SEC in connection with the solicitation of proxies for our 2024 annual meeting of stockholders.

Other Business

Management does not know of any other items or business, other than those in the accompanying Notice of Annual Meeting of Stockholders, that may properly come before the Annual Meeting or other matters incident to the conduct of the Annual Meeting.

As to any other item or proposal that may properly come before the Annual Meeting, including voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC, it is intended that proxies will be voted in accordance with the discretion of the proxy holders.

⬛ PROXY STATEMENT 2023	99

Appendix A

Reconciliation of Non-GAAP Financial Measures

“Adjusted EBITDA”: Earnings before Interest expense, net of Interest income, Income tax expense, Depreciation and amortization, stock-based compensation and certain income and expenses not reflective of T-Mobile’s ongoing operating performance.

“Core Adjusted EBITDA”: Core Adjusted EBITDA represents Adjusted EBITDA less device lease revenues.

Adjusted EBITDA and Core Adjusted EBITDA are reconciled to Net income as follows:

	Quarter								Year Ended December 31,
(in millions)	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Q1 2022	Q2 2022	Q3 2022	Q4 2022	2021	2022

Net income (loss)	$933	$978	$691	$422	$713	$(108)	$508	$1,477	$3,024	$2,590

Adjustments:

Interest expense, net	835	850	836	821	864	851	827	822	3,342	3,364

Other expense (income), net	125	1	60	13	11	21	3	(2)	199	33

Income tax expense (benefit)	246	277	(3)	(193)	218	(55)	(57)	450	327	556

Operating income	2,139	2,106	1,584	1,063	1,806	709	1,281	2,747	6,892	6,543

Depreciation and amortization	4,289	4,077	4,145	3,872	3,585	3,491	3,313	3,262	16,383	13,651

Stock-based compensation (1)	130	129	127	135	136	149	145	146	521	576

Merger-related costs	298	611	955	1,243	1,413	1,668	1,296	592	3,107	4,969

Impairment expense	—	—	—	—	—	477	—	—	—	477

Legal-related expenses (recoveries), net (2)	—	—	—	—	—	400	(19)	10	—	391

Loss on disposal group held for sale	—	—	—	—	—	—	1,071	16	—	1,087

Other, net (3)	49	(17)	—	(11)	10	110	(48)	55	21	127

Adjusted EBITDA	6,905	6,906	6,811	6,302	6,950	7,004	7,039	6,828	26,924	27,821

Lease revenues	(1,041)	(914)	(770)	(623)	(487)	(386)	(311)	(246)	(3,348)	(1,430)

Core Adjusted EBITDA	$5,864	$5,992	$6,041	$5,679	$6,463	$6,618	$6,728	$6,582	$23,576	$26,391

1.

Stock-based compensation includes payroll tax impacts and may not agree to stock-based compensation expense in the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. Additionally, certain stock-based compensation expenses associated with the Merger have been included in Merger-related costs.

2.	Legal-related expenses (recoveries), net, consists of the settlement of certain litigation associated with the August 2021 cyberattack and is presented net of insurance recoveries.
3.

Other, net, primarily consists of certain severance, restructuring and other expenses and income, including gains from the sale of IP addresses, not directly attributable to the Merger which are not reflective of T-Mobile’s core business activities (“special items”), and are, therefore, excluded from Adjusted EBITDA and Core Adjusted EBITDA.

Core Adjusted EBITDA and Adjusted EBITDA are non-GAAP financial measures utilized by T-Mobile’s management to monitor the financial performance of our operations. T-Mobile historically used Adjusted EBITDA and T-Mobile currently uses Core Adjusted EBITDA internally as a measure to evaluate and compensate its personnel and management for their performance. T-Mobile uses Core Adjusted EBITDA and Adjusted EBITDA as benchmarks to evaluate T-Mobile’s operating performance in comparison to its competitors. Management believes analysts and investors use Core Adjusted EBITDA and Adjusted EBITDA as supplemental measures to evaluate overall operating performance and to facilitate comparisons with other wireless communications services companies because they are indicative of T-Mobile’s ongoing operating performance and trends by excluding the impact of interest expense from financing, non-cash depreciation and amortization from capital investments, stock-based compensation, Merger-related costs, including network decommissioning costs, impairment expense, losses on disposal groups held for sale and certain legal-related recoveries and expenses, as well as other certain special income and expenses which are not reflective of T-Mobile’s core business activities. Management believes analysts and investors use Core Adjusted EBITDA because it normalizes the transition in the company’s device financing strategy, by excluding the impact of device lease revenues from Adjusted EBITDA, to align with the exclusion of the related depreciation expense on leased devices from Adjusted EBITDA. Core Adjusted EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for operating income, net income or any other measure of financial performance reported in accordance with GAAP.

“Free Cash Flow”: Free cash flow is utilized by management, investors and analysts of our financial information to evaluate cash available to pay debt, repurchase shares and provide further investment in the business. It represents Net cash provided by operating activities less cash payments for Purchases of property and equipment, including Proceeds from sales of tower sites and Proceeds related to beneficial interests in securitization transactions and less Cash payments for debt prepayment or debt extinguishment costs.

⬛ PROXY STATEMENT 2023	A-1

APPENDIX A

Free Cash Flow is reconciled to Cash Provided by Operating Activities as follows:

	Quarter								Year Ended December 31,
(in millions)	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Q1 2022	Q2 2022	Q3 2022	Q4 2022	2020	2021	2022

Net cash provided by operating activities	$3,661	$3,779	$3,477	$3,000	$3,845	$4,209	$4,391	$4,336	$8,640	$13,917	$16,781

Cash purchases of property and equipment, including capitalized interest	(3,183)	(3,270)	(2,944)	(2,929)	(3,381)	(3,572)	(3,634)	(3,383)	(11,034)	(12,326)	(13,970)

Proceeds from sales of tower sites	—	31	—	9	—	—	—	9	—	40	9

Proceeds related to beneficial interests in securitization transactions	891	1,137	1,071	1,032	1,185	1,121	1,308	1,222	3,134	4,131	4,836

Cash payments for debt prepayment or debt extinguishment costs	(65)	(6)	(45)	—	—	—	—	—	(82)	(116)	—

Free Cash Flow	1,304	1,671	1,559	1,112	1,649	1,758	2,065	2,184	658	5,646	7,656

Gross cash paid for the settlement of interest rate swaps	—	—	—	—	—	—	—	—	2,343	—	—

Free Cash Flow, excluding gross payments for the settlement of interest rate swaps	$1,304	$1,671	$1,559	$1,112	$1,649	$1,758	$2,065	$2,184	$3,001	$5,646	$7,656

A-2	PROXY STATEMENT 2023 ⬛

Annex A

T-MOBILE US, INC. 2023 INCENTIVE AWARD PLAN

ARTICLE I.

PURPOSE

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate highly qualified persons who make (or are expected to make) important contributions to the Company by providing these individuals with an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company via equity ownership and/or equity-linked compensation. Capitalized terms used in the Plan are defined in Article XI.

ARTICLE II.

ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

ARTICLE III.

ADMINISTRATION AND DELEGATION

3.1        Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

3.2        Appointment of Committees. To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more officers of the Company, Committees or committees of officers of the Company or any of its Affiliates; provided, that in no event shall any officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, individuals who are subject to Section 16 of the Exchange Act or officers of the Company (or non-Employee Directors) to whom the authority to grant or amend Awards has been delegated hereunder. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such Committee or committee and/or re-vest in itself any previously delegated authority at any time.

ARTICLE IV.

STOCK AVAILABLE FOR AWARDS

4.1        Number of Shares. Subject to adjustment under Article VIII and the terms of this Article IV, the maximum number of Shares that may be issued pursuant to Awards under the Plan shall be equal to the Overall Share Limit. As of the Effective Date, no new awards may be granted under the Prior Plans; however, Prior Plan Awards will remain subject to the terms and conditions of the applicable Prior Plan. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

4.2        Share Recycling. If all or any part of an Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised/settled or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will again be available for Award grants under the Plan. The payment of dividends or Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 4.1 and shall not be

⬛ PROXY STATEMENT 2023	ANXA-1

Annex A

available for future grants of Awards: (a) Shares tendered by a Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (b) Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option; (c) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (d) Shares purchased on the open market with the cash proceeds from the exercise of Options.

4.3        Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than 24,000,000 Shares may be issued pursuant to the exercise of Incentive Stock Options.

4.4        Substitute Awards. In connection with an entity’s merger or consolidation with the Company or any Subsidiary or the Company’s or any Subsidiary’s acquisition of an entity’s property or equity securities, the Administrator may grant Awards in substitution for any options or other equity or equity-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has equity securities available under a pre-existing plan approved by equityholders and not adopted in contemplation of such acquisition or combination, the equity securities available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the equityholders of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Service Providers prior to such acquisition or combination.

4.5        Individual Award Limits. Notwithstanding any provision to the contrary in the Plan, and subject to Article VIII, the maximum aggregate number of Shares with respect to one or more Awards that may be granted to any one person during any twelve (12)-month period shall be 2,000,000 Shares, and the maximum aggregate amount of cash that may be paid to any one person during any twelve (12)-month period with respect to one or more Awards payable in cash shall be $25,000,000.    The individual Award limits set forth in this Section 4.5 are referred to herein as the “Individual Award Limits”.

4.6        Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-Employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-Employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time; provided that, the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-Employee Director as compensation for services as a non-Employee Director during any fiscal year of the Company may not exceed $1,000,000 (the “Non-Employee Director Limit”).

ARTICLE V.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

5.1        General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose, and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.

5.2        Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. Unless otherwise determined by the Administrator, the exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to Section 5.6) or Stock Appreciation Right.

ANXA-2	PROXY STATEMENT 2023 ⬛

Annex A

Notwithstanding the foregoing, in the case of an Option or a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

5.3        Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, subject to Section 5.6, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be automatically extended until the date that is 30 days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term (or any shorter maximum, if applicable) of the applicable Option or Stock Appreciation Right. Notwithstanding the foregoing, to the extent permitted under Applicable Laws, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Affiliates, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines.

5.4        Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company (or its Agent) a written notice of exercise, in a form the Administrator approves (which may be electronic and provided through the online platform maintained by an Agent), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

5.5        Payment Upon Exercise. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by online payment through the Agent’s electronic platform or by wire transfer of immediately available funds to the Agent (or, in each case, if the Company has no Agent accepting payment, by wire transfer of immediately available funds to the Company) or, solely to the extent set forth in the applicable Award Agreement or otherwise with the consent of the Administrator, by:

(a)        cash, wire transfer of immediately available funds or check payable to the order of the Company, provided that the Administrator may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b)        if there is a public market for Shares at the time of exercise, unless the Administrator otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Administrator) of an irrevocable and unconditional undertaking by a broker acceptable to the Administrator to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Administrator to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

(c)        delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;

(d)        surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(e)        delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or

(f)        any combination of the above payment forms approved by the Administrator.

5.6        Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give

⬛ PROXY STATEMENT 2023	ANXA-3

Annex A

prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

5.7        No Dividends or Dividend Equivalents. No dividends or Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

ARTICLE VI.

RESTRICTED STOCK; RESTRICTED STOCK UNITS

6.1        General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant Restricted Stock Units to any Service Provider, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan.

6.2        Restricted Stock.

(a)        Dividends. Participants holding Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary herein, with respect to any award of Restricted Stock, dividends which are paid to holders of Common Stock prior to vesting shall only be paid out to the Participant holding such Restricted Stock to the extent that the vesting conditions are subsequently satisfied. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.

(b)        Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.

6.3        Restricted Stock Units.

(a)        Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A. Restricted Stock Units may be settled in cash or Shares, as determined by the Administrator and set forth in the applicable Award Agreement.

(b)        Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

(c)        Dividend Equivalents. For clarity, Dividend Equivalents with respect to an Award of Restricted Stock Units shall only be paid out to the Participant to the extent that the vesting conditions applicable to the underlying Award are satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable in accordance with the foregoing, unless otherwise determined by the Administrator or unless deferred in a manner intended to comply with Section 409A.

ARTICLE VII.

OTHER STOCK OR CASH BASED AWARDS; DIVIDEND EQUIVALENTS

7.1        Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash

ANXA-4	PROXY STATEMENT 2023 ⬛

Annex A

bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, or any combination of the foregoing, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal(s) (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement. In addition, the Company may adopt subplans or programs under the Plan pursuant to which it makes Awards available in a manner consistent with the terms and conditions of the Plan.

7.2        Dividend Equivalents. A grant of Restricted Stock Units or Other Stock or Cash Based Award may provide a Participant with the right to receive Dividend Equivalents, and no dividends or Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with respect to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award shall only be paid out to the Participant to the extent that the vesting conditions applicable to the underlying Award are satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable in accordance with the foregoing, unless otherwise determined by the Administrator or unless deferred in a manner intended to comply with Section 409A.

ARTICLE VIII.

ADJUSTMENTS FOR CHANGES IN COMMON STOCK

AND CERTAIN OTHER EVENTS

8.1        Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and/or making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

8.2        Corporate Transactions. Subject to Section 8.3, in the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(a)        To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

(b)        To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c)        To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

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(d)        To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;

(e)        To replace such Award with other rights or property selected by the Administrator; and/or

(f)        To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

8.3        Effect of a Change in Control. Notwithstanding the provisions of Section 8.2, if a Change in Control occurs, outstanding Awards shall be treated as follows:

(a)        With respect to any Award held by a non-Employee Director, and provided that such non-Employee Director has not had a Termination of Service prior to such Change in Control, effective immediately prior to the Change in Control, such Award shall become fully vested, exercisable and/or payable, as applicable, all forfeiture, repurchase and other restrictions on such Award shall lapse, and any specified performance goals with respect to outstanding Awards shall be deemed to be satisfied at the greater of (i) target or (ii) the actual level of performance determined as if the applicable performance period had ended as of (x) the last trading day immediately preceding the Change in Control or (y) if determined by the Administrator to be necessary or appropriate based on the applicable performance goal, as of another specified date preceding the Change in Control (in either case, the “Measurement Date”).

(b)        With respect to any Award held by any Service Provider who is not a non-Employee Director that is not continued, converted, assumed, or replaced with a substantially similar award by (i) the Company, or (ii) a successor entity or its parent or subsidiary (an “Assumption”), and provided that such Service Provider has not had a Termination of Service prior to such Change in Control, effective immediately prior to the Change in Control, such Award shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Award shall lapse; provided, that with respect to any Awards that, as of immediately prior to such Change in Control, are subject to performance-based vesting, (x) any specified performance goals shall be deemed to be satisfied at the greater of (A) target or (B) the actual level of performance determined as if the applicable performance period had ended as of the Measurement Date, and (y) the actual number of Shares subject to such Awards that become vested, exercisable and/or payable, as applicable, shall be pro-rated.

(c)        With respect to any Award held by any Service Provider who is not a non-Employee Director that is subject to an Assumption upon a Change in Control, if, within one year after the date of such Change in Control, the Service Provider incurs a Termination of Service either (i) by the Company other than for Cause or (ii) by the Service Provider for Good Reason, then such Award shall become fully vested, exercisable and/or payable, as applicable, all forfeiture, repurchase and other restrictions on such Award shall lapse, and any specified performance goals with respect to such Award shall be deemed to be satisfied at the greater of (x) target or (y) the actual level of performance determined as if the applicable performance period had ended as of the Measurement Date.

(d)        Any Award that is subject to Section 8.3(a) or (b) above shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to holders of Shares (i) which may be on such terms and conditions as apply generally to holders of Shares under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of Shares subject to such Award and net of any applicable exercise price; provided that to the extent that any Award constitutes “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A (to the extent applicable to such Award) without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which the Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.

8.4        Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.

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8.5        General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

ARTICLE IX.

GENERAL PROVISIONS APPLICABLE TO AWARDS

9.1        Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except for certain beneficiary designations, by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Law. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2        Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. The Award Agreement will contain the terms and conditions applicable to an Award. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3        Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4        Termination of Status. The Administrator will determine how a Participant’s Disability, death, retirement or authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award (including whether and when a Termination of Service has occurred) and the extent to which, and the period during which the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

9.5        Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company or one of its Affiliates may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Administrator after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations through the Agent’s electronic platform or by wire transfer of immediately available funds to the Agent (or, in each case, if the Company has no Agent accepting payment, by wire transfer of immediately available funds to the Company) or, solely with the consent of the Administrator, by (i) cash, wire transfer of immediately available funds or check made payable to the order of the Company, provided that the Administrator may limit the use of the foregoing payment forms in its discretion, (ii) to the extent permitted by the Administrator, delivery of Shares (in whole or in part), including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Administrator otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Administrator) of an irrevocable and unconditional undertaking by a broker acceptable to the Administrator to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Administrator to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Administrator, any combination of the foregoing payment forms approved by the Administrator. Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (ii) of the immediately preceding sentence shall be no greater than the number of Shares which have a Fair Market Value no greater than the aggregate amount of such liabilities based on the maximum individual statutory tax rate in the applicable jurisdiction (or based on such other

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rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America or as otherwise may be set forth in the applicable Award Agreement or determined by the Administrator), and for clarity, may be less than such maximum individual statutory tax rate if so determined by the Administrator. If any tax withholding obligation will be satisfied under clause (ii) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

9.6        Amendment of Award. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6.

9.7        Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

9.8        Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

9.9        Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.

9.10        Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5: (i) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (ii) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (iii) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company and its Affiliates harmless from any losses, costs, damages, or expenses relating to any such sale; (iv) to the extent the Company, its Affiliates or their designee receives proceeds of such sale that exceed the amount owed, the Company or its Affiliate will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (v) the Company, its Affiliates and their designees are under no obligation to arrange for such sale at any particular price; and (vi) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company, its Affiliates or their designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

9.12        Prohibition on Repricing. Except pursuant to Article VIII, the Administrator shall not, without the approval of the Company’s shareholders, (a) reduce, whether through amendment or otherwise, the exercise price of any outstanding Option or Stock Appreciation Right, or (b) grant any new Award or make any payment of cash in substitution for or upon the cancellation of Options and/or Stock Appreciation Rights previously granted when the exercise price of such Option or Stock Appreciation Right exceeds the Fair Market Value of the underlying Shares.

ARTICLE X.

MISCELLANEOUS

10.1        No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Affiliates. The Company and its Affiliates expressly reserve the right at any time to dismiss or otherwise terminate their respective relationships with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement.

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10.2        No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

10.3        Effective Date and Term of Plan. Unless earlier terminated by the Board, the Plan will become effective on the date on which the Company’s stockholders approve the Plan (the “Effective Date”) and will remain in effect until the tenth anniversary of the Effective Date, but Awards previously granted may extend beyond that date in accordance with the Plan. Notwithstanding anything to the contrary in the Plan, an Incentive Stock Option may not be granted under the Plan after 10 years from the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s stockholders approved the Plan. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective, no Awards will be granted under the Plan and the Prior Plans will continue in full force and effect in accordance with their terms.

10.4        Amendment of Plan. The Board may amend, suspend or terminate the Plan at any time; provided that no amendment, other than (a) as permitted by the applicable Award Agreement, (b) as provided under Sections 10.6 and 10.15, or (c) an amendment to increase the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment (i) to increase the Non-Employee Director Limit or the Individual Award Limits, (ii) to Section 9.12 of the Plan, or (iii) to the extent necessary to comply with Applicable Laws.

10.5        Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

10.6        Section 409A.

(a)        General. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. To the extent applicable, the Plan and the Award Agreements shall be interpreted in accordance with Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A. Notwithstanding any contrary provision of the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” under the Plan that may be made in installments shall be treated as a right to receive a series of separate and distinct payments.

(b)        Separation from Service. If an Award is subject to and constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c)        Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award subject to Section 409A to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as

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set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

10.7        Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Affiliate will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Affiliate. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Affiliate that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

10.8        Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

10.9        Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security number, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company and its Affiliates hold regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 10.9, the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

10.10        Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

10.11      Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Affiliate) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that the specific provision of the Plan will not apply. For clarity, the foregoing sentence shall not limit the applicability of any additive language contained in an Award Agreement or other written agreement which provides supplemental or additional terms not inconsistent with the Plan.

10.12      Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

10.13      Claw-back Provisions. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by a Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including,

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without limitation, any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as and to the extent set forth in such claw-back policy or the Award Agreement.

10.14      Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

10.15      Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

10.16      Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate.

10.17      Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate except as expressly provided in writing in such other plan or an agreement thereunder.

ARTICLE XI.

DEFINITIONS

As used in the Plan, the following words and phrases will have the following meanings:

11.1        “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee. Notwithstanding anything herein to the contrary, the Board shall conduct the general administration of the Plan with respect to Awards granted to non-Employee Directors and, with respect to such Awards, the term “Administrator” as used in the Plan shall mean and refer to the Board.

11.2        “Affiliate” means any company or other trade or business that “controls,” is “controlled by” or is “under common control with” the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary.

11.3        “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or a Participant with regard to the Plan.

11.4        “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

11.5        “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Other Stock or Cash Based Awards.

11.6        “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

11.7        “Board” means the Board of Directors of the Company.

11.8        “Cause”, with respect to any Participant, means “Cause” (or any term of similar effect) as defined in such Participant’s applicable Award Agreement; or, if there is no such definition in such Participant’s Award Agreement, then “Cause” (or any term of similar effect) as defined in Participant’s offer letter or other applicable employment or service agreement with the Company or any of its Affiliates; or, if there is no such agreement or such agreement does not contain a definition of Cause (or term of similar effect), then “Cause” shall mean any one or more of the following: (i) Participant’s gross neglect or willful material breach of Participant’s principal employment responsibilities or duties to the Company and/or its Affiliates; (ii) a final judicial adjudication that Participant is guilty of any felony (other than a law, rule or regulation relating to a traffic violation or other similar offense that has no material adverse effect on the Company or any of its Affiliates); (iii) Participant’s breach of any non-competition or confidentiality covenant between Participant and the Company or any Affiliate; (iv) fraudulent conduct as determined by a court of competent jurisdiction in the course of Participant’s employment with the Company or any of its Affiliates; or (v) the material breach by Participant of any other obligation to the Company or any of its Affiliates which continues uncured for a period of thirty (30) days after notice thereof by the Company or any of its Affiliates.

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Annex A

11.9        “Change in Control” means and includes each of the following:

(a)        Any “person” or related “group” of “persons” (within the meaning of Section 13(d) and 14(d)(2) of the Exchange Act), other than DT and its Affiliates, becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, or (iv) any acquisition pursuant to a transaction that complies with clauses (A), (B) or (C) in paragraph (3) of this definition; or

(b)        Individuals who, as of the Effective Date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” or related “group” of “persons” (within the meaning of Section 13(d) and 14(d)(2) of the Exchange Act), other than the Board; or

(c)        Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no “person” or related “group” of “persons” (within the meaning of Section 13(d) and 14(d)(2) of the Exchange Act) (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)        Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

In addition, notwithstanding any provision herein to the contrary, in no event shall a Change in Control be deemed to have occurred so long as DT holds Governing Rights. For purposes hereof, “Governing Rights” means DT’s rights with respect to the governance of the Company that are substantially similar to or greater than the rights that DT possesses while it holds a “Voting Percentage” of at least 30% pursuant to that certain Stockholders’ Agreement among the Company, DT and SoftBank Group Corp. dated June 22, 2020, as in effect as of the Effective Date.

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

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Annex A

11.10      “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

11.11      “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

11.12      “Common Stock” means the common stock of the Company.

11.13      “Company” means T-Mobile US, Inc., a Delaware corporation, or any successor.

11.14       “Consultant” means any consultant or advisor engaged by the Company or any of its Affiliates to render services to such entity that qualifies as a consultant or advisor under the applicable rules of Form S-8 Registration Statements (including, for the avoidance of doubt, any non-Employee member of the board of directors of a Subsidiary that qualifies as such).

11.15      “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.16      “Director” means a Board member.

11.17      “Disability” means, with respect to any Participant, such Participant’s total and permanent disability as defined in Section 22(e)(3) of the Code. Notwithstanding the foregoing, for any Award held by a Participant that constitutes nonqualified deferred compensation within the meaning of Section 409A and provides for an accelerated payment in connection with any Disability, Disability shall mean that the Participant is disabled within the meaning of Section 409A.

11.18      “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

11.19      “DT” means Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany.

11.20      “Employee” means any employee of the Company or its Affiliates.

11.21      “Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

11.22      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.23      “Fair Market Value” means, as of any date, the value of a Share determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.

11.24      “Good Reason”, with respect to any Participant, means “Good Reason” (or any term of similar effect) as defined in such Participant’s applicable Award Agreement; or, if there is no such definition in such Participant’s Award Agreement, then “Good Reason” (or any term of similar effect) as defined in Participant’s offer letter or other applicable employment or service agreement with the Company or any of its Affiliates; or, if there is no such agreement or such agreement does not contain a definition of Good Reason (or term of similar effect), then “Good Reason” shall mean the occurrence of any of the following events without Participant’s consent, provided that Participant has complied with the Good Reason Process: (i) a material diminution in Participant’s responsibilities, authorities or duties to the Company and its Affiliates; (ii) a material diminution in Participant’s base salary except for across-the-board salary reductions based on the Company’s and its Affiliates’ financial performance similarly affecting all or substantially all similarly-situated employees of the Company and its Affiliates; or (iii) the relocation of the office at which Participant was principally employed immediately prior to a Change in Control to a location more than fifty (50) miles from the location of such office, or Participant being

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Annex A

required to be based anywhere other than such office, except to the extent Participant was not previously assigned to a principal location and except for required travel on business to an extent substantially consistent with Participant’s business travel obligations at the time of the Change in Control.

11.25      “Good Reason Process”, with respect to any Participant, means that (i) Participant reasonably determines in good faith that a Good Reason condition has occurred; (ii) Participant notifies the Company and its Affiliates in writing of the occurrence of the Good Reason condition within sixty (60) days after such occurrence; (iii) Participant cooperates in good faith with the Company’s and its Affiliates’ efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and (v) Participant incurs a Termination of Service within sixty (60) days after the end of the Cure Period. If the Company or its Affiliate cures the Good Reason condition during the Cure Period, and Participant incurs a Termination of Service due to such condition (notwithstanding its cure), then Participant’s Termination of Service shall not constitute a Termination of Service for Good Reason.

11.26      “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

11.27      “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

11.28      “Non-Qualified Stock Option” means an Option, or portion thereof, not intended or not qualifying as an Incentive Stock Option.

11.29       “Option” means an option to purchase Shares, which will either be an Incentive Stock Option or a Non-Qualified Stock Option.

11.30      “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.

11.31      “Overall Share Limit” means the sum of (a) 24,000,000 Shares; and (b) any Shares which remain available for issuance under the Prior Plans as of the Effective Date.

11.32       “Participant” means a Service Provider who has been granted an Award.

11.33      “Performance Criteria” means the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include (but is not limited to) the following: (i) cash flow (including operating cash flow, free cash flow and/or cash flow return on capital); (ii) earnings or losses per share; (iii) adjusted earnings or loss per share; (iv) net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); (v) earnings measures (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense), including budget or earnings expenses (before or after allocation of corporate overhead); (vi) return on equity; (vii) total shareholder return; (viii) share price performance, as adjusted for any stock split, stock dividend or other recapitalization; (ix) return on capital or invested capital; (x) sales-related goals; (xi) income (either before or after taxes) or adjusted income; (xii) profit margin; (xiii) return on operating revenue; (xiv) brand recognition/acceptance; (xv) customer service or customer satisfaction or growth; (xvi) productivity; (xvii) expenses and expense targets; (xviii) market share; (xix) cost control measures; (xx) balance sheet metrics; (xxi) strategic initiatives and transactions; (xxii) implementation, completion or attainment of measurable objectives with respect to recruitment or retention of personnel or employee satisfaction; (xxiii) churn or other metrics related to subscriptions/subscribers; (xxiv) gross or net sales or revenue or sales revenue growth; (xxv) profits (including but not limited to gross profits, net profits, profit growth, profit margin, net operation profit or economic profit), operating margin; (xxvi) financial ratios (including those measuring liquidity, activity, profitability or leverage); (xxvii) debt levels or reductions; (xxviii) financing and other capital raising transactions; (xxix) acquisition, licensing or divestiture activity; (xxx) operating efficiency; (xxxi) return on assets; (xxxii) cost of capital or invested capital; (xxxiii) cost of capital; (xxxiv) return on sales; (xxxv) return on operating revenue; (xxxvi) regulatory achievements or compliance; (xxxvii) costs, reductions in costs and cost control measures; (xxxviii) completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; (xxxix) economic value or economic value models; (xl) division, group or corporate financial goals; (xli) environmental, social and governance strategies; or (xlii) any other business criteria established by the Administrator; provided, however, that such business criteria shall include any derivations of business criteria listed above (e.g., income shall include pre-tax income, net income, operating income, etc.). Such performance goals also may be based solely by reference to the Company’s performance or the performance of an Affiliate, division, business segment or business unit of the Company or an Affiliate, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies. The Administrator may provide for exclusion of the impact of an event or occurrence which the Administrator

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Annex A

determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) acquisitions or divestitures, (e) reorganization or change in the corporate structure or capital structure of the Company, (f) an event either not directly related to the operations of the Company, Affiliate, division, business segment or business unit or not within the reasonable control of management, (g) foreign exchange gains and losses, (h) a change in the fiscal year of the Company, (i) the refinancing or repurchase of bank loans or debt securities, (j) unbudgeted capital expenditures, (k) the issuance or repurchase of equity securities and other changes in the number of outstanding Shares, (l) conversion of some or all convertible securities to Shares, (m) any business interruption event (n) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or (o) the effect of changes in other laws or regulatory rules affecting reported results.

11.34      “Plan” means this 2023 Incentive Award Plan.

11.35      “Prior Plans” means, collectively, the T-Mobile US, Inc. 2013 Omnibus Incentive Plan, the Sprint Corporation Amended and Restated 2015 Omnibus Incentive Plan, the Metro Communications, Inc. 2010 Equity Incentive Plan, the Amended and Restated Metro Communications, Inc. 2004 Equity Incentive Compensation Plan, the Layer3 TV, Inc. 2013 Stock Plan, and the Sprint Corporation 2007 Omnibus Incentive Plan, in each case, as amended.

11.36      “Prior Plan Award” means an award outstanding under any Prior Plan as of the Effective Date.

11.37      “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.38      “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.39      “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

11.40      “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

11.41      “Securities Act” means the Securities Act of 1933, as amended.

11.42      “Service Provider” means an Employee, Consultant or Director.

11.43      “Shares” means shares of Common Stock.

11.44      “Stock Appreciation Right” means a stock appreciation right granted under Article V.

11.45      “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

11.46      “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

11.47      “Termination of Service” means the date the Participant ceases to be a Service Provider.

*  *  *  *  *

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Annex B

T-MOBILE US, INC.

AMENDED AND RESTATED 2014 EMPLOYEE STOCK PURCHASE PLAN

SECTION 1. PURPOSE

The purposes of the Plan are to provide Eligible Employees of the Company and its Designated Companies with an opportunity to acquire an equity ownership interest in the Company and to encourage Eligible Employees to remain in the employ of the Company and its Designated Companies. This Plan amends and restates the T-Mobile US, Inc. 2014 Employee Stock Purchase Plan (the “Original Plan”) in its entirety.

The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. However, the Company makes no representation of such status, nor does it undertake to maintain such status. The provisions of the Plan will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code.

SECTION 2. DEFINITIONS

Certain capitalized terms used in the Plan have the meanings set forth in Appendix A.

SECTION 3. ADMINISTRATION

3.1        Administration by Committee

The Plan shall be administered by the Committee, unless otherwise determined by the Board. The Board may at any time vest in the Board any authority or duties for administration of the Plan. The Committee shall have the authority to delegate its duties under the Plan to officers, directors or employees of the Company as it deems advisable, subject to any limitations imposed by Applicable Law.

3.2        Authority of Committee

Subject to the provisions of the Plan, the Committee shall have the full and exclusive discretionary authority:

(a)        to construe and interpret the Plan and options granted under it;

(b)        to establish, amend and revoke rules and regulations for administration and operation of the Plan (including, without limitation, the determination and change of Offering Periods, Purchase Periods and payment procedures, and the requirement that shares of Common Stock be held by a specified broker);

(c)        to determine the terms, conditions and provisions of each Offering of options under the Plan (which need not be identical);

(d)        to determine all questions of eligibility, disputed claims and policy that may arise in the administration of the Plan;

(e)        to designate from time to time which Subsidiaries of the Company shall be Designated Companies, which designations may be made without the approval of the stockholders of the Company;

(f)        to amend, suspend or terminate the Plan as provided in Section 12.7; and

(g)        generally, to exercise such powers, perform such acts and make such determinations as the Committee deems necessary or expedient to administer and operate the Plan.

3.3        Decisions Binding

The Committee’s determinations as to the interpretation and operation of the Plan, any options granted pursuant to the Plan, shall be final and conclusive, and each decision or action of the Committee with respect to the Plan shall be final, binding, and conclusive on all parties.

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Annex B

3.4        Administrative Modifications

The Plan provisions relating to the administration of the Plan may be modified by the Committee from time to time as may be desirable to satisfy any requirements of or under the securities and/or other Applicable Laws of the United States or other jurisdiction, to obtain any exemption under such laws, to reduce or eliminate any unfavorable legal, accounting or other consequences or to achieve any other purpose deemed appropriate by the Committee.

SECTION 4. NUMBER OF SHARES

Subject to adjustment from time to time as provided in Section 10, the number of shares of Common Stock reserved for sale and authorized for issuance pursuant to the Plan is 14,000,000 shares.

If any option granted under the Plan shall for any reason terminate without having been exercised, the shares of Common Stock not purchased under such option shall again be available for issuance under the Plan. The shares of Common Stock purchased under the Plan may be, in whole or in part, authorized but unissued shares, shares now held or subsequently acquired by the Company as treasury shares, or shares purchased on the open market.

SECTION 5. OFFERINGS

5.1        Offering Periods

(c)        The Committee may from time to time grant options or provide for the grant of options to purchase shares under the Plan, which shall be implemented by a series of Offerings (each, an “Offering”) occurring during one or more periods (each, an “Offering Period”) established by the Committee. Except as otherwise determined by the Committee, the first Offering Period shall begin on April 1, 2023 and end on September 30, 2023 and Subsequent Offering Periods shall run from October 1 through March 31 and April 1 through September 30 of each year.

(d)        Notwithstanding the foregoing, the Committee may establish (i) a different term for one or more Offerings and (ii) different commencing and ending dates for such Offerings; provided, however, that an Offering Period may not exceed five (5) years; and provided, further, that if the Purchase Price may be less than eighty-five percent (85%) of the Fair Market Value of the Common Stock on the Purchase Date, then Offering Period may not exceed twenty seven (27) months.

(e)        The Committee may further designate separate Offerings under the Plan (the terms of which need not be identical and which may be overlapping or consecutive) in which Eligible Employees of one or more Employers may participate, and the provisions of the Plan will separately apply to each Offering, including the limitations set forth in Section 5.1(b) regarding the maximum length of Offering Periods.

(f)        In the event that the first or the last day of an Offering Period is not a regular business day, then the first day of the Offering Period shall be deemed to be the next regular business day and the last day of the Offering Period shall be deemed to be the last preceding regular business day.

5.2        Purchase Periods

(a)        Each Offering Period shall consist of one or more consecutive purchase periods (each, a “Purchase Period”). The Committee shall establish one or more Purchase Periods within such Offering Period during which options granted under the Plan shall be exercised and purchases of shares of Common Stock carried out in accordance with the Plan. The last day of each Purchase Period shall be the purchase date (a “Purchase Date”) for such Purchase Period. Except as otherwise determined by the Committee, the Purchase Periods for each Offering Period shall each have a length of six months and shall run from October 1 through March 31 and April 1 through September 30 of each year.

(b)        Notwithstanding the foregoing, the Committee may establish (i) a different term for one or more Purchase Periods within an Offering Period and (ii) different commencing and ending dates for any such Purchase Period.

(c)        In the event that the first or last day of a Purchase Period is not a regular business day, then the first day of the Purchase Period shall be deemed to be the next regular business day and the last day of the Purchase Period shall be deemed to be the last preceding regular business day.

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Annex B

SECTION 6. ENROLLMENT

6.1        Initial Enrollment

An Eligible Employee may enroll in the Plan for an Offering Period by completing and signing an enrollment election form or by such other means as the Committee shall prescribe and submitting such enrollment election to the Company (or completing such other established enrollment procedure) in accordance with procedures established by the Committee on or before the Cut-Off Date with respect to such Offering Period.

6.2        Continuing Effectiveness of Enrollment Election

Unless otherwise determined by the Committee, the enrollment election and the designated rate of payroll deduction or contribution by a Participant shall continue for future Offering Periods unless the Participant changes or cancels, in accordance with procedures established by the Committee, the enrollment election or designated rate of payroll deduction or contribution prior to the Cut-Off Date with respect to a future Offering Period or elects to withdraw from the Plan in accordance with Section 9.1 or otherwise becomes ineligible to participate in the Plan.

6.3        Initial Eligibility During Offering Period; Participation in Multiple Offering Periods

An employee who becomes an Eligible Employee after an Offering Period has begun shall not be eligible to participate in such Offering Period but may participate in any Offering Period that commences thereafter, provided that such employee is still an Eligible Employee as of the commencement of any such subsequent Offering Period and completes the enrollment procedures set forth in this Section 6. Unless otherwise determined by the Committee, Eligible Employees may not participate in more than one Offering at a time.

SECTION 7. GRANT OF OPTIONS ON ENROLLMENT

7.1        Option Grants

(c)        On the Enrollment Date of each Offering Period, each Eligible Employee who is participating in such Offering Period will be granted an option to purchase shares of Common Stock from the Company pursuant to the Plan.

(d)    Notwithstanding any other provision of the Plan to the contrary, no Eligible Employee shall be granted an option under the Plan to the extent that, immediately after the grant, such Eligible Employee would own, directly or indirectly, an aggregate of five percent (5%) or more of the total combined voting power or value of all outstanding shares of all classes of stock of the Company or any Parent or Subsidiary (and for purposes of this Section 7.1(b), the rules of Section 424(d) of the Code shall apply, and stock that the employee may purchase under outstanding options shall be treated as stock owned by the employee).

7.2        Share Purchase Limits

(a)        Except as otherwise determined by the Committee:

(i)        The maximum number of shares of Common Stock that may be purchased by any Eligible Employee during any Offering Period (if applicable) shall be 2,000 shares, subject to the additional limitations described in this Section 7.2.

(ii)        In connection with each Offering Period that contains more than one Purchase Period, the maximum aggregate number of shares of Common Stock which may be purchased by any Eligible Employee during each Purchase Period (if applicable) shall be 2,000 shares, subject to the additional limitations described in this Section 7.2.

(b)        Notwithstanding any other provision of the Plan to the contrary, no Participant shall purchase Common Stock with a Fair Market Value in excess of the following applicable limit:

(i)        In the case of Common Stock purchased during an Offering Period that commenced in the current calendar year, the limit shall be equal to (A) $25,000 minus (B) the Fair Market Value of the Common Stock that the Participant previously purchased in the current calendar year (under the Plan and all other employee stock purchase plans of the Company or any Parent or Subsidiary of the Company);

(ii)        In the case of Common Stock purchased during an Offering Period that commenced in the immediately preceding calendar year, the limit shall be equal to (A) $50,000 minus (B) the Fair Market Value of the Common Stock that the Participant previously purchased in the preceding year (under the Plan and all other employee stock purchase plans of the Company or any Parent or Subsidiary of the Company); or

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Annex B

(iii)        In the case of Common Stock purchased during an Offering Period that commenced two (2) calendar years prior, the limit shall be equal to (A) $75,000 minus (B) the Fair Market Value of the Common Stock that the Participant previously purchased in such preceding years (under the Plan and all other employee stock purchase plans of the Company or any Parent or Subsidiary of the Company).

For purposes of this Section 7.2(a), the Fair Market Value of Common Stock shall be determined in each case as of the beginning of the Offering Period in which such Common Stock is purchased. The limitations contained in this Section 7.2(a) shall be applied in accordance with Section 423(b)(8) of the Code.

(c)        The Company shall have the authority to take all necessary action, including but not limited to suspending the payroll deductions or contributions of any Participant at any time during an Offering Period, in order to ensure compliance with Section 423(b)(8) of the Code and this Section 7.2 or the other limitations set forth in this Plan. Any payments made by a Participant in excess of the limitations of this Section 7.2 shall be returned to the Participant in accordance with procedures established by the Committee, without interest, except as otherwise required by local law. Any payroll deductions or contributions suspended as a result of the limits of this Section 7.2 shall automatically resume at the beginning of the earliest Purchase Period for which the foregoing limits will not be exceeded, which for purposes of Section 7.2(b) will end in the next calendar year (if the individual is then an Eligible Employee and has not otherwise terminated participation in the Plan), provided that when the Company automatically resumes such payroll deductions or contributions, the Company shall apply the rate in effect immediately prior to such suspension.

7.3	Governmental Approval

Notwithstanding any other provision of the Plan to the contrary, an option granted pursuant to the Plan shall be subject to obtaining all necessary governmental approvals and qualifications of the Plan and the issuance of options and sale of Common Stock pursuant to the Plan.

SECTION 8. PURCHASE PRICE; PAYMENT

8.1	Purchase Price

The purchase price (“Purchase Price”) at which shares of Common Stock may be acquired in an Offering Period pursuant to the exercise of all or any portion of an option granted under the Plan shall be eighty-five percent (85%) of the lesser of:

(a)        the Fair Market Value of the Common Stock on the first day of such Offering Period; and

(b)        the Fair Market Value of the Common Stock on the Purchase Date;

provided, however, that the Committee may increase the Purchase Price for any future Offering Period to be up to one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the first day of the Offering Period or the Purchase Date (subject in all respects to compliance with Section 423 of the Code).

8.2	Purchase of Shares

(a)        An option held by a Participant that was granted under the Plan and that remains outstanding as of a Purchase Date shall be deemed to have been exercised on such Purchase Date for the number of whole shares (rounding down to the nearest whole share) equal to the aggregate funds accumulated in the Participant’s Account as of the Purchase Date divided by the applicable Purchase Price (but not in excess of the number of shares for which options have been granted to the Participant pursuant to Section 7.2).

(b)        During the Purchase Period, shares of Common Stock that are to be acquired pursuant to the exercise of all or any portion of an option shall be paid for by means of payroll deductions from Participants’ Eligible Compensation. Unless otherwise determined by the Committee, any payroll deductions must be in one percent (1%) increments constituting not less than one percent (1%) and not more than fifteen percent (15%) of a Participant’s Eligible Compensation received on each payday during the Purchase Period; provided, however, that in no event shall the actual amount withheld through payroll deduction on any payday hereunder exceed the net amount payable to the Eligible Employee on such payday after taxes and any other applicable deductions therefrom (and if amounts to be withheld hereunder would otherwise result in a negative payment to the Eligible Employee on such payday, the amount to be withheld hereunder shall instead be reduced by the least amount necessary to avoid a negative payment amount for the Eligible Employee on such payday, as determined by the Committee). Payment amounts shall be credited on a bookkeeping basis to a Participant’s Account under the Plan. All payroll deductions or contributions received or held by the Company may be used by the Company for any purpose and the Company shall have no obligation to segregate such funds. No interest accrues on payroll deductions or contributions by a Participant.

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Annex B

(c)        Any payroll deductions for a Participant shall commence on the first payday following the Enrollment Date and shall end on the last payday prior to the Purchase Date.

(d)        Notwithstanding any provision in the Plan to the contrary, the Committee may allow Eligible Employees to participate in the Plan via cash contributions instead of payroll deductions if the Committee determines that cash contributions are permissible under Section 423 of the Code.

(e)        Unless otherwise determined by the Committee, a Participant may suspend his or her payroll deductions or contributions (i.e., by decreasing his or her rate of payroll deductions or contributions to zero) during an Offering Period by delivering a notice of suspension to the Company or the Employer (in a manner prescribed by the Committee) on or prior to the last day of the month prior to the final month of such Offering Period (or by such other date as may be established by the Committee) and may not increase his or her payroll deductions or contributions during an Offering Period. Any such suspension of payroll deductions or contributions shall be effective as soon as practicable following the Company’s receipt of the new enrollment election form or such other document as of the Committee may prescribe (but in no event later than the third full payroll period commencing after the payroll period in which the new enrollment election form or other document, as applicable, is received by the Company, unless otherwise determined by the Committee). If a Participant suspends his or her payroll deductions or contributions during an Offering Period, such Participant’s cumulative unapplied payroll deductions or contributions prior to the suspension (if any) shall remain in his or her account and shall be applied to the purchase of shares of Common Stock on the next occurring Purchase Date and such Participant shall, at the end of such Offering Period be treated as having withdrawn from the Plan at the end of such Offering Period (unless such Participant re-enrolls in the Plan for any subsequent Offering Period in accordance with Section 6). For clarity, if a Participant who suspends participation in an Offering Period ceases to be an Eligible Employee or he or she withdraws from participation in such Offering Period, in either case, prior to the Purchase Date next-following his or her suspension of participation in the Offering Period, in any case, such Participant’s cumulative unapplied payroll deductions shall be returned to him or her in accordance with Section 9.

8.3	Refund of Excess Amount

Unless otherwise determined by the Committee, if, after a Participant’s exercise of an option under Section 8.2, an amount remains credited to the Participant’s Account as of a Purchase Date (including after return of any amount pursuant to Section 7.2), then the remaining amount shall be returned to the Participant, except that any amounts that are not sufficient to purchase a whole share of Common Stock will be retained in the Participant’s Account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the Participant as provided in Section 9.1. Notwithstanding the foregoing or anything to the contrary in the Plan, the Committee may, in its sole discretion, provide that Participants shall purchase fractional shares of Common Stock on any Purchase Date occurring in any future Offering Period and/or provide for the refund to Participants of the amounts remaining credited to their respective Accounts at the end of any future Offering Period.

8.4	Pro Rata Allocation

If the total number of shares for which options are or could be exercised on any Purchase Date in accordance with this Section 8, when aggregated with all shares for which options have been previously exercised under the Plan, exceeds the maximum number of shares reserved in Section 4, the Company may allocate the shares available for delivery and distribution in the ratio that the balance in each Participant’s Account bears to the aggregate balances of all Participants’ Accounts, and the remaining balance of the amount credited to the Account of each Participant under the Plan shall be returned to him or her as promptly as possible.

8.5	Notice of Disposition

If a Participant or former Participant who is subject to United States federal income tax sells, transfers, or otherwise makes a disposition of shares of Common Stock purchased pursuant to an option granted under the Plan within two (2) years after the date such option is granted or within one (1) year after the date such shares were transferred to the Participant at the broker designated by the Committee, then such Participant or former Participant shall notify the Company or the Employer in writing of such sale, transfer or other disposition within ten (10) days of the consummation of such sale, transfer or other disposition. Without limiting the Participant’s or former Participant’s ability to sell, transfer or otherwise make a disposition of shares and without limiting Section 3.2, Participants and former Participants must, except as otherwise determined by the Committee, maintain any shares purchased pursuant to an option granted under the Plan within two (2) years after the date such option is granted or within one (1) year after the date such shares were transferred to the Participant at the broker designated by the Committee.

8.6	Conditions to Issuance of Shares

The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, shares of Common Stock purchased upon the exercise of options under the Plan prior to fulfillment of all of the following

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Annex B

conditions: (a) the admission of such shares of Common Stock to listing on all stock exchanges, if any, on which the shares of Common Stock are then listed; (b) the completion of any registration or other qualification of such shares of Common Stock under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, that the Committee shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Committee shall, in its absolute discretion, determine to be necessary or advisable; (d) the payment to the Company of all amounts that it is required to withhold under federal, state or local law upon exercise of the options, if any; and (e) the lapse of such reasonable period of time following the exercise of the rights as the Committee may from time to time establish for reasons of administrative convenience.

SECTION 9. WITHDRAWAL FROM THE PLAN, TERMINATION

OF PARTICIPATION, AND LEAVE OF ABSENCE

9.1	Withdrawal From the Plan

A Participant may withdraw all funds accumulated in the Participant’s Account from the Plan during any Purchase Period by delivering a notice of withdrawal to the Company or the Employer (in a manner prescribed by the Committee) on or prior to last day of the month prior to the final month of the Purchase Period (or by such other date as may be established by the Committee). If notice of complete withdrawal from the Plan as described in the preceding sentence is timely received, the Company or the Employer will cease the Participant’s payroll withholding, or other contributions to the Plan, and in accordance with procedures established by the Committee, either all funds then accumulated in the Participant’s Account shall be used to purchase shares on the Purchase Date for such Purchase Period or all funds then accumulated in the Participant’s Account shall not be used to purchase shares but shall instead be distributed to the Participant as soon as administratively feasible. An employee who has withdrawn from a Purchase Period may not contribute additional funds to the Company or the Employer during that Purchase Period and require the Company or the Employer to apply those funds to the purchase of shares. Any Eligible Employee who has withdrawn from the Plan in accordance with this Section 9.1 may, however, reenroll in the Plan by the next subsequent Enrollment Date, if any, in accordance with Section 6.1.

9.2	Termination of Participation

Participation in the Plan terminates immediately on the date on which a Participant ceases to be employed by the Company or the Employer for any reason whatsoever or otherwise ceases to be an Eligible Employee, and all funds then accumulated in the Participant’s Account shall not be used to purchase shares of Common Stock but shall instead be distributed to the Participant (or in case of the Participant’s death, to his or her estate, beneficiary or heirs, as applicable) as soon as administratively feasible, without interest.

9.3	Leave of Absence

If a Participant takes a leave of absence approved by the Company that meets the requirements of Treasury Regulation Section 1.421-1(h)(2) under the Code, then a Participant may continue participation in the Plan by making cash payments to the Company on his or her normal payday equal to the Participant’s authorized payroll deduction. Alternatively, such Participant shall have the right, in accordance with procedures prescribed by the Committee, to elect to withdraw from the Plan in accordance with Section 9.1. To the extent determined by the Committee or required by Section 423 of the Code, certain leaves of absence may be treated as cessations of employment for purposes of the Plan.

SECTION 10. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION,

DISSOLUTION, LIQUIDATION, MERGER OR ASSET SALE

10.1	Adjustments Upon Changes in Capitalization

Subject to any required action by the stockholders of the Company, and in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding options under the Plan, the options to purchase shares covered by a current Offering Period, the number of shares that have been authorized for issuance under the Plan, the maximum number of shares each Participant may purchase in each Offering Period or Purchase Period (pursuant to Section 7.2(a)), as well as the price per share and the number of shares covered by each option under the Plan that have not yet been purchased, shall be proportionately adjusted in the sole discretion of the Committee for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, extraordinary cash dividend, combination or reclassification of the Common Stock, or recapitalization, reorganization, consolidation,

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Annex B

split-up, spin-off, or any other increase or decrease in the number of shares effected without receipt of consideration by the Company. Except as expressly provided otherwise by the Committee, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock.

10.2	Adjustment Upon Dissolution, Liquidation, Merger or Asset Sale

Without limitation on the preceding provisions, in the event of any dissolution, liquidation, merger, consolidation, sale of all or substantially all of the Company’s outstanding voting securities, sale, lease, exchange or other transfer of all or substantially all of the Company’s assets, any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or any changes in Applicable Law or accounting principles, or any similar transaction or event as determined by the Committee in its sole discretion, the Committee may make such adjustment it deems appropriate to prevent dilution or enlargement of rights in the number and class of shares that may be delivered under Section 4, in the number, class or price of shares available for purchase under the Plan and in the number of shares that a Participant is entitled to purchase and any other adjustments it deems appropriate. Without limiting the Committee’s authority under the Plan, in the event of any such transaction or event, the Committee may elect to have the options hereunder assumed or such options converted or substituted by a successor entity (or its Parent), to terminate all outstanding options either prior to their expiration or upon completion of the purchase of shares on the next Purchase Date, to shorten the Offering Period by setting a new Purchase Date, or to take such other action deemed appropriate by the Committee.

SECTION 11. DESIGNATION OF BENEFICIARY

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom the amount in his or her Account is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, any Account balance remaining unpaid at the Participant’s death shall be paid to the executor or administrator of the Participant’s estate.

SECTION 12. MISCELLANEOUS

12.1	Restrictions on Transfer

Options granted under the Plan to a Participant may not be exercised during the Participant’s lifetime other than by the Participant. Neither amounts credited to a Participant’s Account nor any rights with respect to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution or by a beneficiary designation as permitted by Section 11. Any such attempted assignment, transfer, pledge, or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan in accordance with Section 9.1.

12.2	Administrative Assistance

If the Committee in its discretion so elects, it may retain a brokerage firm, bank, or other financial institution to assist in the purchase of shares, delivery of reports, or other administrative aspects of the Plan. If the Committee so elects, each Participant shall (unless prohibited by Applicable Law) be deemed upon enrollment in the Plan to have authorized the establishment of an account on his or her behalf at such institution. Shares purchased by a Participant under the Plan shall be held in such account in the Participant’s name, or if the Participant so indicates in the enrollment form, in the Participant’s name together with the name of his or her spouse in joint tenancy with right of survivorship or spousal community property, or in certain forms of trust approved by the Committee. The Company may require that shares be retained with a broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares.

12.3	Death of Participant

In the event of a Participant’s death prior to the delivery to him or her of any shares or cash held by the Company for the account of the Participant, and to the extent permitted by Applicable Law, the Company shall deliver such shares or cash to the Participant’s estate, beneficiary or heirs, as applicable.

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Annex B

12.4	Tax Withholding

At the time a Participant’s options under the Plan are exercised, in whole or in part, or at the time some or all of the Participant’s shares issued under the Plan are disposed of, the Participant must make adequate provision for the Company’s or the Employer’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the right or the disposition of the shares. At any time, the Company or the Employer may, but shall not be obligated to, withhold from the Participant’s compensation or shares received pursuant to the Plan the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of shares by the Participant.

12.5	Equal Rights and Privileges

All Eligible Employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code. Notwithstanding the express terms of the Plan, any provision of the Plan that is intended to comply with Section 423 that is inconsistent with Section 423 or any successor provision of the Code shall without further act or amendment by the Company or the Committee be reformed to comply with the requirements of Section 423 of the Code. This Section 12.5 shall take precedence over all other provisions in the Plan.

12.6	Governing Law

The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.

12.7	Amendment, Suspension and Termination

(a)        The Board may amend, suspend or terminate the Plan at any time; provided, however, that (i) the Plan may not be amended in a way that will cause options issued under the Plan to fail to meet the requirements of Section 423 of the Code; and (ii) no amendment that would amend or modify the Plan in a manner requiring stockholder approval under Section 423 of the Code or the requirements of any securities exchange on which the shares are traded shall be effective unless such stockholder approval is obtained. No options may be granted during any period of suspension of the Plan.

(b)        Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected and to the extent permitted by Section 423 of the Code, the Committee shall be entitled to change or terminate the Offering Periods, limit the frequency and/or number of changes in the amount withheld from a Participant’s Eligible Compensation during an Offering Period or the amount of the contribution, as applicable, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of payroll withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of shares for each Participant properly correspond with amounts withheld from the Participant’s Eligible Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion to be advisable that are consistent with the Plan.

(c)        In the event the Committee determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Committee may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)        altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(ii)        shortening any Offering Period so that the Offering Period ends on a new or earlier Purchase Date, including an Offering Period underway at the time of the Committee action;

(iii)        allocating shares of Common Stock; and

(iv)        such other changes and modifications as the Committee determines are necessary or appropriate.

Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

(d)        If the Plan is terminated, the Committee may elect to (i) terminate all outstanding options either prior to their expiration or upon completion of the purchase of shares on the next Purchase Date, (ii) permit options to expire in accordance with their terms (and participation to continue through such expiration dates), or (iii) shorten the Offering Period so that the purchase of

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Annex B

shares occurs prior to the termination of the Plan. If the options are terminated prior to expiration, all funds accumulated in Participants’ Accounts as of the date the options are terminated shall be returned to the Participants as soon as administratively feasible, without any interest thereon.

12.8	No Right of Employment

Neither the grant nor the exercise of any rights to purchase shares under the Plan nor anything in the Plan shall impose upon the Company or the Employer any obligation to employ or continue to employ any employee or Participant. The right of the Company or the Employer to terminate any employee shall not be diminished or affected because any options to purchase shares of Common Stock have been granted to such employee. The grant of an option hereunder during any Offering Period shall not give a Participant any right to similar grants hereunder.

12.9	Rights as Stockholder

No Participant shall have any rights as a stockholder with respect to shares of Common Stock acquired under the Plan unless and until such shares of Common Stock have been issued to him or her (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). Until such shares are issued, a Participant will only have the rights of an unsecured creditor with respect to such shares. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Committee.

12.10	Other Jurisdictions

Without amending the Plan, the Committee may establish procedures to grant options or otherwise provide benefits to Eligible Employees of Designated Companies on such terms and conditions different from those specified in this Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and shall have the authority to adopt such modifications, procedures, separate Offerings, subplans and the like as may be necessary or desirable (a) to comply with provisions of the laws or regulations or conform to the requirements to operate the Plan in a qualified or tax or accounting advantageous manner in other jurisdictions in which the Company or any Designated Companies may operate or have employees, (b) to ensure the viability of the benefits from the Plan to Eligible Employees employed in such jurisdictions and (c) to meet the objectives of the Plan. Notwithstanding anything to the contrary herein, any such actions taken by the Committee with respect to Eligible Employees of any Designated Companies may be treated as a separate Offering under Section 423 of the Code or a subplan outside of an “employee stock purchase plan” under Section 423 of the Code and not subject to the requirements of Section 423 set forth in the Code and this Plan.

12.11	Governmental Regulation

The Company’s obligation to sell and deliver shares of Common Stock under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such shares. The Company shall not be required to issue shares of Common Stock with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all the applicable provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed.

12.12	Code Section 409A

The Plan and the options granted hereunder are intended to be exempt from the application of Section 409A of the Code and the other interpretive guidance issued thereunder (“Section 409A”), and any ambiguities herein will be interpreted to so as to exempt the Plan and such options from Section 409A. In furtherance of the foregoing and notwithstanding any other provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A or that any provision of the Plan would cause an option under the Plan to be subject to Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take such other action that the Committee determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with, Section 409A. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or

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Annex B

compliant with Section 409A is not so exempt or compliant or for any action taken by the Committee with respect thereto. The Company makes no representation that any option to purchase Common Stock under the Plan is compliant with Section 409A.

12.13	Limitations on Liability

Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, designated beneficiary or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Offering Period, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as a member of the Committee, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Committee’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

12.14	Data Privacy

As a condition for participation in the Plan, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 12.14 by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any shares of Common Stock held in the Company or its Subsidiaries and affiliates; and participation details, to implement, manage and administer the Plan and any Offering Period(s) (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan and any Offering Period(s), and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By participating in any Offering Period under the Plan, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Common Stock. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 12.14 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 12.14, and the Company may cancel Participant’s ability to participate in the Plan or any Offering Period(s). For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

12.15	Severability

If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

12.16	Relationship to Other Benefits

No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

12.17	Condition for Participation

As a condition to participation in the Plan, Eligible Employees agree to be bound by the terms of the Plan (including, without limitation, the notification requirements of Section 8.5) and the determinations of the Committee.

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Annex B

12.18	Term of Plan

Unless sooner terminated by the Board, the Plan shall automatically terminate on the tenth (10th) anniversary of the Effective Date. After the Plan terminates in accordance with the foregoing sentence, no future options may be granted under the Plan, but options previously granted shall remain outstanding in accordance with their terms and conditions and the Plan’s terms and conditions.

12.19	Effective Date

The Plan is effective as of the Effective Date, which is the date on which the Company’s stockholders approve the Plan, and no options may be granted under the Plan prior to the Effective Date. If this Plan is not approved by the Company’s stockholders within twelve (12) months following the date of the Board’s initial adoption of the Plan, the Plan will not become effective and the Original Plan will continue in full force and effect on its then-current terms and conditions.

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Annex B

APPENDIX A

DEFINITIONS

As used in the Plan,

“Account” means a recordkeeping account maintained for a Participant to which Participant payroll deductions or contributions, if applicable, shall be credited. No interest shall be paid on any contributions credited to such Account, unless required by local law.

“Applicable Law” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which shares of Common Stock are listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where rights under this Plan are granted.

“Board” means the Board of Directors of the Company.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the U.S. Department of Treasury regulations issued thereunder.

“Committee” means the Board or the Compensation Committee or any other committee or subcommittee (which committee or subcommittee need not be composed of members of the Board) appointed by the Board to administer the Plan.

“Common Stock” means the Common Stock, $0.00001 par value, of the Company.

“Company” means T-Mobile US, Inc., a Delaware corporation.

“Cut-Off Date” means the date established by the Committee from time to time by which enrollment forms must be received prior to an Enrollment Date.

“Designated Company” means any Subsidiary or Parent of the Company that has been designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan and which has adopted the Plan with the approval of the Committee in its sole discretion. A Designated Company shall cease to be a Designated Company on the earlier of (a) the date the Committee determines that such entity is no longer a Designated Company and (b) the date such Designated Company ceases for any reason to be a “parent corporation” or “subsidiary corporation” as defined in Sections 424(e) and 424(1), respectively, of the Code.

“Effective Date” means the date on which the Company’s stockholders approve the Plan.

“Eligible Compensation” means all base gross earnings, cash bonuses, commissions and overtime, including such amounts of gross earnings as are deferred by an Eligible Employee (a) under a qualified cash or deferred arrangement described in Section 401(k) of the Code or (b) to a plan qualified under Section 125 of the Code. Eligible Compensation does not include severance pay, hiring and relocation bonuses, pay in lieu of vacation, sick leave, gain from stock option exercises and other equity compensation income, imputed income arising under any Company group insurance or benefit program or any other special payments. The Committee, in its discretion, may establish a different definition of Eligible Compensation.

“Eligible Employee” means an employee providing services to the Company or a Designated Company.

The Committee, in its discretion, may determine from time to time, prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering (on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423-2), that the definition of Eligible Employee shall be subject to additional eligibility requirements, consistent with Section 423 of the Code.

“Employer” means the Company or any Designated Company by which an employee is employed.

“Enrollment Date” means the first day of an Offering Period.

“Fair Market Value” means, with respect to the Common Stock, as of any date, unless the Committee determines otherwise:

(c)        if the principal market for the Common Stock (as determined by the Committee if the Common Stock is listed or admitted to trading on more than one exchange or market) is a national securities exchange or an established securities market, the official closing price per share of Common Stock for the regular market session on that date on the principal exchange or market on which the Common Stock is then listed or admitted to trading or, if no sale is reported for that date, on the last preceding day for which a sale was reported;

(d)        if the principal market for the Common Stock is not a national securities exchange or an established securities market, the average of the highest bid and lowest asked prices for the Common Stock on that date as reported on a national quotation system or, if no prices are reported for that date, on the last preceding day for which prices were reported; or

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Annex B

(e)        if the Common Stock is neither listed or admitted to trading on a national securities exchange or an established securities market, nor quoted by a national quotation system, the value determined by the Committee in good faith by the reasonable application of a reasonable valuation method.

“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

“Participant” means an Eligible Employee who has enrolled in the Plan pursuant to Section 6.

“Plan” means this T-Mobile US, Inc. Amended and Restated 2014 Employee Stock Purchase Plan.

“Subsidiary” means a corporation, domestic or foreign, whether now or hereafter existing, as defined in Section 424(f) of the Code.

⬛ PROXY STATEMENT 2023	ANXB-13

T-MOBILE US, INC. ATTN: BROADY HODDER 12920 SE 38TH STREET BELLEVUE, WA 98006

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on June 15, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/TMUS2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on June 15, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

                                                                                                                                V09068-P83337                                    KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

T-MOBILE US, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
	1. Election of Directors Nominees: ☐	☐	☐

        01)   André Almeida                  08)   Thorsten Langheim

        02)   Marcelo Claure                 09)   Dominique Leroy

        03)   Srikant M. Datar               10)   Letitia A. Long

        04)   Srinivasan Gopalan           11)   G. Michael Sievert

        05)   Timotheus Höttges            12)   Teresa A. Taylor

        06)   Christian P. Illek                13)   Kelvin R. Westbrook

        07)   Raphael Kübler

	The Board of Directors recommends you vote FOR proposals 2, 3, 5 and 6 and for 3 YEARS on proposal 4.				For	Against	Abstain

	2. Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2023.				☐	☐	☐

	3. Advisory Vote to Approve the Compensation Provided to the Company’s Named Executive Officers for 2022.				☐	☐	☐

				1 Year	2 Years	3 Years	Abstain

	4. Advisory Vote on the Frequency of Future Advisory Votes to Approve the Compensation Provided to the Company’s Named Executive Officers.			☐	☐	☐	☐

					For	Against	Abstain

	5. Approval of T-Mobile US, Inc. 2023 Incentive Award Plan.				☐	☐	☐

	6. Approval of T-Mobile US, Inc. Amended and Restated 2014 Employee Stock Purchase Plan.				☐	☐	☐

NOTE: Consider any other business that is properly brought before the Annual Meeting or any continuation, adjournment or postponement of the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2023 ANNUAL MEETING OF STOCKHOLDERS OF

T-MOBILE US, INC.

Friday, June 16, 2023

8:00 A.M., Pacific Daylight Time

Online only at www.virtualshareholdermeeting.com/TMUS2023

At the Annual Meeting, stockholders will vote upon the proposals outlined in the Notice of 2023 Annual Meeting of Stockholders of T-Mobile US, Inc. and any other business as may properly come before the Annual Meeting. We look forward to your participation.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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T-MOBILE US, INC.

Annual Meeting of Stockholders

June 16, 2023, 8:00 A.M., Pacific Daylight Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) G. Michael Sievert and Peter Osvaldik, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of T-MOBILE US, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 A.M. PDT on Friday, June 16, 2023, virtually at www.virtualshareholdermeeting.com/TMUS2023.

This proxy, when properly executed, will be voted in the manner directed herein and, in the proxyholders’ discretion, upon any other business that properly comes before the meeting. If no direction is given, this proxy will be voted in accordance with the recommendation of the Board of Directors: FOR the election of each of the nominees to the Board, FOR Proposals 2, 3, 5 and 6 and for 3 YEARS on Proposal 4.

Continued and to be signed on reverse side